Form 10-K, Exhibit 13
period 1996-12-31
AFG INVESTMENT TRUST D
filed 1997-03-31
CIK 879497

                                  AFG INVESTMENT TRUST













                                 AFG Investment Trust D





               Annual Report to the Participants, December 31, 1996

                                 AFG INVESTMENT TRUST D



                       INDEX TO ANNUAL REPORT TO THE PARTICIPANTS

                                                                                            PAGE
                                                                                         ---------
SELECTED FINANCIAL DATA ..................................................................    2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS ......................................................  3-7

FINANCIAL STATEMENTS:

Report of Independent Auditors ...........................................................    8

Statement of Financial Position
at December 31, 1996 and 1995 ...........................................................     9

Statement of Operations
for the years ended December 31, 1996, 1995 and 1994 ....................................     10

Statement of Changes in Participants' Capital
for the years ended December 31, 1996, 1995 and 1994 ....................................     11

Statement of Cash Flows
for the years ended December 31, 1996, 1995 and 1994 ....................................     12

Notes to the Financial Statements .......................................................  13-22


ADDITIONAL FINANCIAL INFORMATION:


Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed .................................................     23

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings .................................................     24

Schedule of Costs Reimbursed to the Managing Trustee and its
Affiliates as Required by Section 10.4 of the Amended and
Restated Declaration of Trust ...........................................................     25

                            SELECTED FINANCIAL DATA

    The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

    For the years ended December 31, 1996, 1995, 1994 and for the period October 26, 1993 (commencement of operations) to December 31, 1993:

                     SUMMARY OF
                     OPERATIONS                            1996           1995           1994           1993
----------------------------------------------------  --------------  -------------  -------------  -------------
Lease revenue.......................................  $   27,093,125  $  17,068,315  $   7,972,559  $     133,330

Net income (loss)...................................  $      630,535  $   3,629,331  $   1,294,001  $    (206,328)

Per Beneficiary Interest:
   Net income(loss).................................  $         0.27  $        1.59  $        0.88  $       (0.54)

   Cash distributions... ...........................  $         1.39  $        2.10  $        2.40  $        0.57

Financial Position
------------------

Total assets........................................  $   75,192,549  $  87,519,870  $  57,613,787  $  25,565,922

Total long-term obligations.........................  $   32,827,977  $  42,655,805  $  17,244,814  $  11,234,064

Participants' capital...............................  $   40,884,836  $  43,444,819  $  39,294,051  $  13,502,915

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              Year ended December 31, 1996 compared to the year ended
          December 31, 1995 and the year ended December 31, 1995 compared to the year ended December 31, 1994

OVERVIEW
--------

    As an equipment leasing trust, AFG Investment Trust D (the "Trust") was organized to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Trust was designed to progress through three principal phases: acquisitions, operations, and liquidation. During the operations phase, a period of approximately six years, all equipment in the Trust's portfolio will progress through various stages. Initially, all equipment will generate rental revenues under primary term lease agreements. During the life of the Trust, these agreements will expire on an intermittent basis and equipment held pursuant to the related leases will be renewed, re-leased or sold, depending on prevailing market conditions and the assessment of such conditions by Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG") to obtain the most advantageous economic benefit. Over time, a greater portion of the Trust's original equipment portfolio will become available for remarketing and cash generated from operations and from sales or refinancings will begin to fluctuate. Ultimately, all equipment will be sold and the Trust will be dissolved. The Trust's operations commenced in 1993.

RESULTS OF OPERATIONS
---------------------

    For the year ended December 31, 1996, the Trust recognized lease revenue of $27,093,125 compared to $17,068,315 and $7,972,559 for the years ended
December 31, 1995 and 1994, respectively. Lease revenue increased from 1994 to 1996 due to the acquisition of additional equipment throughout this period, including the effects of reinvestment, and the recognition of early termination proceeds received in 1996 in connection with the Trust's sale of its interest in a vessel (see discussion below). The Trust's original equipment acquisition and leveraging processes were completed in 1995. In the near-term, aggregate rental revenues are expected to increase due to reinvestment of available proceeds in other equipment, including proceeds resulting from the Trust's sale of its interest in a vessel to the lessee. Over time, the level of lease revenue will decline due to the expiration of the Trust's primary lease term agreements. The Trust also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments.

    The Trust's equipment portfolio includes certain assets in which the Trust holds a proportionate ownership interest. In such cases, the remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

    During the year ended December 31, 1996, the Trust sold equipment having a net book value of $7,388,546 to existing lessees and third parties. These sales resulted in a net loss, for financial statement purposes, of $5,149,874. The equipment sales in 1996 include the Trust's interest in a vessel with an original cost and net book value of $9,296,103 and $6,482,211, respectively, which the Trust sold to an existing lessee in December 1996. In connection with this sale, the Trust realized aggregate cash proceeds of $6,835,834, consisting of early termination proceeds of $5,217,665 and sale proceeds of $1,618,169. For financial statement purposes, the Trust recognized a net loss of $4,864,042, excluding early termination proceeds recognized as lease revenue on the accompanying Statement of Operations. The equipment was sold prior to the expiration of the related lease term. The Trust intends to reinvest these proceeds, net of associated debt, in other equipment in 1997.

    During 1995, the Trust sold equipment having a net book value of $3,657,058 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $1,466,398. The equipment sales included certain railroad equipment with an original cost and net book value of $4,313,181 and $3,469,324, respectively, which the Trust sold to a third party in December 1995. In connection with this sale, the Trust realized sales proceeds of $2,658,456 and the purchaser assumed related debt and interest of $2,170,369 and $95,675, respectively, which resulted in a net gain, for financial statement purposes, of $1,455,176. This equipment was sold prior to the expiration of the related lease term. The majority of the Trust's sales proceeds were reinvested in other equipment in 1995 with the balance having been reinvested in 1996. There were no equipment sales during 1994.

    It cannot be determined whether future sales of equipment will result in a net gain or a net loss to the Trust, as such transactions will be dependent upon the condition and type of equipment being sold and its marketability at the time of sale. In addition, the amount of gain or loss reported for financial statement purposes is partly a function of the amount of accumulated depreciation associated with the equipment being sold.

    The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Trust and which will maximize total cash returns for each asset.

    The total economic value realized upon final disposition of each asset is comprised of all primary lease term revenue generated from that asset, together with its residual value. The latter consists of cash proceeds realized upon the asset's sale in addition to all other cash receipts obtained from renting the asset on a re-lease, renewal or month-to-month basis. The Trust classifies such residual rental payments as lease revenue. Consequently, the amount of gain or loss reported in the financial statements is not necessarily indicative of the total residual value the Trust achieved from leasing the equipment.

    Depreciation and amortization expense was $13,981,912, $11,013,576 and $5,554,146 for the years ended December 31, 1996, 1995 and 1994, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between
(i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. (See Note 2 to the financial statements herein) The increase in depreciation expense from 1994 to 1996 reflects the acquisition of equipment during 1994, 1995 and 1996 and the corresponding length of ownership during the respective years.

    The Trust recorded a write-down of the carrying value of its interest in a Boeing 747 aircraft, representing an impairment, during the year ended December 31, 1996. The resulting charge, $2,400,000 ($1.04 per Beneficiary Interest) in 1996 was based on a comparison of the estimated net realizable value and corresponding net carrying value for the Trust's interest in the aircraft. Net realizable value was estimated based on (i) third-party appraisals of the Trust's aircraft and (ii) EFG's assessment of prevailing market conditions for similar aircraft. In recent years, market values for used commercial jet aircraft have deteriorated, particularly with respect to certain older aircraft, set to commence in 2000. In addition, consistent price competition and other pressures within the airline industry have inhibited sustained profitability for many carriers. Most major airlines have had to re-evaluate their aircraft fleets and operating strategies. Such issues complicate the determination of net realizable value for specific aircraft, and particularly used aircraft, because cost-benefit and market considerations may differ significantly between the major airlines. Aircraft condition, age, passenger capacity, distance capability, fuel efficiency, and other factors also influence market demand and market values for passenger jet aircraft.

    Interest expense was $3,480,122 or 12.8% of lease revenue in 1996, $3,228,379 or 18.9% of lease revenue in 1995 and $939,055 or 11.8% of lease revenue in 1994. Interest expense in the near-term is expected to increase due to anticipated leveraging to be obtained to finance the acquisition of reinvestment equipment, discussed above. Thereafter, interest expense will decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding indebtedness.

    Management fees were 4%, 4.3% and 3.8% of lease revenue for the years ended December 31, 1996, 1995 and 1994, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

    Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. Collectively, operating expenses represented 2.1% of lease revenue during both the years 1996 and 1995 and 2.4% of lease revenue during 1994. Operating expenses were higher in 1996 than 1995 and 1994 due to remarketing fees incurred in connection with the sale of certain vessel equipment and fees incurred in connection with the refinancing of the Trust's interest in the vessel described below. In 1995, the Trust incurred legal costs in connection with the equipment acquisition process. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

LIQUIDITY AND CAPITAL RESOURCES AND DISCUSSION OF CASH FLOWS
------------------------------------------------------------

    The Trust by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Trust's principal operating activities derive from asset rental transactions. Accordingly, the Trust's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $17,921,048, $12,432,491 and $6,098,294 for the years ended December 31, 1996, 1995, and 1994, respectively. In the near-term, net cash inflows generated from operating activities are expected to increase due to additional reinvestment of the cash proceeds from the vessel transaction previously discussed. Thereafter, renewal, re-lease and equipment sale activities will cause the Trust's primary-term lease revenue and corresponding sources of operating cash to decline. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Trust experiences a higher frequency of remarketing events.

    Ultimately, the Trust will dispose of all assets under lease. This will occur principally through sale transactions whereby each asset will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each asset's primary or renewal/re-lease term. In certain instances, casualty or early termination events may result in the disposal of an asset. Such circumstances are infrequent and usually result in the collection of stipulated cash settlements pursuant to terms and conditions contained in the underlying lease agreements.

    Cash expended for asset acuisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. The Trust expended $1,243,539, $52,331,336 and $27,166,357 to acquire equipment during the years ended December 31, 1996, 1995 and 1994, respectively, including new equipment acquired pursuant to the reinvestment provisions of the Trust's prospectus of approximately $1,200,000 and $5,400,000 during the years ended December 31, 1996 and 1995, respectively. The reinvestment equipment was financed through a combination of leveraging and sale proceeds. During the year ended December 31, 1996, the Trust realized equipment sale proceeds of $2,238,672, including $1,618,169 of proceeds from the vessel transaction, compared to $2,857,412, including $2,658,456 of proceeds from the rail transaction, during the same period in 1995. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

    The Trust obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. Cash inflows of $9,862,477, $36,133,500 and $9,136,155 in 1996, 1995 and
1994, respectively, resulted from                                        5
      leveraging a portion of the Trust's equipment portfolio with third-party lenders. In September 1996, the Trust received $5,416,667 from the refinancing of its interest in a vessel. The Trust repaid the existing debt associated with the vessel of $1,912,591 plus accrued interest thereon. (Subsequently, the indebtedness resulting from this refinancing was retired as a result of the asset being sold to the lessee.) EFG also provided interim financing of $5,275,161 to the Trust until third-party financing was finalized. Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In the near-term, the amount of cash used to repay debt obligations will continue to increase as a result of anticipated leveraging to be obtained in connection with the acquisition of reinvestment equipment, discussed above. The amount of cash used to repay debt in 1996 increased as a result of leveraging obtained in 1996 and 1995 and the refinancing described above. Thereafter, the amount will decline as the principal balance of notes payable is reduced through the collection and application of rents. However, the Trust has balloon payment obligations of $282,421 and $1,476,981 at the expiration of the primary lease terms related to the Trust's proportionate ownership interest in an MD-87 jet aircraft leased by Reno Air, Inc. and certain rail equipment, respectively.

    Financing activities also included cash inflows from capital contributions from the Beneficiaries (net of selling commissions and organization and offering costs) of $5,324,047 and $28,020,904 in 1995 and 1994, respectively. Substantially all of these funds were used to purchase equipment. The Trust's Final Closing of capital contributions occurred on February 6, 1995.

    Cash distributions to the Managing Trustee, the Special Beneficiary and the Beneficiaries are declared and generally paid within fifteen days following the end of each month. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1996, the Trust declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $3,190,518. In accordance with the Trust Agreement, the Beneficiaries were allocated 90.75% of these distributions, or $2,895,395; the Special Beneficiary was allocated 8.25%, or $263,218; and the Managing Trustee was allocated 1%, or $31,905.

    For financial reporting purposes, the Managing Trustee and the Special Beneficiary each has accumulated a capital deficit at December 31, 1996. This is the result of aggregate cash distributions to these Participants being in excess of their aggregate capital contributions ($1,000 each) and their to the financial statements--Allocation of Profits and Losses.) Ultimately, the existence of a capital deficit for the Managing Trustee or the Special Beneficiary for financial reporting purposes is not indicative of any further capital obligations to the Trust by either the Managing Trustee or the Special Beneficiary. However, for income tax purposes, the Trust Agreement requires that income be allocated first to those Participants having negative tax capital account balances so as to eliminate any such balances. In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. No such requirement exists with respect to the Special Beneficiary. At December 31, 1996, the Managing Trustee has a positive tax capital account balance. (See Note 6 to the financial statements.)

    At December 31, 1996, the Trust had aggregate future minimum lease payments of $49,905,144 from contractual lease agreements (see Note 2 to the financial statements), of which $32,827,977 will be used to amortize the principal balance of notes payable (see Note 5 to the financial statements). Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, as well as from lease revenues generated by equipment acquisitions from the Trust's anticipated reinvestment activities. Presently, the Trust expects to acquire approximately $36,000,000 of reinvestment equipment using working capital of approximately $9,000,000 and additional indebtedness, which will be amortized from the associated rental streams. However, the extent of the Trust's total future reinvestment activities may exceed this projection as a result of future equipment sales, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party.

Accordingly, as the Trust matures and a greater level of its equipment assets become available for remarketing, the cash flows of the Trust will become less predictable. In addition, the Trust will have cash outflows to satisfy interest on indebtedness and to pay management fees and operating expenses. Ultimately, the Trust is expected to meet its future disbursement obligations and to distribute any excess of cash inflows over cash outflows to the Participants in accordance with the Trust Agreement. However, several factors, including month-to-month lease extensions, lessee defaults, equipment casualty events, and early lease terminations could alter the Trust's anticipated cash flows as described herein and in the accompanying financial statements and result in fluctuations to the Trust's periodic cash distribution payments.

    Cash distributions paid to the Participants consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Trust and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, and the residual value realized for each asset at its disposal date. Future market conditions, technological changes, the ability of EFG to manage and remarket the assets, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Trust's equipment portfolio.

    It is the intention of the Managing Trustee to maintain a cash distribution level that is consistent with the operating cash flows of the Trust and to optimize the long-term value of the Trust. A distribution level that is higher than the Trust's operating cash flows could compromise the Trust's working capital position, as well as its ability to refurbish or upgrade equipment in response to lessee requirements or other market circumstances and, during its reinvestment period, to purchase replacement equipment as original equipment is remarketed. Accordingly, in order to better align monthly cash distributions with the Trust's operating cash flows, the Managing Trustee reduced the level of monthly cash distributions from an annualized rate of $2.52 per Beneficiary Interest (the rate established and paid from the Trust's inception through September 1995) to an annualized rate of $1.26 per Beneficiary Interest commencing in October 1995. In October 1996, the Managing Trustee increased the annualized distribution rate to $1.64 per Beneficiary Interest and expects that the Trust will be able to sustain this distribution rate throughout 1997. However, the nature of the Trust's principal cash flows gradually will shift from rental receipts to equipment sale proceeds as the Trust matures. As this occurs, the Trust's cash flows will become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events to maximize the residual value of the Trust's equipment and will consider these factors, in addition to the collection of contractual rents, the retirement of scheduled indebtedness and the Trust's future working capital and equipment requirements, in establishing future cash distribution rates. Ultimately, the Participants should expect that cash distribution rates will fluctuate over the long term as a result of future remarketing activities.

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------

To the Participants of AFG Investment Trust D:

    We have audited the accompanying statement of financial position of AFG Investment Trust D as of December 31, 1996 and 1995, and the related statements of operations, changes in participants' capital, and cash flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AFG Investment Trust D at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

    Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Additional Financial Information identified in the Index to the Annual Report to the Participants is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.




                                                          ERNST & YOUNG LLP

Boston, Massachusetts
March 14, 1997

                             AFG INVESTMENT TRUST D

                         STATEMENT OF FINANCIAL POSITION

                            DECEMBER 31, 1996 AND 1995

                                                                     1996           1995
                                                                 -------------  -------------
ASSETS
------

Cash and cash equivalents......................................  $   6,640,347  $     669,998

Rents receivable...............................................      3,347,306      2,854,161

Accounts receivable--affiliate.................................      3,845,655        109,551

Equipment at cost, net of accumulated depreciation of
  $29,093,445 and $15,958,176 at December 31, 1996 and 1995,
  respectively.................................................     61,357,491     83,883,410
Organization costs, net of accumulated amortization of $3,250
  and $2,250 at December 31, 1996 and 1995, respectively.......          1,750          2,750
                                                                 -------------  -------------
Total assets...................................................  $  75,192,549  $  87,519,870
                                                                 -------------  -------------
                                                                 -------------  -------------
LIABILITIES AND PARTICIPANTS' CAPITAL
-------------------------------------

Notes payable..................................................  $  32,827,977  $  42,655,805
Accrued interest...............................................        727,187        677,345
Accrued liabilities............................................         23,250         43,851
Accrued liabilities--affiliate.................................        214,247         97,588
Deferred rental income.........................................        200,836        358,760
Cash distributions payable to participants.....................        314,216        241,702
                                                                 -------------  -------------
Total liabilities..............................................     34,307,713     44,075,051
                                                                 -------------  -------------
Participants' capital (deficit):
   Managing Trustee............................................        (62,865)       (37,265)
   Special Beneficiary.........................................       (525,884)      (314,685)
   Beneficiary Interests (2,089,030 Interests; initial purchase
    price of $25 each).........................................     41,473,585     43,796,769
                                                                 -------------  -------------
Total participants' capital....................................     40,884,836     43,444,819
                                                                 -------------  -------------
participants' capital..........................................  $  75,192,549  $  87,519,870
                                                                 -------------  -------------
                                                                 -------------  -------------


      The accompanying notes are an integral part of these financial statements

                            AFG Investment Trust D
                            STATEMENT OF OPERATIONS
               for the years ended December 31, 1996, 1995 and 1994

                                                                           1996            1995           1994
                                                                       -------------  -------------  ------------
Income:
Lease revenue........................................................  $  27,093,125  $  17,068,315  $  7,972,559

Interest income......................................................        197,035        423,700       308,028

Gain (loss) on sale of equipment.....................................     (5,149,874)     1,466,398            --
                                                                       -------------  -------------  ------------

   Total income......................................................     22,140,286     18,958,413     8,280,587
                                                                       -------------  -------------  ------------
Expenses:

Depreciation and amortization........................................     13,981,912     11,013,576     5,554,146

Write-down of equipment..............................................      2,400,000       --             --

Interest expense.....................................................      3,480,122      3,228,262       899,227

Interest expense--affiliate..........................................       --                  117        39,828

Equipment management fees--affiliate.................................      1,071,560        737,323       303,749

Operating expenses--affiliate........................................        576,157        349,804       189,636
                                                                       -------------  -------------  ------------
   Total expenses....................................................     21,509,751     15,329,082     6,986,586
                                                                       -------------  -------------  ------------
Net income...........................................................  $     630,535  $   3,629,331  $  1,294,001
                                                                       -------------  -------------  ------------
                                                                       -------------  -------------  ------------
Net income per Beneficiary Interest..................................  $        0.27  $        1.59  $       0.88
                                                                       -------------  -------------  ------------
                                                                       -------------  -------------  ------------
Cash distributions declared per Beneficiary Interest.................  $        1.39  $        2.10  $       2.40
                                                                       -------------  -------------  ------------
                                                                       -------------  -------------  ------------

       The accompanying notes are an integral part of these financial statements.

                                AFG Investment Trust D

                     STATEMENT OF CHANGES IN PARTICIPANTS' CAPITAL
                  for the years ended December 31, 1996, 1995 and 1994

                                        MANAGING       SPECIAL           BENEFICIARIES
                                        TRUSTEE      BENEFICIARY  ---------------------------
                                         AMOUNT        AMOUNT      INTERESTS       AMOUNT         TOTAL
                                     --------------  -----------  ------------  -------------  ------------
Balance at December 31,1993........     $(3,234)     $ (33,934)    $ 615,220    $ 13,540,083    13,502,915

Participants' capital
  contribution.....................        --             --       1,238,493      30,962,325    30,962,325
Less:
   Selling commissions.............        --             --          --          (2,167,363)   (2,167,363)
   Organization and offering costs.        --             --          --            (774,058)     (774,058)

Net income--1994...................      12,940        106,755        --           1,174,306     1,294,001

Cash distributions declared........     (35,238)      (290,711)       --          (3,197,820)   (3,523,769)
                                       ---------      ---------    ---------     ------------   -----------
Balance at December 31, 1994.......     (25,532)      (217,890)    1,853,713      39,537,473    39,294,051

Participants' capital
  contribution.....................        --             --         235,317       5,882,925     5,882,925
Less:
   Selling commissions ............        --             --          --            (411,805)     (411,805)
   Organization and
    offering costs ................        --             --          --            (147,073)     (147,073)

Net income--1995...................      36,293        299,420        --           3,293,618      3,629,331

Cash distributions declared........     (48,026)      (396,215)       --          (4,358,369)    (4,802,610)
                                       ---------      ---------    ---------     ------------   -----------
Balance at December 31,1995........     (37,265)      (314,685)    2,089,030      43,796,769     43,444,819

Net income--1996...................       6,305         52,019        --             572,211        630,535

Cash distributions declared........     (31,905)      (263,218)       --          (2,895,395)    (3,190,518)
                                       ---------      ---------    ---------     ------------   -----------
Balance at December 31, 1996.......    $(62,865)    $ (525,884)  $ 2,089,030    $ 41,473,585   $ 40,884,836
                                       ---------      ---------    ---------     ------------   -----------
                                       ---------      ---------    ---------     ------------   -----------




       The accompanying notes are an integral part of these financial statements.

                                AFG INVESTMENT TRUST D

                               STATEMENT OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                                           1996           1995           1994
                                                                       -------------  -------------  -------------
Cash flows from (used in) operating activities:
Net income...........................................................  $     630,535  $   3,629,331  $   1,294,001

Adjustments to reconcile net income to net cash from operating activities:
   Depreciation and amortization.....................................     13,981,912     11,013,576      5,554,146
   Write-down of equipment...........................................      2,400,000             --             --
   (Gain) loss on sale of equipment..................................      5,149,874     (1,466,398)            --

Changes in assets and liabilities:
   Decrease (increase) in:
     Rents receivable................................................       (493,145)    (1,832,104)      (606,831)
     Accounts receivable -affiliate..................................     (3,736,104)       458,361       (452,105)
   Increase (decrease) in:
     Accounts payable................................................             --             --        (59,556)
     Accrued interest................................................         49,842        412,865        291,570
     Accrued liabilities.............................................        (20,601)       (18,284)        50,635
     Accrued liabilities -affiliate..................................        116,659         49,350         23,148
     Deferred rental income..........................................       (157,924)       185,794          3,286
                                                                       -------------  -------------  -------------
         Net cash from operating activities..........................     17,921,048     12,432,491      6,098,294
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Cash flows from (used in) investing activities:
     Purchase of equipment...........................................     (1,243,539)   (52,331,336)   (27,166,357)
     Proceeds from equipment sales...................................      2,238,672      2,857,412             --
                                                                       -------------  -------------  -------------
         Net cash from (used in) investing activities................        995,133    (49,473,924)   (27,166,357)

Cash flows from (used in) financing activities:
     Proceeds from capital contributions.............................             --      5,882,925     30,962,325
     Payment of selling commissions..................................             --       (411,805)    (2,167,363)
     Payment of organization and offering costs......................             --       (147,073)      (774,058)
     Proceeds from notes payable.....................................      9,862,477     36,133,500      9,136,155
     Proceeds from notes payable--affiliate..........................             --             --      5,275,161
     Principal payments--notes payable...............................    (19,690,305)    (8,552,140)    (3,125,405)
     Principal payments--notes payable--affiliate....................             --             --     (5,665,329)
     Distributions paid..............................................     (3,118,004)    (4,992,336)    (3,196,705)
                                                                       -------------  -------------  -------------
         Net cash from (used in) financing activities................    (12,945,832)    27,913,071     30,444,781

Net increase (decrease) in cash and cash equivalents.................      5,970,349     (9,128,362)     9,376,718

Cash and cash equivalents at beginning of year.......................        669,998      9,798,360        421,642
                                                                       -------------  -------------  -------------
Cash and cash equivalents at end of year.............................  $   6,640,347  $     669,998  $   9,798,360
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Supplemental disclosure of cash flow information:
     Cash paid during the year for interest..........................  $   3,430,280  $   2,818,802  $     646,022
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    Supplemental schedule of non-cash investing and financing activities:
        During 1995, the Trust sold equipment to a third party which assumed related debt and interest of $2,170,369 and $95,675, respectively.

        The accompanying notes are in integral part of these financial statements.

                               AFG INVESTMENT TRUST D

                         NOTES TO THE FINANCIAL STATEMENTS

                                DECEMBER 31, 1996


NOTE 1--ORGANIZATION AND TRUST MATTERS
--------------------------------------

    The Trust was organized as a Delaware business trust in accordance with the Delaware Business Trust Act on August 31, 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Participants' capital initially consisted of contributions of $1,000 from the Managing Trustee, AFG ASIT Corporation, $1,000 from the Special Beneficiary, Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"), and $100 from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG. The Trust's first Interim Closing occurred on October 26, 1993 and resulted in the purchase price of $5,108,875. As of December 31, 1995, the Trust had concluded an additional sixteen Interim Closings which collectively resulted in the issuance of 1,884,675 Beneficiary Interests to 2,375 investors, having an aggregate subscription price of $47,116,875. The trust's final closing occurred on February 6, 1995. In total, the trust has issued 2,089,030 Beneficiary Interests representing a total purchase price of $52,225,750 to 2,635 investors. The Trust's Managing Trustee, AFG ASIT Corporation, a Massachusetts corporation and affiliate of EFG, is responsible for the general management and business affairs of the Trust. EFG is the Special Beneficiary of the Trust and also acts as Advisor to the Trust. As Advisor, EFG provides services in connection with the acquisition and remarketing of the Trust's assets. The Managing Trustee and the Special Beneficiary are not required to make any other capital contributions except as may be required under the Amended and Restated Declaration of Trust (the "Trust Agreement").

    Significant operations commenced coincident with the Trust's initial purchase of equipment and the associated lease commitments on October 26, 1993. Pursuant to the Trust Agreement, each distribution of Distributable Cash From Operations and Distributable Cash From Sales or Refinancings of the Trust shall be made 90.75% to the Beneficiaries, 8.25% to the Special Beneficiary and 1% to the Managing Trustee.

    Under the terms of the Management Agreement between the Trust and EFG, management services are provided by EFG to the Trust at fees which the Managing Trustee believes to be competitive for similar services. (Also see
Note 4.)

    EFG is a Massachusetts limited partnership formerly known as American Finance Group ("AFG"). AFG was established in 1988 as a Massachusetts general partnership and succeeded American Finance Group, Inc., a Massachusetts corporation organized in 1980. EFG and its subsidiaries (collectively, the "Company") are engaged in various aspects of the equipment leasing business, including EFG's role as Equipment Manager or Advisor to the Trust and several other Direct-Participation equipment leasing programs sponsored or co-sponsored by EFG (the "Other Investment Programs"). The Company arranges to broker or originate equipment leases, acts as remarketing agent and asset manager, and provides leasing support services, such as billing, collecting, and asset tracking.

    The general partner of EFG, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary D. Engle, its President and Chief Executive Officer. Equis Corporation also owns a controlling 1% general partner interest in EFG's 99% limited partner, GDE Acquisition Limited Partnership ("GDE LP"). Equis Corporation and GDE LP were established in December 1994 by Mr. Engle for the sole purpose of acquiring the business of AFG.

    In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym to a third party (the "Buyer"). AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG agreed not to compete with the Buyer's lease period of five years; however, EFG is permitted to originate certain equipment leases, principally those involving non-investment grade lessees and ocean-going vessels, which are not in competition with the Buyer. In addition, the sale

                                AFG Investment Trust D
                           Notes to the Financial Statements

                                     (Continued)

agreements specifically reserved to EFG the rights to continue using the name American Finance Group and its acronym in connection with the Trust and the Other Investment Programs and to continue managing all assets owned by the Trust and the Other Investment Programs, including the right to satisfy all required equipment acquisitions utilizing either brokers or the Buyer. Geoffrey A. MacDonald, Chairman of Equis Corporation and Gary D. Engle agreed not to compete with the sold business on terms and conditions similar to those for the Company.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------

STATEMENT OF CASH FLOWS
-----------------------

    The Trust considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Trust invests excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Trust. The securities underlying the agreements are book entry securities. Approximately $9,000,000 of the Trust's working capital at December 31, 1996, including approximately $6,000,000 of cash, is expected to be used to acquire reinvestment equipment in 1997 and 1998.

REVENUE RECOGNITION
-------------------

    Rents are payable to the Trust monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Trust may enter primary-term, renewal or re-lease agreements which expire beyond the Trust's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Trust's business activities as the Managing Trustee and the Advisor would seek to sell the then-remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future non-cancelable rental payments associated with the attendant lease agreements. Future minimum rents of $49,905,144 are due as follows:

For the year ending December 31, 1997..........................  $17,982,522
                                 1998..........................   13,080,840
                                 1999..........................   9,188,608
                                 2000..........................   5,365,027
                                 2001..........................   2,551,644
                           Thereafter..........................   1,736,503
                                                                 ----------
Total..........................................................  $49,905,144
                                                                 ----------
                                                                 ----------

    Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1996, 1995 and 1994:


                                                                    1996         1995         1994
                                                                    ----        ------       ------

Emery Worldwide..............................................         --     $2,402,532          --
Chantel Shipping Corporation.................................         --     $1,717,796          --
Stena Bulk AB................................................  $6,959,077    $1,894,280   $1,894,283
British Airways Plc..........................................         --             --   $1,680,000
Diamond Shamrock Refining and Marketing Company..............         --             --   $1,159,454

                                AFG Investment Trust D
                           Notes to the Financial Statements

                                     (Continued)

    In 1996, the Trust realized early termination proceeds of $5,217,665 related to the sale of the Stena vessel to the existing lessee. Refer to Note 3 to the financial statements for further discussion of this transaction.

    During March 1996, the Trust acquired an 8.86% proportionate ownership interest in an MD-87 jet aircraft leased by Reno Air, Inc. (the "Reno Aircraft") -See Note 3 herein. The Trust will receive approximately $159,000 of rental revenue in each of the years in the period ending December 31, 2002. Rents from the Reno Aircraft, as provided for in the lease agreement, are adjusted monthly for changes of the London Inter-Bank Offered Rate ("LIBOR"). Future rents from the Reno Aircraft included above reflect the most recent LIBOR effected rental payment.

USE OF ESTIMATES
----------------

    The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

EQUIPMENT ON LEASE
------------------

    All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. Equipment cost represents Asset Base Price plus acquisition fees and was determined in accordance with the Trust Agreement and certain regulatory guidelines. Asset Base Price is affected by the relationship of the seller to the Trust as summarized herein. Where the seller of the equipment was EFG or an Affiliate, Asset Base Price was the lower of (i) the actual price paid for the equipment by EFG or the Affiliate plus all actual costs accrued by EFG or the Affiliate while carrying the equipment less the amount of all primary term rents earned by EFG or the Affiliate prior to selling the equipment or (ii) fair market value as determined by the Managing Trustee in its best judgment, including all liens and encumbrances on the equipment and other actual expenses. Where the seller of the equipment was a third party who did not manufacture the equipment, Asset Base Price was the lower of (i) the price invoiced by the third party or (ii) fair market value as determined by the Managing Trustee. Where the seller of the equipment was a third party who also manufactured the equipment, Asset Base Price was the manufacturer's invoice price, net of any manufacturer rebates or incentives, which price was considered to be representative of fair market value.

DEPRECIATION AND AMORTIZATION
-----------------------------

    The Trust's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the Managing Trustee evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. For purposes of this comparison, "net carrying value" represents, at a given date, the net book value (equipment cost less accumulated depreciation for financial reporting purposes) of the Trust's equipment and "net realizable value" represents, at the same date, the aggregate undiscounted cash flows resulting from future contracted lease payments plus the estimated residual value of the Trust's equipment. The Managing Trustee evaluates significant equipment assets, such as aircraft and vessels, individually. All other assets are evaluated collectively by equipment type unless the Managing Trustee learns of specific circumstances, such as a lessee default, technological obsolescence, or other market

                             AFG Investment Trust D
                       Notes to the Financial Statements

                                  (Continued)

developments, which could affect the net realizable value of particular assets. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value. Such adjustments are reflected separately on the accompanying Statement of Operations as Write-Down of Equipment.

    The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Trust and which will maximize total cash returns for each asset.

     Organization costs are amortized using the straight-line method over a period of five years.

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES--AFFILIATE
---------------------------------------------------

    The Trust reports the unpaid cost of equipment purchased from third-party vendors as Accounts Payable. Unpaid operating expenses paid by EFG on behalf of the Trust and accrued but unpaid administrative charges are reported as Accrued Liabilities--Affiliate. (See Note 4.)

ALLOCATION OF PROFITS AND LOSSES
--------------------------------

    For financial statement purposes, net income or loss is allocated to each Participant according to their respective ownership percentages (90.75% to the Beneficiaries, 8.25% to the Special Beneficiary and 1% to the Managing Trustee). See Note 6 concerning allocation of income or loss for income tax purposes.

NET INCOME AND CASH DISTRIBUTIONS PER BENEFICIARY INTEREST
----------------------------------------------------------

    Net income and cash distributions per Beneficiary Interest are based on 2,089,030 Beneficiary Interests outstanding during the year ended December 31, 1996 and the weighted average number of Beneficiary Interests outstanding during the years ended December 31, 1995 and 1994 after allocation of the Managing Trustee's and Special Beneficiary's shares of net income and cash distributions. The weighted average number of Beneficiary Interests outstanding during the years ended December 31, 1995 and 1994 were 2,073,427, and 1,332,575, respectively. The weighted average number of Beneficiary Interests was calculated based on the total number of Beneficiary Interests outstanding and the number of days each Beneficiary Interest was outstanding during the respective periods.

PROVISION FOR INCOME TAXES
--------------------------

    No provision or benefit from income taxes is included in the accompanying financial statements. The Participants are responsible for reporting their proportionate shares of the Trust's taxable income or loss and other tax attributes on their tax returns.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS
----------------------------------------------

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Trust

                             AFG Investment Trust D
                       Notes to the Financial Statements

                                  (Continued)


adopted Statement 121 in the first quarter of 1996. The adoption of Statement 121 did not have a material effect on the financial statements of the Trust.

NOTE 3--EQUIPMENT
-----------------

    The following is a summary of equipment owned by the Trust at December 31, 1996. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1996 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.


                                              Remaining
                                              Lease Term     Equipment
Equipment Type                                 (Months)       at Cost           Location
----------------------------------          -------------   -----------  --------------------------------------

Aircraft                                         12-74    $  22,779,945  MA/NV/OH/Foreign
Locomotives                                      29-43       17,205,933  IL/NE/PA
Vessels                                             70       13,875,360  Foreign
Computers and peripherals                         1-24        6,953,607  AL/CA/CO/FL/GA/IL/IN/KS/MA/MD
                                                                         MI/MN/NC/NE/NY/OH/TN/T X/WI Foreign
Construction and mining                          15-66        6,205,962  FL/IL/MI/PA/VA/Foreign
Materials handling                               12-64        6,124,033  AK/CA/CO/GA/IL/IN/MI/MN/MS/ NC
                                                                         NJ/NY/OH/OR/TX/WV/WI
Retail store fixtures                             6-37        4,930,049  CO/NM/OK/TX
Manufacturing                                    17-24        3,849,128  CA/NJ
Miscellaneous                                    12-48        3,564,568  FL/LA/NC/TX
Communications                                   12-14        1,834,800  CA/LA
Tractors and heavy duty trucks                    1-25        1,274,458  CA/CT/NJ/TN/TX/UT/IN/SC
Trailers/intermodal containers                   18-40          812,037  GA/KY/NC/OH
Research and test                                 3-40          664,901  MI/NC/WI
Furniture and fixtures                           12-14          271,945  NC
Photocopying                                       2-3           65,711  CT/WI
Motor vehicles                                      24           38,499  MI
                                                            -----------

                Total equipment cost.......................  90,450,936
                Accumulated depreciation...................  (29,093,445)
                                                           -------------
                Equipment, net of accumulated
                        depreciation.......................  $61,357,491
                                                            -------------
                                                            -------------

    In December 1996, the Trust sold its ownership interest in a vessel with a cost and net book value of $9,296,103 and $6,482,211, respectively. In connection with this sale, the Trust realized early termination proceeds of $5,217,665 and sale proceeds of $1,618,169 which resulted in a net loss, for financial statement purposes, of $4,864,042. This equipment was sold prior to the expiration of the related lease term. The Trust intends to reinvest these proceeds, net of associated debt, in other equipment in 1997.

    In March 1996, the Trust acquired an 8.86% ownership interest in the Reno Aircraft, pursuant to the reinvestment provisions of the Trust's prospectus, at a cost of $1,239,741. To acquire its interest in the Reno Aircraft, the Trust obtained leveraging of $997,888 from a third-party lender and utilized cash proceeds of $241,853.

                             AFG Investment Trust D
                       Notes to the Financial Statements

                                  (Continued)

    In certain cases, the cost of the Trust's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industryequipment having a proportionate original cost of $15,368,258, representing approximately 17% of total equipment cost.

    Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $79,483,000 and a net book value of approximately $54,628,000 at December 31, 1996. (See Note 5.)

    Generally, the costs associated with maintaining, insuring and operating the Trust's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Trust.

    As equipment is sold to third parties, or otherwise disposed of, the Trust will recognize a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31, 1996, the Trust was not holding any equipment not subject to a lease and no equipment was held for sale or re-lease.

    The Trust recorded a write-down of the carrying value of its interest in an aircraft, representing an impairment, during the year ended December 31, 1996. The resulting charge, $2,400,000 ($1.04 per Beneficiary Interest) in 1996 was based on a comparison of the estimated net realizable value and corresponding carrying value for the Trust's interest in the aircraft.

NOTE 4--RELATED PARTY TRANSACTIONS
----------------------------------

    All operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1996, 1995 and 1994, which were paid or accrued by the Trust to EFG or its Affiliates, are as follows:

                                                                                1996          1995          1994
                                                                            ------------  ------------  ------------
Reimbursements for selling commissions..................................            --   $   411,805  $  2,167,363
Reimbursements for organization and offering costs......................            --       147,073       774,058
Equipment acquisition fees..............................................  $     36,120       210,276        75,846
Equipment management fees...............................................     1,071,560       737,323       303,749
Administrative charges..................................................        48,638        21,000        14,000
Reimbursable operating expenses due to third parties....................       527,519       328,804       175,636
Interest on notes payable--affiliate....................................            --           117        39,828
                                                                          ------------  ------------  ------------
Total...................................................................  $  1,683,837  $  1,856,398  $  3,550,480
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                              AFG Investment Trust D
                         Notes to the Financial Statements

                                   (Continued)


    American Finance Group Securities Corp., an affiliate of EFG, was paid the entire amount of selling commissions incurred at each of the Closings of the Trust. Commissions of $2,579,168, relating to the Closings during 1994 and 1995, were then paid to the Soliciting Dealers responsible for the sales. No Soliciting Dealer commissions were earned by American Finance Group Securities Corp. for Interests sold to an unrelated party.

    As provided under the terms of the Trust Agreement, EFG is compensated for management and sale of equipment. For acquisition services, EFG is compensated by an amount equal to .28% of Asset Base Price paid by the Trust. For acquisition services resulting from reinvestment, EFG is compensated by an amount equal to 3% of Equipment Base Price paid by the Trust. For management services, EFG is compensated by an amount equal to the lesser of
(i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Trust or (ii) fees which the Managing Trustee reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Trust Agreement. Compensation to EFG for services connected to the remarketing of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Trust Agreement.

    Administrative charges represent amounts owed to EFG, pursuant to Section 10.4(c) of the Trust Agreement, for persons employed by EFG who are engaged in providing administrative services to the Trust. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Trust which are reimbursed to EFG.

    All equipment was purchased from EFG, one of its Affiliates, or directly from third-party sellers. The Trust's Purchase Price is determined by the method described in Note 2, Equipment on Lease.

    All rents and proceeds from the sale of equipment are paid by the lessee directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. At December 31, 1996, the Trust was owed $1,865,582 by EFG for such funds and the interest thereon. This balance includes equipment sale proceeds of approximately $1,618,000 which relate to the sale of certain vessel equipment in December 1996. Debt proceeds of $1,980,073, which relate to the leveraging of certain rail equipment in the Trust's portfolio, were deposited into the escrow account on December 31, 1996. These funds were remitted to the Trust in January 1997.

NOTE 5--NOTES PAYABLE
---------------------

    Notes payable at December 31, 1996 consisted of installment notes of $32,827,977 payable to banks and institutional lenders. The notes bear interest rates ranging between 5.1% and 13.75% except for one note which bears a fluctuating interest rate based on LIBOR plus a margin (5.5% at December 31, 1996). All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments. Generally, the installment notes will be fully amortized by noncancellable rents. However, the Trust has balloon payment obligations of $282,421 and $1,476,981 at the expiration of the primary lease terms related to the Reno Aircraft and certain rail equipment, respectively. The carrying value of notes payable approximates fair value at December 31, 1996.

    The annual maturities of the installment notes payable are as follows:

                             AFG Investment Trust D
                         Notes to the Financial Statements

                                   (Continued)

For the year ending December 31, 1997................................... $11,864,259
                                 1998...................................   7,581,931
                                 1999...................................   5,334,484
                                 2000...................................   4,774,982
                                 2001...................................   1,729,169
                           Thereafter...................................   1,543,152
                                                                         -----------
                                Total................................... $32,827,977
                                                                         -----------
                                                                         -----------

    The weighted average interest rate on short-term borrowings from EFG for the purchase of equipment was 11% and 9.1% during the years ended December 31, 1995 and 1994, respectively.

NOTE 6--INCOME TAXES
--------------------

    The Trust is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Trust.

    For financial statement purposes, the Trust allocates net income or loss to each class of participant according to their respective ownership percentages (90.75% to the Beneficiaries, 8.25% to the Special Beneficiary and 1% to the Managing Trustee). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Trust Agreement. Pursuant to the Trust Agreement, for income tax purposes, the Trust allocates net income, to the extent available, pro-rata to any Participant with a negative capital account balance so as to eliminate any such balance. In accordance with the Trust Agreement, upon dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 1996, the Managing Trustee had a negative tax capital account balance.

    The following is a reconciliation between net income (loss) reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996, 1995 and 1994:

                                                                                            1996           1995           1994
                                                                                    -------------     -------------   -------------
Net income......................................................................... $   630,535        $  3,629,331   $   1,294,001
   Tax depreciation in excess of
     financial statement depreciation..............................................  (5,450,339)         (6,896,894)     (3,178,196)
Write-down of equipment............................................................   2,400,000              --               --
Tax gain (loss) in excess of
     book gain (loss)..............................................................    (720,447)            388,382           --
Prepaid rental income..............................................................    (157,924)            185,794           3,286
Other..............................................................................       3,790             (42,786)         46,633
                                                                                    -------------     -------------   -------------
Net loss for federal income tax reporting purposes................................. $(3,294,385)      $  (2,736,173)  $  (1,834,276)
                                                                                    -------------     -------------   -------------
                                                                                    -------------     -------------   -------------



The following is a reconciliation between participants' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996 and 1995:

                             AFG Investment Trust D
                         Notes to the Financial Statements

                                   (Continued)
                                                                     1996           1995
                                                                 -------------  -------------
Participants' capital..........................................  $  40,884,836  $  43,444,819

Add back selling commissions and organization and offering
  costs........................................................      4,956,447      4,956,447

Financial statement distributions in excess of tax
  distributions................................................         29,065         22,129

Cumulative difference between federal income tax and financial)
  statement income (loss)......................................    (13,293,561)    (9,368,641)
                                                                 -------------  -------------
Participants' capital for federal income tax reporting
  purposes.....................................................  $  32,576,787  $  39,054,754
                                                                 -------------  -------------
                                                                 -------------  -------------

    Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income (loss) represent timing differences.

NOTE 7--LEGAL PROCEEDINGS
-------------------------

    On July 27, 1995, EFG, on behalf of the Trust and other EFG-sponsored investment programs, filed an action in the Commonwealth of Massachusetts Superior Court Department of the Trial Court in and for the County of Suffolk, for damages and declaratory relief against a lessee of the Trust, National Steel Corporation ("National Steel"), under a certain Master Lease Agreement ("MLA") for the lease of certain equipment. EFG is seeking the reimbursement by National Steel of certain sales and/or use taxes paid to the State of Illinois and other remedies provided by the MLA. On August 30, 1995, National Steel filed a Notice of Removal which removed the case to the United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to EFG's Complaint along with Affirmative Defenses and Counterclaims, seeking declaratory relief and alleging breach of contract, implied covenant of good faith and fair dealing and specific performance. EFG filed its Answer to these counterclaims on September 29, 1995. Though the parties have been discussing settlement with respect to this matter for some time, to date, the negotiations have been unsuccessful. Notwithstanding these discussions, EFG recently filed an Amended and Supplemental Complaint alleging further default under the MLA and the matter remains pending before the Court. The Trust has not experienced any material losses as a result of this action.

NOTE 8--SOLICITATION STATEMENT
------------------------------

    On October 26, 1996, the Managing Trustee, on behalf of the Trust, filed a Solicitation Statement with the Securities and Exchange Commission which was subsequently sent to the Beneficiaries pursuant to Regulation 14A of
Section 14 of the Securities Exchange Act. The Solicitation Statement sought to solicit the consent of the Beneficiaries to a proposed amendment ("the Amendment") to the Trust Agreement.

    The Amendment would (i) amend the provisions of the Trust Agreement governing the redemption of Interests to permit the Trust to offer to redeem outstanding interests at such times, in such amounts, in such manner and at such prices as the Managing Trustee may determine from time to time, in accordance with applicable law; and (ii) add a provision to the Trust Agreement that would permit the Trust to issue, at the discretion of the Managing Trustee and without further consent or approval of the Beneficiaries, an additional class

                             AFG Investment Trust D
                         Notes to the Financial Statements

                                   (Continued)

of security with such designations, preferences and relative, participating, optional or other special rights, powers and duties as the Managing Trustee may fix. Such a security, if it were more expansive Interest redemption opportunities for Beneficiaries without using Trust funds which may otherwise be available for current cash distributions; and (b) make a special one-time distribution to the Beneficiaries.

    Pursuant to the Trust Agreement, the adoption of the Amendment required the consent of the Beneficiaries holding more than fifty percent in the aggregate of the Interests held by all Beneficiaries. A majority of Beneficiary Interests, representing 1,210,746 or 58% of all Beneficiary Interests, voted in favor of the Amendment; 229,836 or 11% of all Beneficiary Interests voted against the Amendment; and 39,233 or 2% of all Beneficiary Interests abstained. Approximately 71% of all Beneficiary Interests participated in the vote. Accordingly, the Amendment was adopted.

NOTE 9--SUBSEQUENT EVENT
------------------------

    On February 12, 1997, the Trust filed a Registration Statement on Form S-1 with the United States Securities and Exchange Commission which covers, among other things, the creation and sale of a new class of beneficiary interest in the Trust (the "Class B Interests"). A portion of the proceeds from the offering of the Class B Interests would be used to make a one-time special cash distribution to existing Beneficiaries (the "Class A Beneficiaries") of the Trust and to enable the Trust to redeem a portion of the existing Beneficiary Interests (the "Class A Interests"). The characteristics of the Class B Interests, associated risk factors, and other matters of importance to the Beneficiaries and prospective purchasers of the Class B Interests are contained in the Registration Statement. Presently, the Registration Statement is undergoing regulatory review and has not been declared effective.

                         ADDITIONAL FINANCIAL INFORMATION

                               AFG INVESTMENT TRUST D

              SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                                OF EQUIPMENT DISPOSED

                 for the years ended December 31, 1996, 1995 and 1994

    The Trust classifies all rents from leasing equipment as lease revenue. Upon expiration of the primary lease terms, equipment may be sold, rented on a month-to-month basis or re-leased for a defined period under a new or extended lease agreement. The proceeds generated from selling or re-leasing the equipment, in addition to any month-to-month revenues, represent the total residual value realized for each item of equipment. Therefore, the financial statement gain or loss, which reflects the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition, may not reflect the aggregate residual proceeds realized by the Trust for such equipment.

    The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1996 and 1995. No equipment was disposed of during the year ended December 31, 1994.

                                                                            1996          1995
                                                                         ------------  ------------
Rents earned prior to disposal of equipment,
    net of interest charges...........................................  $  11,043,130    $  811,471

Sale proceeds, including assumption of debt and interest,
    realized upon disposition of equipment.............................     2,238,672     5,123,456
                                                                         ------------  ------------

Total cash generated from rents and equipment
    sale proceeds......................................................    13,281,802     5,934,927

Original acquisition cost of equipment disposed........................    10,634,189     4,550,441
                                                                         ------------  ------------

Excess of total cash generated to cost of equipment disposed...........     2,647,613  $  1,384,486
                                                                         ------------  ------------
                                                                         ------------  ------------

                              AFG INVESTMENT TRUST D

           STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                        for the year ended December 31, 1996

                                                                                        SALES AND
                                                                        OPERATIONS    REFINANCINGS       TOTAL
                                                                       -------------  -------------  -------------
Net income (loss)....................................................  $   5,780,409  $  (5,149,874) $     630,535
Add:
   Depreciation and amortization.....................................     13,981,912             --     13,981,912
   Write-down of equipment...........................................      2,400,000             --      2,400,000
   Management fees...................................................      1,071,560             --      1,071,560
   Book value of disposed equipment..    ............................             --      7,388,546      7,388,546

Less:
   Principal repayment of notes .....................................    (17,777,714)    (1,912,591)   (19,690,305)
                                                                       -------------  -------------  -------------

   Cash from operations, sales and refinancings......................      5,456,167        326,081      5,782,248

Less:
   Management fees...................................................     (1,071,560)            --     (1,071,560)
                                                                         -------------    ----------    ------------

   Distributable cash from operations,
   sales and refinancings............................................      4,384,607        326,081      4,710,688


   Other sources and uses of cash:
   Cash at beginning of year.........................................        546,090        123,908        669,998
   Proceeds from notes payable.......................................      3,447,922      6,414,555      9,862,477
   Purchase of equipment.............................................             --     (1,243,539)    (1,243,539)
   Net change in receivables and accruals............................     (4,241,273)            --     (4,241,273)

Less:
   Cash distributions paid...........................................       --           (3,118,004)    (3,118,004)
                                                                       -------------  -------------  -------------

   Cash at end of year................................................  $  4,137,346  $   2,503,001  $   6,640,347
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                              AFG INVESTMENT TRUST D

                        SCHEDULE OF COSTS REIMBURSED TO THE
                       MANAGING TRUSTEE AND ITS AFFILIATES AS
                    REQUIRED BY SECTION 10.4 OF THE AMENDED AND
                          RESTATED DECLARATION OF TRUST

                                December 31, 1996

    For the year ended December 31, 1996 the Trust reimbursed the Managing Trustee and its Affiliates for the following costs:

Operating expenses................................................  $ 658,922