Form 10-K, Exhibit 13
period 1997-12-31
AFG INVESTMENT TRUST D
filed 1998-03-31
CIK 879497

                              AFG INVESTMENT TRUST















                             AFG Investment Trust D


                Annual Report to the Participants, December 31, 1997

                             AFG Investment Trust D

                   INDEX TO ANNUAL REPORT TO THE PARTICIPANTS


                                                                          Page
                                                                          ----
SELECTED FINANCIAL DATA                                                      2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                        3-9

FINANCIAL STATEMENTS:

Report of Independent Auditors                                              10

Statement of Financial Position
at December 31, 1997 and 1996                                               11

Statement of Operations
for the years ended December 31, 1997, 1996 and 1995                        12

Statement of Changes in Participants' Capital
for the years ended December 31, 1997, 1996 and 1995                        13

Statement of Cash Flows
for the years ended December 31, 1997, 1996 and 1995                        14

Notes to the Financial Statements                                        15-26

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                     27

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                     28

Schedule of Costs Reimbursed to the Managing Trustee
and its Affiliates as Required by Section 10.4 of the
Second Amended and Restated Declaration of Trust                            29

                             SELECTED FINANCIAL DATA

     The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

     For the years ended December 31, 1997, 1996, 1995 and 1994 and for the period October 26, 1993 (commencement of operations) to December 31, 1993:

         Summary of
         Operations                      1997                1996               1995                1994               1993
-----------------------------       --------------      --------------     ---------------     --------------     --------------

Lease revenue                       $   19,427,577      $   27,093,125     $    17,068,315     $    7,972,559     $      133,330

Net income (loss)                   $    2,017,457      $      630,535     $     3,629,331     $    1,294,001     $     (206,328)

Per Beneficiary Interest:
     Net income (loss)
         Class A Interests          $         0.68      $         0.27     $          1.59     $         0.88     $        (0.54)
         Class B Interests          $           --      $           --     $            --     $           --     $           --

     Cash distributions
         Class A Interests          $         3.11      $         1.39     $          2.10     $         2.40     $         0.57
         Class B Interests          $         0.30      $           --     $            --     $           --     $           --

      Financial Position
-----------------------------

Total assets                        $   93,302,725      $   75,192,549     $    87,519,870     $   57,613,787     $   25,565,922

Total long-term obligations         $   43,102,250      $   32,827,977     $    42,655,805     $   17,244,814     $   11,234,064

Participants' capital               $   49,063,215      $   40,884,836     $    43,444,819     $   39,294,051     $   13,502,915

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             Year ended December 31, 1997 compared to the year ended
         December 31, 1996 and the year ended December 31, 1996 compared to the year ended December 31, 1995

   Certain statements in this annual report of AFG Investment Trust D ("the Trust") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 7 to the accompanying financial statements, and the ability of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"), to collect all rents due under the attendant lease agreements and to successfully remarket, the Trust's equipment, upon the expiration of such leases.

   The Year 2000 Issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. EFG's computer programs were designed and written using four digits to define the applicable year. As a result, EFG does not anticipate system failure or miscalculations causing disruptions of operations. Based on recent assessments, EFG determined that minimal modification of software is required so that its network operating system will function properly with respect to dates in the year 2000 and thereafter. EFG believes that with these modifications to the existing operating system, the Year 2000 Issue will not pose significant operational problems for its computer systems. EFG will utilize internal resources to upgrade software for Year 2000 modifications and anticipates completing the Year 2000 project by December 31, 1998, which is prior to any anticipated impact on its operating system. The total cost of the Year 2000 project is expected to be insignificant and have no effect on the results of operations of the Trust.

OVERVIEW

   As an equipment leasing trust, the Trust was organized to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Trust was designed to progress through three principal phases: acquisitions, operations, and liquidation. During the operations phase, a period of approximately six years, all equipment in the Trust's portfolio will progress through various stages. Initially, all equipment will generate rental revenues under primary term lease agreements. During the life of the Trust, these agreements will expire on an intermittent basis and equipment held pursuant to the related leases will be renewed, re-leased or sold, depending on prevailing market conditions and the assessment of such conditions by EFG to obtain the most advantageous economic benefit. Over time, a greater portion of the Trust's original equipment portfolio will become available for remarketing and cash generated from operations and from sales or refinancings will fluctuate. Presently, the Trust is a Nominal Defendant in a Class Action Lawsuit. The outcome of the Class Action Lawsuit could alter the future business operations of the Trust. See Note 7 to the accompanying financial statements. The Trust's operations commenced in 1993.

RESULTS OF OPERATIONS

   For the year ended December 31, 1997, the Trust recognized lease revenue of $19,427,577 compared to $27,093,125 and $17,068,315 for the years ended December 31, 1996 and 1995, respectively. The decrease in lease revenue from 1996 to 1997 was attributable principally to primary lease term expirations and the sale of equipment, including the Trust's sale of its interest in a vessel in 1996 and certain railroad equipment (see discussions below). Lease revenue increased from 1995 to 1996 due to the acquisition of additional equipment throughout this period, including the effects of reinvestment, and the recognition of early termination proceeds received in 1996 in connection with the Trust's sale of its interest in the vessel, mentioned previously. The Trust's original equipment acquisition and leveraging processes were completed in 1995. In the near-term, aggregate rental revenues are expected to increase due to reinvestment of available proceeds and the recognition of a full year's lease revenue in 1998 related to reinvestment equipment which was purchased in the second half of 1997. Over time, the level of lease revenue will decline due to the expiration of the Trust's primary lease term agreements. The future level of lease revenue to be recognized by the Trust may also be impacted by the proposed amendment to the Trust Agreement described in
Note 10 to the accompanying financial statements.

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

   Interest income in 1997 was $725,303, compared to $197,035 and $423,700 in 1996 and 1995, respectively. Interest income is generated from the temporary investment of available cash in short-term money market instruments. In 1997, the Trust had additional cash available for investment resulting from the issuance of the Class B Interests (see below). The amount of future interest income is expected to fluctuate in relation to prevailing interest rates and the collection of lease revenue and sales proceeds.

   During the year ended December 31, 1997, the Trust sold equipment having a net book value of $6,431,659 to existing lessees and third parties resulting in a net loss, for financial statement purposes, of $1,038,989. These equipment sales included certain railroad equipment with an original cost and net book value of $6,513,773 and $5,488,323, respectively, which the Trust sold to a third party in September 1997. In connection with this sale, the Trust realized sale proceeds of $2,000,000 and the purchaser assumed related debt and interest of $2,624,639 and $13,998, respectively, which resulted in a net loss, for financial statement purposes, of $849,685. This equipment was sold prior to the expiration of the related lease term. The Managing Trustee intends to continue to reinvest these sale proceeds in other equipment in 1998, pursuant to the reinvestment provisions of the Trust Agreement.

   During the year ended December 31, 1996, the Trust sold equipment having a net book value of $7,388,546 to existing lessees and third parties. These sales resulted in a net loss, for financial statement purposes, of $5,149,874. The equipment sales in 1996 included the Trust's interest in a vessel with an original cost and net book value of $9,296,103 and $6,482,211, respectively, which the Trust sold to an existing lessee in December 1996. In connection with this sale, the Trust realized aggregate cash proceeds of $6,835,834, consisting of early termination proceeds of $5,217,665 and sale proceeds of $1,618,169. For financial statement purposes, the Trust recognized a net loss of $4,864,042, excluding early termination proceeds recognized as lease revenue on the accompanying Statement of Operations in 1996. The equipment was sold prior to the expiration of the related lease term. The Trust reinvested these proceeds, net of associated debt, in other equipment during 1997.

   During 1995, the Trust sold equipment having a net book value of $3,657,058 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $1,466,398. The equipment sales included certain railroad equipment with an original cost and net book value of $4,313,181 and $3,469,324, respectively, which the Trust sold to a third party in December 1995. In connection with this sale, the Trust realized sales proceeds of $2,658,456 and the purchaser assumed related debt and interest of $2,170,369 and $95,675, respectively, which resulted in a net gain, for financial statement purposes, of $1,455,176. This equipment was sold prior to the expiration of the related lease term. The majority of the Trust's sales proceeds, related to this equipment, were reinvested in other equipment in 1995 with the balance having been reinvested in 1996.

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

   Depreciation and amortization expense was $12,486,537, $13,981,912 and $11,013,576 for the years ended December 31, 1997, 1996 and 1995, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. (See Note 2 to the financial statements herein) The fluctuation in depreciation expense from 1995 to 1997 reflects the equipment acquisition and sales activity occurring during those years.

   The Trust recorded a write-down of the carrying value of its interest in a Boeing 747 aircraft, representing an impairment, during the year ended December 31, 1996. The resulting charge, $2,400,000 ($1.04 per Beneficiary Interest) in 1996 was based on a comparison of the estimated net realizable value and corresponding net carrying value for the Trust's interest in the aircraft. Net realizable value was estimated based on (i) third-party appraisals of the Trust's aircraft and (ii) EFG's assessment of prevailing market conditions for similar aircraft. In recent years, market values for used commercial jet aircraft have deteriorated, particularly with respect to certain older aircraft, such as the Trust's Boeing 747, which may not meet noise regulation standards set to commence in 2000. In addition, consistent price competition and other pressures within the airline industry have inhibited sustained profitability for many carriers. Most major airlines have had to re-evaluate their aircraft fleets and operating strategies. Such issues complicate the determination of net realizable value for specific aircraft, and particularly used aircraft, because cost-benefit and market considerations may differ significantly between the major airlines. Aircraft condition, age, passenger capacity, distance capability, fuel efficiency, and other factors also influence market demand and market values for passenger jet aircraft.

   Interest expense was $3,041,481 or 15.7% of lease revenue in 1997, $3,480,122 or 12.8% of lease revenue in 1996 and $3,228,379 or 18.9% of lease revenue in 1995. Interest expense in the near-term is expected to increase due to leveraging obtained related to reinvestment equipment purchased in the second half of 1997 and anticipated leveraging to be obtained to finance the acquisition of reinvestment equipment, discussed above. Thereafter, interest expense will decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding indebtedness.

   Management fees were 4.6%, 4% and 4.3% of lease revenue for the years ended December 31, 1997, 1996 and 1995, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

   Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. Collectively, operating expenses represented 3.4% of lease revenue during 1997 compared to 2.1% of lease revenue during both 1996 and 1995. The increase in operating expenses in 1997 compared to 1996 resulted from professional service costs incurred in connection with the Solicitation and Registration Statements described in Note 8 to the financial statements herein. Operating expenses were higher in 1996 than 1995 due to remarketing fees incurred in connection with the sale of certain vessel equipment and fees incurred in connection with the refinancing of the Trust's interest in the vessel described below. In 1995, the Trust also incurred legal costs in connection with the equipment acquisition process. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

LIQUIDITY AND CAPITAL RESOURCES AND DISCUSSION OF CASH FLOWS

   The Trust by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Trust's principal operating activities derive from asset rental transactions. Accordingly, the Trust's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. For the year ended December 31, 1997, operating activities generated net cash inflows of $12,983,584, after reductions for equipment sale proceeds of $1,618,189 received in connection with the sale of the vessel and debt proceeds of $1,980,073 which relate to the leveraging of certain rail equipment in the Trust's portfolio. These sale and debt proceeds were due from EFG at December 31, 1996 and received by the Trust in January 1997. For the years ended December 31, 1996 and 1995, the Trust generated net cash inflows from operating activities of $21,519,310 (adjusted for such sale and debt proceeds) and $12,432,491, respectively. In 1997, net cash from operating activities was reduced by cash held in escrow at December 31, 1997 of $3,017,318. Cash Inflows from operating activities in 1996 included the receipt of early termination proceeds, described above. In the near-term, net cash inflows generated from operating activities are expected to increase due to the acquisition of reinvestment equipment as described below. Thereafter, renewal, re-lease and equipment sale activities will cause the Trust's primary-term lease revenue and corresponding sources of operating cash to decline. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Trust experiences a higher frequency of remarketing events.

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

   Cash expended for asset acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. The Trust expended $30,271,673, $1,243,539 and $52,331,336 to acquire equipment during the years ended December 31, 1997, 1996 and 1995, respectively. Acquisitions for the year ended December 31, 1997 include the Trusts 49.4% proportionate ownership interest in a Boeing 767-300 ER aircraft leased to Scandinavian Airlines System (the "SAS Aircraft"). The SAS Aircraft was purchased in August 1997 using cash of $5,124,103 and indebtedness of $25,042,248. All 1997 acquisitions were acquired pursuant to the reinvestment provisions of the Trust Agreement whereas approximately $1,200,00 and $5,400,000 during the years ended December 31, 1996 and 1995, respectively, was expended for reinvestment equipment. Such reinvestment equipment was also financed through a combination of leveraging and sale proceeds. During 1997, the Trust realized equipment sale proceeds of $2,754,033, including $2,000,000 of sale proceeds from the rail transaction. During the year ended December 31, 1996, the Trust realized equipment sale proceeds of $2,238,672, including $1,618,169 of proceeds from the vessel transaction, compared to $2,857,412, including $2,658,456 of proceeds from the rail transaction, during 1995. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

   The Trust obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. Cash inflows of $25,042,248, $9,862,477 and $36,133,500 in 1997, 1996 and 1995, respectively, resulted from leveraging a portion of the Trust's equipment portfolio with third-party lenders. In September 1996, the Trust received $5,416,667 from the refinancing of its interest in a vessel. The Trust repaid the existing debt associated with the vessel of $1,912,591 plus accrued interest thereon. (Subsequently, the indebtedness resulting from this refinancing was retired as a result of the asset being sold to the lessee.) Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In the near-term, the amount of cash used to repay debt obligations will continue to increase as a result of leveraging obtained related to reinvestment equipment purchased in the second half of 1997 and anticipated leveraging to be obtained in connection with the acquisition of reinvestment equipment, discussed below. Thereafter, the amount will decline as the principal balance of notes payable is reduced through the collection and application of rents. However, the Trust has balloon payment obligations of $22,162,280, $1,476,981 and $282,421 at the expiration of the primary lease terms related to the SAS Aircraft, certain rail equipment, and the Trust's interest in an MD-87 jet aircraft leased by Reno Air, Inc., respectively. The lessee of the SAS aircraft has the option to renew the attendant lease agreement for two one year periods at the expiration of the primary lease term on December 29, 1998. The repayment of the associated indebtedness will be partly dependent on whether the lessee decides to renew such leases or the outcome of alternative remarketing efforts, in the event the lessee chooses not to do so.

    On February 12, 1997, the Trust filed a Registration Statement on Form S-1 with the SEC, which became effective June 10, 1997. The Registration Statement covered the issuance and sale of a new class of beneficiary interests in the Trust (the "Class B Interests"). The characteristics of the Class B Interests, associated risk factors and other matters of importance to the Beneficiaries and purchasers of the Class B Interests were set forth in a Prospectus sent to the Beneficiaries. On July 17, 1997, the offering closed and on July 18, 1997 the Trust issued 3,142,083 Class B Interests at $5.00 per interest, thereby generating $15,710,415 in aggregate Class B capital contributions. Class A Beneficiaries purchased 1,400 Class B Interests, generating $7,000 of such aggregate capital contributions, and the Special Beneficiary, EFG, purchased 3,140,683 Class B Interests, generating $15,703,415 of such aggregate capital contributions. The Trust incurred offering costs in the amount of $157,104 and professional service costs of $159,066 in connection with this offering.

    Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation, a Delaware corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. As a result, Equis II Corporation has voting control of the Trust through its ownership of the majority of all of the Trust's outstanding voting interests, as well as its ownership of AFG ASIT Corporation. Equis II Corporation is controlled by EFG's President and Chief Executive Officer, Gary
D. Engle. Accordingly, control of the Managing Trustee did not change as a result of the foregoing transactions.

    As described in the Prospectus for the offering of the Class B Interests, the Managing Trustee used a portion of the net cash proceeds realized from the issuance of the Class B Interests to pay a one-time special cash distribution to the Class A Beneficiaries of the Trust. The Managing Trustee declared and paid this special cash distribution of approximately $1.47 per Class A Interest, aggregating $3,075,818, to Class A Beneficiaries on August 15, 1997.

   On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Beneficiary Interests of the Trust by filing a Form 13E-4, Issuer Tender Offer Statement, with the SEC and distributing to the Class A Beneficiaries information concerning the offer. On October 10, 1997, the Trust used $1,606,322 of the net proceeds realized from the issuance of the Class B Interests to purchase 153,275 of the Class A Interests tendered as a result of the offer on October 10, 1997.

   Financing activities also included cash inflows from capital contributions from the Class A Beneficiaries (net of selling commissions and organization and offering costs) of $5,324,047 in 1995. The Trust's Final Closing of capital contributions related to Class A Interests occurred on February 6, 1995.

   For financial reporting purposes, the Managing Trustee and the Special Beneficiary each has accumulated a capital deficit at December 31, 1997. This is the result of aggregate cash distributions to these Participants being in excess of their aggregate capital contributions ($1,000 each) and their respective allocations of financial statement net income or loss. Ultimately, the existence of a capital deficit for the Managing Trustee or the Special Beneficiary for financial reporting purposes is not indicative of any further capital obligations to the Trust by either the Managing Trustee or the Special Beneficiary. For income tax purposes, income is allocated first to those Participants having negative tax capital account balances so as to eliminate any such balances. In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. No such requirement exists with respect to the Special Beneficiary. At December 31, 1997, the Managing Trustee had a negative tax capital account balance of $228,373.

   At December 31, 1997, the Trust had aggregate future minimum lease payments of $37,407,778 from contractual lease agreements (see Note 2 to the financial statements), a portion of which will be used to amortize the principal balance of notes payable of $43,102,250 (see Note 5 to the financial statements and discussion above). Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, as well as from lease revenues generated by equipment acquisitions from the Trust's anticipated reinvestment activities. Presently, the Trust expects to acquire approximately $28,000,000 of reinvestment equipment using on-hand cash of approximately $7,000,000 (including cash held in escrow at December 31, 1997) and additional indebtedness, which will be amortized from the associated rental streams. However, the extent of the Trust's total future reinvestment activities may exceed this projection as a result of the proposed amendment to the Trust Agreement (see Note 10 to the accompanying financial statements) and future equipment sales, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, as the Trust matures and a greater level of its equipment assets become available for remarketing, the cash flows of the Trust will become less predictable. In addition, the Trust will have cash outflows to satisfy interest on indebtedness and to pay management fees and operating expenses. Ultimately, the Trust is expected to meet its future disbursement obligations and to distribute any excess of cash inflows over cash outflows to the Participants in accordance with the Trust Agreement. However, several factors, including month-to-month lease extensions, lessee defaults, equipment casualty events, and early lease terminations could alter the Trust's anticipated cash flows as described herein and in the accompanying financial statements and result in fluctuations to the Trust's periodic cash distribution payments.

   Cash distributions paid to the Beneficiaries consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Trust and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, and the residual value realized for each asset at its disposal date. Future market conditions, technological changes, the ability of EFG to manage and remarket the assets, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Trust's equipment portfolio.

   It is the intention of the Managing Trustee to maintain a cash distribution level that is consistent with the operating cash flows of the Trust and to optimize the long-term value of the Trust. A distribution level that is higher than the Trust's operating cash flows could compromise the Trust's working capital position, as well as its ability to refurbish or upgrade equipment in response to lessee requirements or other market circumstances and, during its reinvestment period, to purchase replacement equipment as original equipment is remarketed. Accordingly, in order to better align monthly cash distributions with the Trust's operating cash flows, the Managing Trustee reduced the level of monthly cash distributions from an annualized rate of $2.52 per Class A Interest (the rate established and paid from the Trust's inception through September
1995) to an annualized rate of $1.26 per Class A Interest commencing in October 1995. In October 1996, the Managing Trustee increased the annualized distribution rate to $1.64 per Class A Interest and sustained this distribution rate throughout 1997. For the Class B Beneficiaries, the Managing Trustee established and paid, from the Trust, an annualized distribution of $0.66 per Class B Beneficiary commencing July 18, 1997. Future distributions, with respect to Class B Interests, will be subordinate to certain distributions with respect to Class A Interests.

   Cash distributions to the Managing Trustee, the Special Beneficiary and the Beneficiaries are declared and generally paid within fifteen days following the end of each calendar month. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1997, the Trust declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $7,786,067, including the special distribution described above. Of the total distributions, the Beneficiaries were allocated $7,350,369 ($6,413,961 to Class A Beneficiaries and $936,408 to Class B Beneficiaries); the Special Beneficiary was allocated $388,595; and the Managing Trustee was allocated $47,103.

   The nature of the Trust's principal cash flows gradually will shift from rental receipts to equipment sale proceeds as the Trust matures. As this occurs, the Trust's cash flows will become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events to maximize the residual value of the Trust's equipment and will consider these factors, in addition to the collection of contractual rents, the retirement of scheduled indebtedness and the Trust's future working capital and equipment requirements, in establishing future cash distribution rates. Ultimately, the Beneficiaries should expect that cash distribution rates will fluctuate over the long term as a result of future remarketing activities.

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------

To the Participants of AFG Investment Trust D:

     We have audited the accompanying statement of financial position of AFG Investment Trust D as of December 31, 1997 and 1996, and the related statements of operations, changes in participants' capital, and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AFG Investment Trust D at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.

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


                                                               ERNST & YOUNG LLP


Boston, Massachusetts
March 11, 1998

                             AFG Investment Trust D

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1997 and 1996

                                                                             1997                               1996
                                                                     -------------------                -------------------
ASSETS

Cash and cash equivalents                                            $         4,218,502                $         6,640,347
Restricted cash                                                               10,712,105                                 --
Cash held in escrow                                                            3,017,318                                 --
Rents receivable                                                               2,133,873                          3,347,306
Accounts receivable - affiliate                                                  508,209                          3,845,655
Equipment at cost, net of accumulated
     depreciation of $38,811,298 and $29,093,445
     at December 31, 1997 and 1996, respectively                              72,711,968                         61,357,491
Organization costs, net of accumulated
     amortization of $4,250 and $3,250
     at December 31, 1997 and 1996, respectively                                     750                              1,750
                                                                     -------------------                -------------------
        Total assets                                                 $        93,302,725                $        75,192,549
                                                                     -------------------                -------------------
                                                                     -------------------                -------------------

LIABILITIES AND PARTICIPANTS' CAPITAL

Notes payable                                                        $        43,102,250                $        32,827,977
Accrued interest                                                                 492,620                            727,187
Accrued liabilities                                                               11,550                             23,250
Accrued liabilities - affiliate                                                  113,323                            214,247
Deferred rental income                                                            39,331                            200,836
Cash distributions payable to participants                                       480,436                            314,216
                                                                     -------------------                -------------------

        Total liabilities                                                     44,239,510                         34,307,713
                                                                     -------------------                -------------------
Participants' capital (deficit):
     Managing Trustee                                                            (45,553)                           (62,865)
     Special Beneficiary                                                        (379,308)                          (525,884)
     Class A Beneficiary Interests (1,935,755 and
        2,089,030 Interests at December 31, 1997 and 1996,
        respectively; initial purchase price of $25 each)                     36,477,495                         41,473,585
     Class B Beneficiary Interests (3,142,083 Interests;
           initial purchase price of $5 each)                                 14,616,903                                 --
     Treasury Interests, 153,275 Interests at Cost                            (1,606,322)                                --
                                                                     -------------------                -------------------

        Total participants' capital                                           49,063,215                         40,884,836
                                                                     -------------------                -------------------

        Total liabilities and participants' capital                  $        93,302,725                $        75,192,549
                                                                     -------------------                -------------------
                                                                     -------------------                -------------------

              The accompanying notes are an integral part of these
                             financial statements.

                             AFG Investment Trust D

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1997, 1996 and 1995

                                                         1997                      1996                      1995
                                                  ------------------        ------------------        ------------------
Income:

     Lease revenue                                $       19,427,577        $       27,093,125        $       17,068,315

     Interest income                                         725,303                   197,035                   423,700

     Gain (loss) on sale of equipment                     (1,038,989)               (5,149,874)                1,466,398
                                                  ------------------        ------------------        ------------------
         Total income                                     19,113,891                22,140,286                18,958,413
                                                  ------------------        ------------------        ------------------

Expenses:

     Depreciation and amortization                        12,486,537                13,981,912                11,013,576

     Write-down of equipment                                      --                 2,400,000                        --

     Interest expense                                      3,041,481                 3,480,122                 3,228,262

     Interest expense - affiliate                                 --                        --                       117

     Equipment management fees - affiliate                   895,643                 1,071,560                   737,323

     Operating expenses - affiliate                          672,773                   576,157                   349,804
                                                  ------------------        ------------------        ------------------

         Total expenses                                   17,096,434                21,509,751                15,329,082
                                                  ------------------        ------------------        ------------------

Net income                                        $        2,017,457        $          630,535        $        3,629,331
                                                  ------------------        ------------------        ------------------
                                                  ------------------        ------------------        ------------------

Net income
     per Class A Beneficiary Interest             $             0.68        $             0.27        $             1.59
                                                  ------------------        ------------------        ------------------
                                                  ------------------        ------------------        ------------------

     per Class B Beneficiary Interest             $               --        $               --        $               --
                                                  ------------------        ------------------        ------------------
                                                  ------------------        ------------------        ------------------
Cash distributions declared
     per Class A Beneficiary Interest             $             3.11        $             1.39        $             2.10
                                                  ------------------        ------------------        ------------------
                                                  ------------------        ------------------        ------------------

     per Class B Beneficiary Interest             $             0.30        $               --        $               --
                                                  ------------------        ------------------        ------------------
                                                  ------------------        ------------------        ------------------

              The accompanying notes are an integral part of these
                             financial statements.

                             AFG Investment Trust D

                  STATEMENT OF CHANGES IN PARTICIPANTS' CAPITAL
              for the years ended December 31, 1997, 1996 and 1995

                                  Managing        Special         Class A Beneficiaries
                                  Trustee       Beneficiary    ----------------------------
                                  Amount          Amount         Interests        Amount
                               ------------    ------------    ------------    ------------

Balance at December 31, 1994   $    (25,532)   $   (217,890)      1,853,713    $ 39,537,473

Class A capital contribution             --              --         235,317       5,882,925

Less: Selling commissions                --              --              --        (411,805)
      Organization and
      Offering Costs                     --              --              --        (147,073)

Net income - 1995                    36,293         299,420              --       3,293,618

Cash distributions declared         (48,026)       (396,215)             --      (4,358,369)
                               ------------    ------------    ------------    ------------

Balance at December 31, 1995        (37,265)       (314,685)      2,089,030      43,796,769

Net income - 1996                     6,305          52,019              --         572,211

Cash distributions declared         (31,905)       (263,218)             --      (2,895,395)
                               ------------    ------------    ------------    ------------

Balance at December 31, 1996        (62,865)       (525,884)      2,089,030      41,473,585

Class B capital contribution             --              --              --              --

Less: Offering costs                     --              --              --              --

Net income - 1997                    64,415         535,171              --       1,417,871

Cash distributions declared         (47,103)       (388,595)             --      (6,413,961)

Acquisition of Treasury
Interests, at Cost                       --              --        (153,275)             --
                               ------------    ------------    ------------    ------------
Balance at December 31, 1997   $    (45,553)   $   (379,308)      1,935,755    $ 36,477,495
                               ------------    ------------    ------------    ------------
                               ------------    ------------    ------------    ------------

                                Class B Beneficiaries
                             ----------------------------     Treasury
                               Interests        Amount        Interests         Total
                              ------------   ------------    ------------    ------------

Balance at December 31, 1994            --   $         --              --    $ 39,294,051

Class A capital contribution            --             --              --       5,882,925

Less: Selling commissions               --             --              --        (411,805)
      Organization and
      Offering Costs                    --             --              --        (147,073)

Net income - 1995                       --             --              --       3,629,331

Cash distributions declared             --             --              --      (4,802,610)
                              ------------   ------------    ------------    ------------

Balance at December 31, 1995            --             --              --      43,444,819

Net income - 1996                       --             --              --         630,535

Cash distributions declared             --             --              --      (3,190,518)
                              ------------   ------------    ------------    ------------

Balance at December 31, 1996            --             --              --      40,884,836

Class B capital contribution     3,142,083     15,710,415              --      15,710,415

Less: Offering costs                    --       (157,104)             --        (157,104)

Net income - 1997                       --             --              --       2,017,457

Cash distributions declared             --       (936,408)             --      (7,786,067)

Acquisition of Treasury
Interests, at Cost                      --             --      (1,606,322)     (1,606,322)
                              ------------   ------------    ------------    ------------
Balance at December 31, 1997     3,142,083   $ 14,616,903    $ (1,606,322)   $ 49,063,215
                              ------------   ------------    ------------    ------------
                              ------------   ------------    ------------    ------------

              The accompanying notes are an integral part of these
                             financial statements.

                             AFG Investment Trust D

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1997, 1996 and 1995


                                                                1997                    1996                  1995
                                                         ----------------        ----------------       ----------------

Cash flows from (used in) operating activities:
Net income                                               $      2,017,457        $        630,535       $      3,629,331

Adjustments to reconcile net income
   to net cash from operating activities:
     Depreciation and amortization                             12,486,537              13,981,912             11,013,576
     Write-down of equipment                                           --               2,400,000                     --
     (Gain) loss on sale of equipment                           1,038,989               5,149,874             (1,466,398)

Changes in assets and liabilities:
     Decrease (increase) in:
         Cash held in escrow                                   (3,017,318)                     --                     --
         Rents receivable                                       1,213,433                (493,145)            (1,832,104)
         Accounts receivable - affiliate                        3,337,446              (3,736,104)               458,361
     Increase (decrease) in:
         Accrued interest                                        (220,569)                 49,842                412,865
         Accrued liabilities                                      (11,700)                (20,601)               (18,284)
         Accrued liabilities - affiliate                         (100,924)                116,659                 49,350
         Deferred rental income                                  (161,505)               (157,924)               185,794
                                                         ----------------        ----------------       ----------------
           Net cash from operating activities                  16,581,846              17,921,048             12,432,491
                                                         ----------------        ----------------       ----------------

Cash flows from (used in) investing activities:
     Purchase of equipment                                    (30,271,673)             (1,243,539)           (52,331,336)
     Proceeds from equipment sales                              2,754,033               2,238,672              2,857,412
                                                         ----------------        ----------------       ----------------

           Net cash from (used in) investing activities       (27,517,640)                995,133            (49,473,924)
                                                         ----------------        ----------------       ----------------

Cash flows from (used in) financing activities:
     Proceeds from Class A capital contributions                       --                      --              5,882,925
     Proceeds from Class B capital contributions               15,710,415                      --                     --
     Purchase of Treasury Interests                            (1,606,322)                     --                     --
     Payment of selling commissions                                    --                      --               (411,805)
     Payment of organization and offering costs                  (157,104)                     --               (147,073)
     Restricted cash                                          (10,712,105)                     --                     --
     Proceeds from notes payable                               25,042,248               9,862,477             36,133,500
     Principal payments - notes payable                       (12,143,336)            (19,690,305)            (8,552,140)
     Distributions paid                                        (7,619,847)             (3,118,004)            (4,992,336)
                                                         ----------------        ----------------       ----------------
           Net cash from (used in) financing activities         8,513,949             (12,945,832)            27,913,071
                                                         ----------------        ----------------       ----------------

Net increase (decrease) in cash and cash equivalents           (2,421,845)              5,970,349             (9,128,362)

Cash and cash equivalents at beginning of year                  6,640,347                 669,998              9,798,360
                                                         ----------------        ----------------       ----------------

Cash and cash equivalents at end of year                 $      4,218,502        $      6,640,347       $        669,998
                                                         ----------------        ----------------       ----------------
                                                         ----------------        ----------------       ----------------
Supplemental disclosure of cash flow information:
     Cash paid during the year for interest              $      3,262,050        $      3,430,280       $      2,818,802
                                                         ----------------        ----------------       ----------------
                                                         ----------------        ----------------       ----------------

Supplemental schedule of non-cash investing and financing activities:
      During 1997 and 1995, the Trust sold equipment to third parties which assumed related debt of $2,624,639 and $2,170,369, respectively, and interest of $13,998 and $95,675, respectively.

              The accompanying notes are an integral part of these
                             financial statements.

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                December 31, 1997

NOTE 1 - ORGANIZATION AND TRUST MATTERS

      AFG Investment Trust D (the "Trust") was organized as a Delaware business trust in accordance with the Delaware Business Trust Act on August 31, 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Participants' capital initially consisted of contributions of $1,000 from the Managing Trustee, AFG ASIT Corporation, $1,000 from the Special Beneficiary, Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"), and $100 from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG. The Trust issued an aggregate of 2,089,030 Beneficiary Interests (hereinafter referred to as Class A Interests) at a subscription price of $25.00 each ($52,225,750 in total) to 2,635 investors through 17 serial closings commencing October 26, 1993 and ending February 6, 1995. On July 18, 1997, the Trust issued 3,142,083 Class B Interests at $5.00 each ($15,710,415 in total), of which
(i) 3,140,683 interests are held by Equis II Corporation, an affiliate of EFG, and (ii) 1,400 interests are held by 4 other Class A investors. The Trust repurchased 153,275 Class A Interests on October 10, 1997 using proceeds from the issuance of Class B Interests. Accordingly, there are 1,935,755 Class A Interests currently outstanding.

      The Trust has one Managing Trustee, AFG ASIT Corporation, a Massachusetts corporation, and one Special Beneficiary, EFG. The Managing Trustee is responsible for the general management and business affairs of the Trust while the Special Beneficiary acts as Advisor to the Trust in connection with the acquisition and remarketing of the Trust's assets. AFG ASIT Corporation is a wholly-owned subsidiary of Equis II Corporation and an affiliate of EFG. Class A Interests and Class B Interests basically have identical voting rights and, therefore, Equis II Corporation has control over the Trust on all matters on which the Beneficiaries may vote. The Managing Trustee and the Special Beneficiary are not required to make any other capital contributions except as may be required under the Second Amended and Restated Declaration of Trust (the "Trust Agreement").

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

      Under the terms of the Management Agreement between the Trust and EFG, management services are provided by EFG to the Trust at fees which the Managing Trustee believes to be competitive for similar services (see Note 4).

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

      In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym, to a third party. AFG changed its name

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG specifically reserved the rights to continue using the name American Finance Group and its acronym in connection with the Trust and the Other Investment Programs and to continue managing all assets owned by the Trust and the Other Investment Programs.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STATEMENT OF CASH FLOWS AND RESTRICTED CASH

   The Trust considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Trust invests excess cash with large institutional banks in federal agency discount notes and reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Trust. The securities underlying the agreements are book entry securities. At December 31, 1997, the Trust had $14,825,792 invested in federal agency discount notes and in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities. Such cash includes $10,712,105 which represents the net proceeds realized from the offering of the Class B Interests less the portion thereof used to pay the Special Distribution (see Note 8) and to redeem Class A Interests (see Note 9). These funds are reserved for future purchases of Class A Interests pursuant to the Trust Agreement and are classified as Restricted Cash on the Trust's Statement of Financial Position at December 31, 1997. Approximately $7,000,000 of the Trust's cash (including the cash held in escrow at December 31, 1997) is expected to be used to acquire reinvestment equipment in 1998.

REVENUE RECOGNITION

     Rents are payable to the Trust monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Trust may enter primary-term, renewal or re-lease agreements which expire beyond the Trust's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Trust's business activities as the Managing Trustee and the Advisor would seek to sell the then-remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future non-cancelable rental payments associated with the attendant lease agreements. Future minimum rents of $37,407,778 are due as follows:


      For the year ending December 31, 1998     $  16,989,285
                                       1999         9,129,432
                                       2000         5,973,176
                                       2001         3,168,287
                                       2002         2,147,598
                                                -------------
                                      Total     $  37,407,778
                                                =============

     Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1997, 1996 and 1995:

                                   1997              1996              1995
                               ------------      ------------      ------------

Emery Worldwide                $  2,409,224      $         --      $  2,402,532
Chantel Shipping Corporation   $  2,310,614      $         --      $  1,717,796
Stena Bulk AB                  $         --      $  6,959,077      $  1,894,280


      Also during August 1997, the Trust acquired a 49.4% proportionate ownership interest in a Boeing 767-300ER aircraft leased by Scandinavian Airlines System (the "SAS Aircraft") (see Note 3). The Trust will receive approximately $3,697,000 of rental revenue during the year ending December 31, 1998. Scandinavian Airlines

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

System has two one year renewal options in place which would commence following the expiration of the primary lease term on December 29, 1998. If the options are exercised, the renewal rental payments would be the lesser of 90% of the primary lease term rents or the then current fair market value rents for the aircraft.

USE OF ESTIMATES

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

DEPRECIATION AND AMORTIZATION

      The Trust's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the Managing Trustee evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. For purposes of this comparison, "net carrying value" represents, at a given date, the net book value (equipment cost less accumulated depreciation for financial reporting purposes) of the Trust's equipment and "net realizable value" represents, at the same date, the aggregate undiscounted cash flows resulting from future contracted lease payments plus the estimated residual value of the Trust's equipment. The Managing Trustee evaluates significant equipment assets, such as aircraft and vessels, individually. All other assets are evaluated collectively by equipment type unless the Managing Trustee learns of specific circumstances, such as a lessee default, technological obsolescence, or other market developments, which could affect the net realizable value of particular assets. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value. Such adjustments are reflected separately on the accompanying Statement of Operations as Write-Down of Equipment.

      The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

attempts to monitor these changes in order to identify opportunities which may be advantageous to the Trust and which will maximize total cash returns for each asset.

     Organization costs are amortized using the straight-line method over a period of five years.

ACCRUED LIABILITIES - AFFILIATE

     Unpaid fees and operating expenses paid by EFG on behalf of the Trust and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (See Note 4).

ALLOCATION OF NET INCOME OR LOSS

      Prior to adoption of the current Trust Agreement on July 15, 1997 (see
Note 8), the Trust allocated net income or loss to the Participants for financial reporting purposes according to their respective beneficial interests in the Trust (1% to the Managing Trustee, 8.25% to the Special Beneficiary, and 90.75% to the Class A Beneficiaries). Subsequent to adoption of the current Trust Agreement, net income is allocated first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period. Net losses are allocated first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee.

      The allocation of net income or loss pursuant to the Trust Agreement is based upon government rules and regulations for federal income tax reporting purposes and assumes, for each income tax reporting period, the liquidation of all of the Trust's assets and the subsequent distribution of all available cash to the Participants. For income tax purposes, the Trust adjusts its allocations of income and loss to the Participants so as to cause their tax capital account balances at the end of the reporting period to be equal to the amount that would be distributed to them at such date in the event of a liquidation and dissolution of the Trust. This methodology does not consider the costs attendant to liquidation or whether the Trust intends to have future business operations. If the Trust made similar assumptions and allocations for financial reporting purposes and the Trust was liquidated at December 31, 1997 for an amount equal to its net carrying value for financial reporting purposes, the capital accounts of the Managing Trustee, Special Beneficiary, Class A Beneficiaries, and Class B Beneficiaries would have reflected ending balances of $490,632, $4,047,715, $27,340,875, and $17,183,993 respectively. See Note 6 for additional information concerning the allocation of net income or loss for income tax reporting purposes.

NET INCOME AND CASH DISTRIBUTIONS PER BENEFICIARY INTEREST

     Net income and cash distributions per Class A Interest in 1997 are based on 2,089,030 Class A Interests outstanding during the period January 1, 1997 through October 9, 1997 and 1,935,755 Class A Interests outstanding during the period October 10, 1997 through December 31, 1997. Net income and cash distributions per Class A Interest are based on 2,089,030 Class A Interests outstanding during the year ended December 31, 1996 and the weighted average number of Class A Interests outstanding during the year ended December 31, 1995. The weighted average number of Class A Interests outsanding during the year ended December 31, 1995 was 2,073,427. Net income and cash distributions per Class B Interest are based on 3,142,083 Class B Interests outstanding during the period July 18, 1997 through December 31, 1997. For each of the aforementioned periods, net income and cash distributions per Beneficiary Interest are computed after allocation of the Managing Trustee's and Special Beneficiary's shares of net income and cash distributions.

PROVISION FOR INCOME TAXES

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

     No provision or benefit from income taxes is included in the accompanying financial statements. The Participants are responsible for reporting their proportionate shares of the Trust's taxable income or loss and other tax attributes on their tax returns.

NOTE 3 - EQUIPMENT

     The following is a summary of equipment owned by the Trust at December 31, 1997. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1997 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                            Remaining
                                           Lease Term            Equipment
            Equipment Type                   (Months)             at Cost                            Location
-------------------------------------    ---------------     -----------------       --------------------------------------------
Aircraft                                            0-60     $      52,946,296       NV/OH/Foreign
Vessels                                               57            13,875,360       Foreign
Locomotives                                           30            10,684,643       IL/NE
Construction and mining                             0-54             6,209,244       FL/IL/KY/MI/NC/NV/PA/VA/Foreign
Materials handling                                  0-51             6,185,493       AK/CA/CO/GA/IL/IN/MI/MN/MS/NC
                                                                                     NJ/NY/OH/OR/TN/TX/WV/WI
Computers and peripherals                           0-27             5,602,436       AL/CA/CO/FL/GA/IL/IN/KS/KY/LA/
                                                                                     MA/MD/MI/MN/MO/NC/NE/NY/OH/OK/OR/PA/SC/TN/TX/
                                                                                     VA/WI/WV
                                                                                     Foreign
Retail store fixtures                               0-24             4,926,665       AZ/CO/NM/TX
Manufacturing                                       5-12             3,849,128       CA/NJ
Miscellaneous                                       0-35             3,564,568       FL/LA/NC/TX
Communications                                       0-2             1,834,800       CA/LA
Research and test                                   0-27               664,901       MI/NC/WI
Tractors and heavy duty trucks                      0-15               616,102       NJ/TX/UT
Furniture and fixtures                               0-2               271,945       NC
Trailers/intermodal containers                         6               187,474       OH
Photocopying                                         0-3                65,711       CT/WI
Motor vehicles                                        12                38,500       MI
                                                             -----------------

                                    Total equipment cost           111,523,266

                                Accumulated depreciation           (38,811,298)
                                                             -----------------

              Equipment, net of accumulated depreciation     $      72,711,968
                                                             -----------------
                                                             -----------------

     In August 1997, the Trust acquired a proportionate interest in the SAS Aircraft, pursuant to the reinvestment provisions of the Trust Agreement, at a cost of $30,166,351. To acquire the interest in the SAS Aircraft, the Trust obtained leveraging of $25,042,248 from a third-party lender and utilized cash of $5,124,103.

     In certain cases, the cost of the Trust's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1997, the Trust's equipment portfolio included equipment having a proportionate original cost of $45,527,100, representing approximately 41% of total equipment cost.

     Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $86,500,000 and a net book value of approximately $65,600,000 at December 31, 1997 (see Note 5).

     Generally, the costs associated with maintaining, insuring and operating the Trust's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Trust.

     As equipment is sold to third parties, or otherwise disposed of, the Trust will recognize a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31, 1997, the cost and net book value of equipment held for sale or re-lease was approximately $606,000 and $168,000, respectively. The Managing Trustee is actively seeking the sale or re-lease of all equipment not on lease. In addition, the summary above also includes equipment being leased on a month-to-month basis.

     The Trust recorded a write-down of the carrying value of its interest in an aircraft, representing an impairment, during the year ended December 31, 1996. The resulting charge, $2,400,000 ($1.04 per Class A Interest) in 1996 was based on a comparison of the estimated net realizable value and corresponding carrying value for the Trust's interest in the aircraft.

NOTE 4 - RELATED PARTY TRANSACTIONS

     All operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1997, 1996 and 1995, which were paid or accrued by the Trust to EFG or its Affiliates, are as follows:

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

                                                        1997                       1996                      1995
                                                 ------------------         ------------------        ------------------
Reimbursements for selling commissions           $               --         $               --        $          411,805
Reimbursements for organization and
     offering costs                                         157,104                         --                   147,073
Equipment acquisition fees                                  871,096                     36,120                   210,276
Equipment management fees                                   895,643                  1,071,560                   737,323
Administrative charges                                       76,419                     48,638                    21,000
Reimbursable operating
     expenses due to third parties                          596,354                    527,519                   328,804
Interest on notes payable - affiliate                            --                         --                       117
                                                 ------------------         ------------------        ------------------
                                       Total     $        2,596,616         $        1,683,837        $        1,856,398
                                                 ------------------         ------------------        ------------------
                                                 ------------------         ------------------        ------------------

     American Finance Group Securities Corp., an affiliate of EFG, was paid the entire amount of selling commissions incurred at each of the Closings of the Trust. Commissions of $411,805, relating to the Closings during 1995, were then paid to the Soliciting Dealers responsible for the sales. No Soliciting Dealer commissions were earned by American Finance Group Securities Corp. for Interests sold to an unrelated party. EFG and its Affiliates were reimbursed for their out-of-pocket organization and offering expenses incurred on behalf of the Trust in an amount equal to 2.5% and 1% of the gross proceeds of the four trusts which sold Class A Interests and Class B Interests, respectively, pursuant to Registration Statements on Form S-1. The amount of reimbursement made by the Trust was prorated in proportion to the number of Beneficiary Interests sold in the Trust.

     As provided under the terms of the Trust Agreement, EFG is compensated for its services to the Trust. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG is compensated by an amount equal to .28% of Asset Base Price paid by the Trust. For acquisition services resulting from reinvestment, EFG is compensated by an amount equal to 3% of Equipment Base Price paid by the Trust. For management services, EFG is compensated by an amount equal to the lesser of (i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Trust or (ii) fees which the Managing Trustee reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Trust Agreement (See Note 10 concerning proposed changes to the fees paid to EFG and its affiliates). Compensation to EFG for services connected to the remarketing of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Trust Agreement.

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

     All rents and proceeds from the sale of equipment are paid by the lessee directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. At December 31, 1997, the Trust was owed $508,209 by EFG for such funds and the interest thereon. These funds were remitted to the Trust in January 1998.

     Old North Capital Limited Partnership ("ONC"), a Massachusetts Limited Partnership formed in 1995 and owned and controlled by certain principals of EFG, owns 44,084 Class A Interests or 2.28% of the total outstanding Class A Interests of the Trust. EFG owns a 49% limited partnership interest in ONC, which it acquired in December 1996.

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

     Refer to Note 8 regarding the purchase of Class B Interests by an affiliate, Equis II Corporation and the change in ownership of the Managing Trustee.

NOTE 5 - NOTES PAYABLE

     Notes payable at December 31, 1997 consisted of installment notes of $43,102,250 payable to banks and institutional lenders. The notes bear interest rates ranging between 6.7% and 13.75% except for one note which bears a fluctuating interest rate based on LIBOR (5.72% at December 31, 1997) plus a margin. All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments. Generally, the installment notes will be fully amortized by noncancellable rents. However, the Trust has balloon payment obligations of $22,162,280, $1,476,981 and $282,421 at the expiration of the primary lease terms related to the SAS Aircraft, certain rail equipment and an MD-87 jet aircraft leased by Reno Air, Inc. (the "Reno Aircraft"), respectively. The carrying value of notes payable approximates fair value at December 31, 1997.

     The annual maturities of the installment notes payable are as follows:


     For the year ending December 31, 1998       $ 30,364,298
                                      1999          4,936,746
                                      2000          4,515,670
                                      2001          1,729,169
                                      2002          1,556,367
                                                -------------
                                     Total       $ 43,102,250
                                                -------------
                                                -------------


     The weighted average interest rate on short-term borrowings from EFG for the purchase of equipment was 11% during the year ended December 31, 1995.

NOTE 6 - INCOME TAXES

     The Trust is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Trust.

     For financial statement purposes, the Trust allocates net income first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period. Net losses are allocated first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Trust Agreement. For income tax purposes, the Trust allocates net income or net loss in accordance with the provisions of such agreement. Pursuant to the Trust Agreement, upon dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 1997, the Managing Trustee had a negative tax capital account balance of $228,323.

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

      The following is a reconciliation between net income (loss) reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997, 1996 and 1995:

                                                        1997                       1996                      1995
                                                 ------------------         ------------------        ------------------

Net income                                       $        2,017,457         $          630,535        $        3,629,331
     Tax depreciation in excess of
         financial statement depreciation                (4,292,255)                (5,450,339)               (6,896,894)
     Write-down of equipment                                     --                  2,400,000                        --
     Tax gain (loss) in excess of
         book gain (loss)                                 2,507,051                   (720,447)                  388,382
     Deferred rental income                                (161,505)                  (157,924)                  185,794
     Other                                                  (28,038)                     3,790                   (42,786)
                                                 ------------------         ------------------        ------------------
Net loss for federal income tax
     reporting purposes                          $           42,710         $       (3,294,385)       $       (2,736,173)
                                                 ------------------         ------------------        ------------------
                                                 ------------------         ------------------        ------------------

      The following is a reconciliation between participants' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997 and 1996:

                                                                              1997                           1996
                                                                       ------------------             ------------------
Participants' capital                                                  $       49,063,215             $       40,884,836

     Add back selling commissions and organization
        and offering costs                                                      5,113,551                      4,956,447

     Financial statement distributions in excess of
        tax distributions                                                              --                         29,065

     Cumulative difference between federal income tax
        and financial statement income (loss)                                 (15,268,536)                   (13,293,561)
                                                                       ------------------             ------------------
Participants' capital for federal income tax reporting purposes        $       38,908,226             $       32,576,787
                                                                       ------------------             ------------------
                                                                       ------------------             ------------------

      Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

NOTE 7 - LEGAL PROCEEDINGS

      On or about January 15, 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Trust (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the Managing Trustee, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit."

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

      The Plaintiffs have asserted, among other things, claims against the Defendants on behalf of the Nominal Defendants for violations of the Securities Exchange Act of 1934, common law fraud, breach of contract, breach of fiduciary duty, and violations of the partnership or trust agreements that govern each of the Nominal Defendants. The Defendants have denied, and continue to deny, that any of them have committed or threatened to commit any violations of law or breached any fiduciary duties to the Plaintiffs or the Nominal Defendants.

      On March 9, 1998, counsel for the Defendants and the Plaintiffs entered into a Memorandum of Understanding setting forth the terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Memorandum of Understanding represents a preliminary step towards a comprehensive Stipulation of Settlement between the parties that must be presented to and approved by the Court as a condition precedent to effecting a settlement. The Memorandum of Understanding (i) prescribes a number of conditions necessary to achieving a settlement, including providing the beneficiaries (or partners, as applicable) of the Nominal Defendants with the opportunity to vote on any settlement and (ii) contemplates various changes that, if effected, would alter the future operations of the Nominal Defendants. (See Note 10) To the extent that the parties agree upon a Stipulation of Settlement that is approved by the Court, the complete terms thereof will be communicated to all of the beneficiaries (or partners) of the Nominal Defendants to enable them to vote thereon.

      There can be no assurance that the parties will agree on a Stipulation of Settlement, or that it will be approved by the Court, or that the outcome of the voting by the beneficiaries (or partners) of the Nominal Defendants, including the Trust, will result in a settlement finally being effected or in the Trust being included in any such settlement. The Managing Trustee and its affiliates, in consultation with counsel, concur that there is a reasonable basis to believe that a Stipulation of Settlement will be agreed upon by the parties and approved by the Court. In the absence of a Stipulation of Settlement approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. The Managing Trustee and its affiliates cannot predict with any degree of certainty the ultimate outcome of such litigation.

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

NOTE 8 - ISSUANCE OF CLASS B INTERESTS

   On October 26, 1996, the Trust filed a Solicitation Statement with the United States Securities and Exchange Commission (the "SEC") which subsequently was sent to the Beneficiaries pursuant to Regulation 14A of Section 14 of the Securities Exchange Act. The Solicitation Statement sought the consent of the Beneficiaries to a proposed amendment (the "Amendment") to the Amended and Restated Declaration of Trust (the "Trust Agreement") which would (i) amend the provisions of the Trust Agreement governing the redemption of Beneficiary Interests to permit the Trust to offer to redeem outstanding Beneficiary Interests at such times, in such amounts, in such manner and at such prices as the Managing Trustee might determine from time to time, in

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

accordance with applicable law; and (ii) add a provision to the Trust Agreement that would permit the Trust to issue, at the discretion of the Managing Trustee and without further consent or approval of the Beneficiaries, an additional class of security with such designations, preferences and relative, participating, optional or other special rights, powers and duties as the Managing Trustee might affix. The funds obtained through the issuance of such a security would be used by the Trust to (a) expand redemption opportunities for Beneficiaries without using Trust funds which might otherwise be available for cash distributions; and (b) make a special one-time cash distribution to the Beneficiaries.

    Pursuant to the Trust Agreement, the adoption of the Amendment required the consent of the Beneficiaries holding more than 50% in the aggregate of the Class A Interests held by all Beneficiaries. A majority of the Class A Interests, representing 1,210,746 Interests or 58% of all Class A Interests, voted in favor of the Amendment; 229,836 Interests or 11% of all Class A Interests voted against the Amendment; and 39,233 Interests or 2% of all Class A Interests abstained. Approximately 71% of all Class A Interests participated in the vote. Accordingly, the Trust Agreement was amended.

    On February 12, 1997, the Trust filed a Registration Statement on Form S-1 with the SEC, which became effective June 10, 1997. The Registration Statement covered the issuance and sale of a new class of beneficiary interests in the Trust (the "Class B Interests"). The characteristics of the Class B Interests, associated risk factors and other matters of importance to the Beneficiaries and purchasers of the Class B Interests were set forth in a Prospectus sent to the Beneficiaries. On July 17, 1997, the offering closed and on July 18, 1997 the Trust issued 3,142,083 Class B Interests at $5.00 per interest, thereby generating $15,710,415 in aggregate Class B capital contributions. Class A Beneficiaries purchased 1,400 Class B Interests, generating $7,000 of such aggregate capital contributions, and the Special Beneficiary, EFG, purchased 3,140,683 Class B Interests, generating $15,703,415 of such aggregate capital contributions. The Trust incurred offering costs in the amount of $157,104 and professional service costs of $159,066 in connection with this offering.

    Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation, a Delaware corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. As a result, Equis II Corporation has voting control of the Trust through its ownership of the majority of all of the Trust's outstanding voting interests, as well as its ownership of AFG ASIT Corporation. Equis II Corporation is controlled by EFG's President and Chief Executive Officer, Gary
D. Engle. Accordingly, control of the Managing Trustee did not change as a result of the foregoing transactions.

    As described in the Prospectus for the offering of the Class B Interests, the Managing Trustee used a portion of the net cash proceeds realized from the issuance of the Class B Interests to pay a one-time special cash distribution of approximately $1.47 per Class A Interest to the Class A Beneficiaries of the Trust. The Managing Trustee declared and paid this special cash distribution, aggregating $3,075,818, to the Class A Beneficiaries on August 15, 1997.

NOTE 9 - REDEMPTION OF CLASS A INTERESTS

   On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Interests of the Trust by filing a Form 13E-4, Issuer Tender Offer Statement, with the SEC and distributing to the Class A Beneficiaries information (the "Tender Documents") concerning the offer. On October 10, 1997, the Trust used $1,606,322 of the net proceeds realized from the offering of the Class B Interests to purchase 153,275 of the Class A Interests tendered as a result of the offer. The Tender Documents described, among other things, the terms of the offer and the purchase price per Class A Interest being offered by the Trust. The Trust intends to purchase additional outstanding Class A Interests through future offers to purchase during the Initial Redemption Period (two years following the close of the Class B offering which occurred on July 17,1997). These purchases will be funded by the remaining net proceeds realized from the issuance of the Class B Interests and are classified as Restricted Cash on the Trust's Statement of Financial Position at December 31, 1997 (see also
Note 10).

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

NOTE 10 - SUBSEQUENT EVENT

      On March 11, 1998, the Trust filed a Solicitation Statement with the United States Securities and Exchange Commission in connection with the solicitation by the Trust of the consent of the Beneficiaries to a proposed amendment (the "Amendment") to the Second Amended and Restated Declaration of Trust (the "Trust Agreement"). The Solicitation Statement is subject to regulatory review and comment and thereafter is expected to be distributed to all of the Beneficiaries of the Trust.

Subject to attaining a settlement in the Class Action Lawsuit described in Note 8 herein, the Amendment, if approved, would modify the Trust Agreement in the following principal respects: (i) the Trust would pay a Special Cash Distribution to the Class A Beneficiaries of record as of September 1, 1997, or to their successors or assigns, totaling $1,572,405 (or approximately $0.75 per Class A Beneficiary Interest) using a portion of the Class B capital contributions that otherwise would be distributed as a Class B Capital Distribution to Equis II Corporation, the parent company of the Managing Trustee and an affiliate of EFG; (ii) Equis II Corporation will be required to reduce its prospective Class B Capital Distributions by $3,537,910 and treat such amount as a long-term equity investment in the Trust; (iii) certain voting restrictions will be placed upon the Class B Interests owned by Equis II Corporation; (iv) the Trust's reinvestment period, which presently is scheduled to expire on February 6, 1999, will be extended until December 31, 2002; and (v) acquisition fees paid to EFG in connection with reinvestment assets acquired after the Amendment date will be reduced from a maximum of 3% to 1% and management fees earned in connection with such assets will be reduced from a maximum of 5% to 2%.

      The proposed Amendment also provides for other modifications to the Trust Agreement which are not contingent upon reaching a settlement in the Class Action Lawsuit, principally as follows: (i) the Trust's stated investment policies and objectives will be broadened to permit the Trust to invest in assets other than leased equipment, and (ii) the Trust's financing provisions will be modified to eliminate any cap on the amount of aggregate Trust indebtedness and permit the Trust to use cross-collateralized and other recourse debt structures, thereby enabling the Trust to secure financing at interest rates that, generally, would be lower than under current borrowing arrangements.

      The Solicitation Statement contains additional information concerning the proposed Amendment and associated risk factors. The Amendment will be adopted or rejected based upon the majority of the Class A Interests actually voted (including 44,084 Class A Interests owned by affiliates of EFG). Accordingly, the Amendment will be adopted no matter how few Class A Interests are actually voted, provided a majority of those Interests are voted in favor of the Amendment. Although Equis II Corporation has voting control of the Trust, it will vote its Class B Interests in the same proportion in which the majority of the Class A Interests are voted.

                             AFG Investment Trust D

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1997, 1996 and 1995

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

     The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1997, 1996 and 1995.

                                                                        1997                 1996                 1995
                                                                   --------------      ---------------      ---------------

Rents earned prior to disposal of equipment,
     net of interest charges                                       $    4,798,925      $    11,043,130      $       811,471

Sale proceeds, including assumption of debt and interest,
      realized upon disposition of equipment                            5,392,670            2,238,672            5,123,456
                                                                   --------------      ---------------      ---------------

Total cash generated from rents and equipment
     sale proceeds                                                     10,191,595           13,281,802            5,934,927

Original acquisition cost of equipment disposed                         9,199,335           10,634,189            4,550,441
                                                                   --------------      ---------------      ---------------

Excess of total cash generated to cost  of equipment
     disposed                                                      $      992,260      $     2,647,613      $     1,384,486
                                                                   --------------      ---------------      ---------------
                                                                   --------------      ---------------      ---------------

                             AFG Investment Trust D

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1997


                                                                                     Sales and
                                                             Operations             Refinancings               Total
                                                         ------------------      ------------------     ------------------

Net income (loss)                                        $        3,056,446      $       (1,038,989)    $        2,017,457

Add:
     Depreciation and amortization                               12,486,537                      --             12,486,537
     Management fees                                                895,643                      --                895,643
     Book value of disposed equipment                                    --               6,431,659              6,431,659

Less:
     Principal repayment of notes payable                       (12,143,336)                     --            (12,143,336)
     Assumption of debt and related interest                             --              (2,638,637)            (2,638,637)
                                                         ------------------      ------------------     ------------------

     Cash from operations, sales
     and refinancings                                             4,295,290               2,754,033              7,049,323

Less:
     Management fees                                               (895,643)                     --               (895,643)
                                                         ------------------      ------------------     ------------------

     Distributable cash from operations,
     sales and refinancings                                       3,399,647               2,754,033              6,153,680

Other sources and uses of cash:
     Cash at beginning of year                                    4,137,346               2,503,001              6,640,347
     Proceeds from notes payable                                         --              25,042,248             25,042,248
     Proceeds from Class B capital contributions                 15,710,415                      --             15,710,415
     Payment of offering costs                                     (157,104)                     --               (157,104)
     Purchase of Treasury Interests                              (1,606,322)                     --             (1,606,322)
     Restricted cash                                            (10,712,105)                     --            (10,712,105)
     Purchase of equipment                                               --             (30,271,673)           (30,271,673)
     Net change in receivables and
     accruals                                                     1,038,863                      --              1,038,863

Less:
     Cash distributions paid                                     (7,619,847)                     --             (7,619,847)
                                                         ------------------      ------------------     ------------------

Cash at end of year                                      $        4,190,893      $           27,609    $        4,218,502
                                                         ------------------      ------------------     ------------------
                                                         ------------------      ------------------     ------------------

                        ADDITIONAL FINANCIAL INFORMATION

                             AFG Investment Trust D

                       SCHEDULE OF COSTS REIMBURSED TO THE
                     MANAGING TRUSTEE AND ITS AFFILIATES AS
                 REQUIRED BY SECTION 10.4 OF THE SECOND AMENDED
                        AND RESTATED DECLARATION OF TRUST

                                December 31, 1997

        For the year ended December 31, 1997 the Trust reimbursed the Managing Trustee and its Affiliates for the following costs:

        Operating expenses                                       $      671,394

        Offering costs                                           $      157,104