Form 10-K, Exhibit 13
period 1998-12-31
AFG INVESTMENT TRUST D
filed 1999-03-31
CIK 879497

                              AFG INVESTMENT TRUST


                             AFG Investment Trust D


              Annual Report to the Participants, December 31, 1998

                             AFG Investment Trust D

                   INDEX TO ANNUAL REPORT TO THE PARTICIPANTS

                                                                         Page
                                                                        ------

SELECTED FINANCIAL DATA                                                     2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                       3-8

FINANCIAL STATEMENTS:

Report of Independent Auditors                                              9

Statement of Financial Position
at December 31, 1998 and 1997                                              10

Statement of Operations
for the years ended December 31, 1998, 1997 and 1996                       11

Statement of Changes in Participants' Capital
for the years ended December 31, 1998, 1997 and 1996                       12

Statement of Cash Flows
for the years ended December 31, 1998, 1997 and 1996                       13

Notes to the Financial Statements                                       14-26


ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                    27

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                    28

Schedule of Costs Reimbursed to the Managing Trustee and its

Affiliates as Required by Section 10.4 of the
Second Amended and Restated Declaration of Trust                           29

                              SELECTED FINANCIAL DATA

      The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

      For each of the five years in the period ended December 31, 1998:

      Summary of
      Operations                  1998            1997             1996            1995            1994
---------------------------   -----------     -----------      -----------     -----------     -----------
Lease revenue                 $18,701,765     $19,427,577      $27,093,125     $17,068,315     $ 7,972,559
Net income                    $ 3,875,037     $ 2,017,457      $   630,535     $ 3,629,331     $ 1,294,001

Per Beneficiary Interest:
    Net income
        Class A Interests     $       0.99    $      0.68      $      0.27     $      1.59     $      0.88
        Class B Interests     $       0.29    $        --      $        --     $        --     $        --

    Cash distributions
        Class A Interests     $       1.64    $      3.11      $      1.39     $      2.10     $      2.40
        Class B Interests     $       2.33    $      0.30      $        --     $        --     $        --

   Financial Position
---------------------------

Total assets                  $ 78,517,976    $93,302,725      $75,192,549     $87,519,870     $57,613,787

Total long-term obligations   $ 35,030,985    $43,102,250      $32,827,977     $42,655,805     $17,244,814

Participants' capital         $ 41,937,651    $49,063,215      $40,884,836     $43,444,819     $39,294,051

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             Year ended December 31, 1998 compared to the year ended
         December 31, 1997 and the year ended December 31, 1997 compared to the year ended December 31, 1996

   Certain statements in this annual report of AFG Investment Trust D (the "Trust") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 11 to the accompanying financial statements, the collection all rents due under the Trust's lease agreements and remarketing of the Trust's equipment.

Year 2000 Issue

   The Year 2000 Issue generally refers to the capacity of computer programming logic to correctly identify the calendar year. Many companies utilize computer programs or hardware with date sensitive software or embedded chips that could interpret dates ending in "00" as the year 1900 rather than the year 2000. In certain cases, such errors could result in system failures or miscalculations that disrupt the operations of the affected businesses. The Trust uses information systems provided by Equis Financial Group Limited Partnership (formerly American Finance Group) ("EFG") and has no information systems of its own. EFG has adopted a plan to address the Year 2000 Issue that consists of four phases: assessment, remediation, testing, and implementation and has elected to utilize principally internal resources to perform all phases. EFG completed substantially all of its Year 2000 project by December 31, 1998 at an aggregate cost of less than $50,000 and at a di minimus cost to the Trust. Remaining items are expected to be minor and be completed by March 31, 1999. All costs incurred in connection with EFG's Year 2000 project have been expensed as incurred.

   EFG's primary information software was coded by IBM at the point of original design to use a four digit field to identify calendar year. All of the Trust's lease billings, cash receipts and equipment remarketing processes are performed using this proprietary software. In addition, EFG has gathered information about the Year 2000 readiness of significant vendors and third party servicers and continues to monitor developments in this area. All of EFG's peripheral computer technologies, such as its network operating system and third-party software applications, including payroll, depreciation processing, and electronic banking, have been evaluated for potential programming changes and have required only minor modifications to function properly with respect to dates in the year 2000 and thereafter. EFG understands that each of its and the Trust's significant vendors and third-party servicers are in the process, or have completed the process, of making their systems Year 2000 compliant. Substantially all parties queried have indicated that their systems would be Year 2000 compliant by the end of 1998.

   Presently, EFG is not aware of any outside customer with a Year 2000 Issue that would have a material effect on the Trust's results of operations, liquidity, or financial position. The Trust's equipment leases were structured as triple net leases, meaning that the lessees are responsible for, among other things, (i) maintaining and servicing all equipment during the lease term, (ii) ensuring that all equipment functions properly and is returned in good condition, normal wear and tear excepted, and (iii) insuring the assets against casualty and other events of loss. Non-compliance with lease terms on the part of a lessee, including failure to address Year 2000 Issues, could result in lost revenues and impairment of residual values of the Trust's equipment assets under a worst-case scenario.

   EFG believes that its Year 2000 compliance plan will be effective in resolving all material Year 2000 risks in a timely manner and that the Year 2000 Issue will not pose significant operational problems with respect to its computer systems or result in a system failure or disruption of its or the Trust's business operations. However, EFG has no means of ensuring that all customers, vendors and third-party servicers will conform ultimately to Year 2000 standards. The effect of this risk to the Trust is not determinable.

Overview

   As an equipment leasing trust, the Trust was organized to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Trust was designed to progress through three principal phases: acquisitions, operations, and liquidation. During the operations phase, a period of approximately six years, all equipment in the Trust's portfolio will progress through various stages. Initially, all equipment will generate rental revenues under primary term lease agreements. During the life of the Trust, these agreements will expire on an intermittent basis and equipment held pursuant to the related leases will be renewed, re-leased or sold, depending on prevailing market conditions and the assessment of such conditions by EFG to obtain the most advantageous economic benefit. Over time, a greater portion of the Trust's original equipment portfolio will become available for remarketing and cash generated from operations and from sales or refinancings will fluctuate. Presently, the Trust is a Nominal Defendant in a Class Action Lawsuit, the resolution of which remains pending. See Note 11 to the accompanying financial statements. The Trust's operations commenced in 1992 and pursuant to the Trust Agreement, the Trust is scheduled to be dissolved by December 31, 2006.

Results of Operations

   For the year ended December 31, 1998, the Trust recognized lease revenue of $18,701,765 compared to $19,427,577 and $27,093,125 for the years ended December 31, 1997 and 1996, respectively. The decrease in lease revenue from 1996 to 1998 was attributable principally to lease term expirations and the sale of equipment, including the Trust's sale of its interest in a vessel in 1996 and certain railroad equipment in 1997 (see discussions below). In the near-term, aggregate rental revenues are expected to increase due to reinvestment of available proceeds in other equipment. In addition, the level of lease revenue to be recognized by the Trust in the future is expected to be impacted by the amendment to the Trust Agreement described in Note 9 to the accompanying financial statements; however, the extent of such impact cannot be determined at this time. Over the long term, the level of lease revenue will decline due to the expiration of the Trust's lease term agreements.

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

   Interest income in 1998 was $779,649, compared to $725,303 and $197,035 in 1997 and 1996, respectively. Generally, interest income is generated from the temporary investment of rental receipts and equipment sale proceeds in short-term instruments. Interest income in 1998 and 1997 includes interest earned on proceeds resulting from the issuance of Class B Interests (see below). Future interest income will fluctuate in relation to prevailing interest rates, the collection of lease revenue and the proceeds from equipment sales.

   For the year ended December 31, 1998, the Trust sold equipment having a net book value of $1,820,166 to existing lessees and third parties. These sales resulted in a net loss, for financial statement purposes, of $412,404.

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

   Depreciation and amortization expense was $10,234,690, $12,486,537 and $13,981,912 for the years ended December 31, 1998, 1997 and 1996, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

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

   Interest expense was $3,449,304 or 18.4% of lease revenue in 1998, $3,041,481 or 15.7% of lease revenue in 1997 and $3,480,122 or 12.8% of lease revenue in 1996. The increase in interest expense from 1997 to 1998 is the result of indebtedness obtained in connection with reinvestment equipment. Interest expense in the near-term may increase due to the financing of any newly acquired assets. Thereafter, interest expense will decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding indebtedness.

   Management fees were 4.7%, 4.6% and 4% of lease revenue for the years ended December 31, 1998, 1997 and 1996, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

   Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. Operating expenses were $623,883, $672,773 and $576,157 during the years ended December 31, 1998, 1997, and 1996, respectively. During 1998, the Trust incurred or accrued approximately $290,000 for certain legal expenses related to the Class Action Lawsuit described in Note 11 to the financial statements. Additionally, operating expenses in 1998 include professional service costs incurred in connection with the Solicitation Statement described in Note 9 to the financial statements. The increase in operating expenses from 1996 to 1997 was due primarily to costs incurred in connection with the Solicitation and Registration Statements described in Note 7 to the accompanying financial statements.

Liquidity and Capital Resources and Discussion of Cash Flows

   The Trust by its nature is a limited life entity. As an equipment leasing program, the Trust's principal operating activities derive from asset rental transactions. Accordingly, the Trust's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $17,885,461 during the year ended December 31, 1998. Such cash inflows reflect cash previously held in escrow of $3,017,318. For the year ended December 31, 1997, operating activities generated net cash inflows of $12,983,604, adjusted to reflect (i) equipment sale proceeds of $1,618,169 received in connection with the sale of a vessel and (ii) debt proceeds of $1,980,073 from leveraging certain rail equipment, both of which amounts were due from EFG at December 31, 1996 and reflected as cash inflows on the accompanying 1997 Statement of Cash Flows. Operating activities generated net cash inflows of $21,519,290 (adjusted for such sale and debt proceeds) for the year ended December 31, 1996. Cash inflows generated from operating activities during 1996 included the receipt of early termination proceeds of $5,217,665. In the future, operating cash flows may increase due to the acquisition of reinvestment equipment or other new investments not consisting of equipment. Subsequently, renewal, re-lease and equipment sale activities will cause the Trust's primary-term lease revenue and corresponding sources of operating cash to decline. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Trust experiences a higher frequency of remarketing events.

   The Trust's equipment is leased by a number of creditworthy, investment-grade companies and, to date, the Trust has not experienced any material collection problems and has not considered it necessary to provide an allowance for doubtful accounts. Notwithstanding a positive collection history, there is no assurance that all future contracted rents will be collected or that the credit quality of the Trust's lessees will be maintained. Collection risk could increase in the future, particularly as the Trust remarkets its equipment and enters re-lease agreements with different lessees. The Managing Trustee will continue to evaluate and monitor the Trust's experience in collecting accounts receivable to determine whether a future allowance for doubtful accounts may become appropriate.

   Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. The Trust expended $179,510, $30,271,673 and $1,243,539 to acquire equipment during the years ended December 31, 1998, 1997 and 1996, respectively. All of the equipment acquisitions were purchased pursuant to the reinvestment provisions of the Trust Agreement. Acquisitions during the year ended December 31, 1997 include the Trusts 49.4% proportionate ownership interest in a Boeing 767-300 ER aircraft leased to Scandinavian Airlines System (the "SAS Aircraft"). The SAS Aircraft was purchased in August 1997 using cash of $5,124,103 and indebtedness of $25,042,248. During 1998, the Trust realized net sale proceeds of $1,407,762, compared to $2,754,033 and $2,238,672 in 1997 and 1996, respectively. Sale proceeds in 1997 and 1996 include $2,000,000 from the rail transaction and $1,618,169 from the vessel transaction noted previously. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions. In addition, the Trust's investment in an affiliated limited partnership is reported under investing activities during the year ended December 31, 1998 (see
Note 4 to the accompanying financial statements).

   The Trust obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. Cash inflows of $25,042,248 and $9,862,477 in 1997 and 1996, respectively, resulted from leveraging a portion of the Trust's equipment portfolio with third-party lenders (see Results of Operations). Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In future years, the amount of cash used to repay debt obligations will decline as the principal balance of notes payable is reduced through the collection and application of rents. Notwithstanding the foregoing, the Trust has balloon payment obligations of $19,980,682, $1,400,074 and $282,421 at the expiration of the lease terms related to the SAS Aircraft, certain rail equipment and the Trust's interest in an MD-87 jet aircraft leased by Reno Air, Inc., respectively. During 1998, SAS exercised its option to extend the term of its existing lease for a period of two years at a base rent to the Trust of $295,314 per month, beginning December 30, 1998. As a result of SAS exercising the renewal lease option, the balloon payment has been postponed until the termination of the two-year extension period.

   The Trust entered into a 1-year renewal lease agreement with British Airways PLC for its proportionate interest in a Boeing 747 aircraft at a base rent to the Trust of $82,500 per month, beginning October 29, 1998.

   In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 1998, the Managing Trustee had a negative tax capital account balance of $303,603.

   At December 31, 1998, the Trust was due aggregate future minimum lease payments of $28,104,361 from contractual lease agreements (see Note 2 to the financial statements), a portion of which will be used to amortize the principal balance of notes payable of $35,030,985 (see Note 5 to the financial statements and discussion above). Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, as well as from lease revenues generated by equipment acquisitions from the Trust's reinvestment activities. The Trust expects to acquire additional reinvestment equipment or other new investments (See Note 12) using on-hand cash and additional indebtedness. The extent of the Trust's total future reinvestment activities will be influenced in part by future equipment sales; the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, as the Trust matures and a greater level of its equipment assets becomes available for remarketing, the cash flows of the Trust will become less predictable. In addition, the Trust will have cash needs to satisfy interest on indebtedness and to pay management fees and operating expenses. Ultimately, the Trust is expected to meet its future disbursement obligations and to distribute any excess of cash inflows over cash outflows to the Participants in accordance with the Trust Agreement. However, several factors, including month-to-month lease extensions, lessee defaults, equipment casualty events, and early lease terminations could alter the Trust's anticipated cash flows as described herein and in the accompanying financial statements and result in fluctuations to the Trust's periodic cash distribution payments.

   On July 18, 1997, the Trust issued 3,142,083 Class B Interests at $5.00 per interest, thereby generating $15,710,415 in aggregate Class B capital contributions. Class A Beneficiaries purchased 1,400 Class B Interests, generating $7,000 of such aggregate capital contributions, and the Special Beneficiary, EFG, purchased 3,140,683 Class B Interests, generating $15,703,415 of such aggregate capital contributions. The Trust incurred offering costs in the amount of $157,104 and professional service costs of $159,066 in connection with this offering. Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation, a Delaware corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. As a result, Equis II Corporation has voting control of the Trust through its ownership of the majority of the Trust's outstanding voting interests, as well as its ownership of AFG ASIT Corporation. Equis II Corporation is controlled by EFG's President and Chief Executive Officer, Gary D. Engle. Accordingly, control of the Managing Trustee did not change as a result of the foregoing transactions (see also Note 7 to the accompanying financial statements).

   As described in the Prospectus for the offering of the Class B Interests, the Managing Trustee used a portion of the net cash proceeds realized from the offering of the Class B Interests to pay a one-time special cash distribution of approximately $1.47 per Class A Interest to the Class A Beneficiaries of the Trust. The Managing Trustee declared and paid this special cash distribution, aggregating $3,075,818, to Class A Beneficiaries on August 15, 1997.

   On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Beneficiary Interests of the Trust. On October 10, 1997, the Trust used $1,606,322 of the net proceeds realized from the issuance of the Class B Interests to purchase 153,275 of the Class A Interests tendered as a result of the offer. On July 6, 1998, the Trust used $5,601,790 of such proceeds to pay a capital distribution to the Class B Beneficiaries. The remaining net proceeds from the Class B offering of $5,110,315 will be used according to terms negotiated in connection with settling the Class Action Lawsuit described in Note 11 (see also Notes 8, 9 and 10 to the accompanying financial statements). On April 28, 1998, the Trust purchased 1,000 additional Class A Interests at a cost of $9,000.

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

   It is the intention of the Managing Trustee to maintain a cash distribution level that is consistent with the operating cash flows of the Trust and to optimize the long-term value of the Trust. A distribution level that is higher than the Trust's operating cash flows could compromise the Trust's working capital position, as well as its ability to refurbish or upgrade equipment in response to lessee requirements or other market circumstances and, during its reinvestment period, to purchase replacement equipment as original equipment is remarketed. Accordingly, in order to better align monthly cash distributions with the Trust's operating cash flows, the Managing Trustee reduced the level of monthly cash distributions from an annualized rate of $2.52 per Class A Interest (the rate established and paid from the Trust's inception through September
1995) to an annualized rate of $1.26 per Class A Interest commencing in October 1995. In October 1996, the Managing Trustee increased the annualized distribution rate to $1.64 per Class A Interest and has sustained this distribution rate throughout 1997 and 1998. For the Class B Beneficiaries, the Managing Trustee established and paid, from the Trust, an annualized distribution of $0.66 per Class B Beneficiary commencing July 18, 1997. Future distributions, with respect to Class B Interests, will be subordinate to certain distributions with respect to Class A Interests.

   Cash distributions to the Managing Trustee, the Special Beneficiary and the Beneficiaries are declared and generally paid within fifteen days following the end of each calendar month. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1998, the Trust declared total cash distributions of Distributable Cash From Operations of $10,991,601. Of the total distributions, the Beneficiaries were allocated $10,493,043 ($3,169,539 to Class A Beneficiaries and $7,323,504 to Class B Beneficiaries); the Special Beneficiary was allocated $444,660; and the Managing Trustee was allocated $53,898.

   The nature of the Trust's operations and principal cash flows gradually will shift from rental receipts to equipment sale proceeds as the Trust matures and change as a result of new investments not consisting of equipment acquisitions. As this occurs, the Trust's cash flows resulting from equipment investments may become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events in order to maximize the residual value of the Trust's equipment and will consider these factors, in addition to new investment activities and the collection of contractual rents, the retirement of scheduled indebtedness, and the Trust's future working capital requirements, in establishing future cash distribution rates.

                           REPORT OF INDEPENDENT AUDITORS

To the Participants of AFG Investment Trust D:

   We have audited the accompanying statements of financial position of AFG Investment Trust D as of December 31, 1998 and 1997, and the related statements of operations, changes in participants' capital, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AFG Investment Trust D at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

   Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Additional Financial Information identified in the Index to Annual Report to the Participants is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                                               ERNST & YOUNG LLP

Boston, Massachusetts
March 26, 1999

                             AFG Investment Trust D

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1998 and 1997

ASSETS                                                                               1998                  1997
------                                                                         -----------------    -------------------
Cash and cash equivalents                                                      $       9,100,016    $         4,218,502
Restricted cash                                                                        5,110,315             10,712,105
Cash held in escrow                                                                           --              3,017,318
Rents receivable                                                                       2,322,608              2,133,873
Accounts receivable - affiliate                                                          448,039                508,209
Investment - affiliate                                                                   699,626                     --
Equipment at cost, net of accumulated depreciation
   of $45,307,297 and $38,811,298 at December 31, 1998
   and 1997, respectively                                                             60,837,372             72,711,968
Organization costs, net of accumulated amortization
   of $5,000 and $4,250 at December 31, 1998
   and 1997, respectively                                                                     --                    750
                                                                               -----------------    -------------------
         Total assets                                                          $      78,517,976    $        93,302,725
                                                                               =================    ===================

LIABILITIES AND PARTICIPANTS' CAPITAL

Notes payable                                                                  $      35,030,985    $        43,102,250
Accrued interest                                                                         332,001                492,620
Accrued liabilities                                                                      321,500                 11,550
Accrued liabilities - affiliate                                                           69,248                113,323
Deferred rental income                                                                   408,652                 39,331
Cash distributions payable to participants                                               417,939                480,436
                                                                               -----------------    -------------------
         Total liabilities                                                            36,580,325             44,239,510
                                                                               -----------------    -------------------
Participants' capital (deficit):
  Managing Trustee                                                                        12,140                (45,553)
  Special Beneficiary                                                                    100,157               (379,308)
  Class A Beneficiary Interests (1,934,755 and 1,935,755
    Interests at December
    31, 1998 and 1997, respectively,
    initial purchase price of $25 each)                                               35,230,782             36,477,495
  Class B Beneficiary Interests (3,142,083 Interests;
    initial purchase price of $5 each)                                                 8,209,894             14,616,903
  Treasury Interests (154,275 and 153,275 Class A Interests
    at December 31, 1998 and 1997, respectively,
    at Cost)                                                                          (1,615,322)            (1,606,322)
                                                                               -----------------    -------------------
         Total participants' capital                                                  41,937,651             49,063,215
                                                                               -----------------    -------------------
         Total liabilities and participants' capital                           $      78,517,976    $        93,302,725
                                                                               =================    ===================

                 The accompanying notes are an integral part of
                           these financial statements.

                             AFG Investment Trust D

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1998, 1997 and 1996

                                                         1998                      1997                      1996
                                                  ------------------        ------------------        ------------------
Income:

     Lease revenue                                $       18,701,765        $       19,427,577        $       27,093,125

     Interest income                                         779,649                   725,303                   197,035

     Loss on sale of equipment                              (412,404)               (1,038,989)               (5,149,874)
                                                  ------------------        ------------------        ------------------
         Total income                                     19,069,010                19,113,891                22,140,286
                                                  ------------------        ------------------        ------------------

Expenses:

     Depreciation and amortization                        10,234,690                12,486,537                13,981,912

     Write-down of equipment                                      --                        --                 2,400,000

     Interest expense                                      3,449,304                 3,041,481                 3,480,122

     Equipment management fees
       - affiliate                                           886,096                   895,643                 1,071,560

     Operating expenses - affiliate                          623,883                   672,773                   576,157
                                                  ------------------        ------------------        ------------------

         Total expenses                                   15,193,973                17,096,434                21,509,751
                                                  ------------------        ------------------        ------------------

Net income                                        $        3,875,037        $        2,017,457        $          630,535
                                                  ==================        ==================        ==================

Net income
     per Class A Beneficiary Interest             $             0.99        $             0.68        $             0.27
                                                  ==================        ==================        ==================

     per Class B Beneficiary Interest             $             0.29        $               --        $               --
                                                  ==================        ==================        ==================
Cash distributions declared
     per Class A Beneficiary Interest             $             1.64        $             3.11        $             1.39
                                                  ==================        ==================        ==================

     per Class B Beneficiary Interest             $             2.33        $             0.30        $               --
                                                  ==================        ==================        ==================

                 The accompanying notes are an integral part of
                           these financial statements.

                             AFG Investment Trust D

                  STATEMENT OF CHANGES IN PARTICIPANTS' CAPITAL
              for the years ended December 31, 1998, 1997 and 1996

                                                  Managing           Special          Class A Beneficiaries
                                                   Trustee         Beneficiary   --------------------------------
                                                    Amount           Amount         Interests         Amount
                                                -------------    -------------   --------------   ---------------
Balance at December 31, 1995                    $     (37,265)   $    (314,685)       2,089,030   $    43,796,769

Net income - 1996                                       6,305           52,019               --           572,211

Cash distributions declared                           (31,905)        (263,218)              --        (2,895,395)
                                                -------------    -------------   --------------   ---------------

Balance at December 31, 1996                          (62,865)        (525,884)       2,089,030        41,473,585

Class B capital contribution                               --               --               --                --

Less: Offering costs                                       --               --               --                --

Net income - 1997                                      64,415          535,171               --         1,417,871

Cash distributions declared                           (47,103)        (388,595)              --        (6,413,961)

Acquisition of treasury interests, at cost                 --               --         (153,275)               --
                                                -------------    -------------   --------------   ---------------
Balance at December 31, 1997                          (45,553)        (379,308)       1,935,755        36,477,495

Net income - 1998                                     111,591          924,125               --         1,922,826

Cash distributions declared                           (53,898)        (444,660)              --        (3,169,539)

Acquisition of treasury interests, at cost                 --               --           (1,000)               --
                                                -------------    -------------   --------------   ---------------
Balance at December 31, 1998                    $      12,140    $     100,157       1,934,755    $    35,230,782
                                                =============    =============   =============    ===============

                                                 Class B Beneficiaries
                                             --------------------------------     Treasury
                                                Interests         Amount          Interests            Total
                                             --------------   ---------------   --------------    ---------------
Balance at December 31, 1995                             --   $            --   $           --    $    43,444,819

Net income - 1996                                        --                --               --            630,535

Cash distributions declared                              --                --               --         (3,190,518)
                                             --------------   ---------------   --------------    ---------------

Balance at December 31, 1996                             --                --               --         40,884,836

Class B capital contribution                      3,142,083        15,710,415               --         15,710,415

Less: Offering costs                                     --          (157,104)              --           (157,104)

Net income - 1997                                        --                --               --          2,017,457

Cash distributions declared                              --          (936,408)              --         (7,786,067)

Acquisition of treasury interests, at cost               --                --       (1,606,322)        (1,606,322)
                                             --------------   ---------------   --------------    ---------------
Balance at December 31, 1997                      3,142,083        14,616,903       (1,606,322)        49,063,215

Net income - 1998                                        --           916,495               --          3,875,037

Cash distributions declared                              --        (7,323,504)              --        (10,991,601)

Acquisition of treasury interests, at cost               --                --           (9,000)            (9,000)
                                             --------------   ---------------   --------------    ---------------
Balance at December 31, 1998                      3,142,083   $     8,209,894   $   (1,615,322)   $    41,937,651
                                             ==============   ===============   ==============    ===============

                 The accompanying notes are an integral part of
                           these financial statements.

                             AFG Investment Trust D

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1998, 1997 and 1996

                                                               1998                    1997                   1996
                                                         ----------------        ----------------       ----------------
Cash flows from (used in) operating activities:
Net income                                               $      3,875,037        $      2,017,457       $        630,535

Adjustments to reconcile net income
   to net cash from operating activities:
     Depreciation and amortization                             10,234,690              12,486,537             13,981,912
     Write-down of equipment                                           --                      --              2,400,000
     Loss on sale of equipment                                    412,404               1,038,989              5,149,874

Changes in assets and liabilities:
     Decrease (increase) in:
         Cash held in escrow                                    3,017,318              (3,017,318)                    --
         Rents receivable                                        (188,735)              1,213,433               (493,145)
         Accounts receivable - affiliate                           60,170               3,337,446             (3,736,104)
     Increase (decrease) in:
         Accrued interest                                        (160,619)               (220,569)                49,842
         Accrued liabilities                                      309,950                 (11,700)               (20,601)
         Accrued liabilities - affiliate                          (44,075)               (100,924)               116,659
         Deferred rental income                                   369,321                (161,505)              (157,924)
                                                         ----------------        ----------------       ----------------
           Net cash from operating activities                  17,885,461              16,581,846             17,921,048
                                                         ----------------        ----------------       ----------------
Cash flows from (used in) investing activities:
     Purchase of equipment                                       (179,510)            (30,271,673)            (1,243,539)
     Proceeds from equipment sales                              1,407,762               2,754,033              2,238,672
     Investment - affiliate                                      (699,626)                     --                     --
                                                         ----------------        ----------------       ----------------
         Net cash from (used in) investing activities             528,626             (27,517,640)               995,133
                                                         ----------------        ----------------       ----------------
Cash flows from (used in) financing activities:
     Proceeds from capital contributions                               --              15,710,415                     --
     Payment of organization and offering costs                        --                (157,104)                    --
     Restricted cash                                            5,601,790             (10,712,105)                    --
     Purchase of treasury interests                                (9,000)             (1,606,322)                    --
     Proceeds from notes payable                                       --              25,042,248              9,862,477
     Principal payments - notes payable                        (8,071,265)            (12,143,336)           (19,690,305)
     Distributions paid                                       (11,054,098)             (7,619,847)            (3,118,004)
                                                         ----------------        ----------------       ----------------
           Net cash from (used in) financing activities       (13,532,573)              8,513,949            (12,945,832)
                                                         ----------------        ----------------       ----------------
Net increase (decrease) in cash and cash equivalents            4,881,514              (2,421,845)             5,970,349

Cash and cash equivalents at beginning of year                  4,218,502               6,640,347                669,998
                                                         ----------------        ----------------       ----------------
Cash and cash equivalents at end of year                 $      9,100,016        $      4,218,502       $      6,640,347
                                                         ================        ================       ================
Supplemental disclosure of cash flow information:

     Cash paid during the year for interest              $      3,609,923        $      3,262,050       $      3,430,280
                                                         ================        ================       ================

Supplemental schedule of non-cash investing and financing activities:

      During 1997, the Trust sold equipment to third parties which assumed related debt and interest of $2,624,639 and 13,998, respectively.

                 The accompanying notes are an integral part of
                           these financial statements.

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                December 31, 1998

NOTE 1 - ORGANIZATION AND TRUST MATTERS

   AFG Investment Trust D (the "Trust") was organized as a Delaware business trust in accordance with the Delaware Business Trust Act on August 31, 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Participants' capital initially consisted of contributions of $1,000 from the Managing Trustee, AFG ASIT Corporation, $1,000 from the Special Beneficiary, Equis Financial Group Limited Partnership (formerly known as American Finance Group), a Massachusetts limited partnership ("EFG"), and $100 from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG. The Trust issued an aggregate of 2,089,030 Beneficiary Interests (hereinafter referred to as Class A Interests) at a subscription price of $25.00 each ($52,225,750 in total) to 2,635 investors through 17 serial closings commencing October 26, 1993 and ending February 6, 1995. On July 18, 1997, the Trust issued 3,142,083 Class B Interests at $5.00 each ($15,710,415 in total), of which (i) 3,140,683 interests are held by Equis II Corporation, an affiliate of EFG, and (ii) 1,400 interests are held by 4 other Class A investors. The Trust repurchased 153,275 Class A Interests on October 10, 1997 using proceeds from the issuance of Class B Interests. On April 28, 1998, the Trust repurchased 1,000 additional Class A Interests. Accordingly, there are 1,934,755 Class A Interests currently outstanding.

   The Trust has one Managing Trustee, AFG ASIT Corporation, a Massachusetts corporation, and one Special Beneficiary, EFG. The Managing Trustee is responsible for the general management and business affairs of the Trust. EFG acts as Advisor to the Trust and provides services in connection with the acquisition and remarketing of the Trust's assets. AFG ASIT Corporation is a wholly-owned subsidiary of Equis II Corporation and an affiliate of EFG. Class A Interests and Class B Interests basically have identical voting rights and, therefore, Equis II Corporation has control over the Trust on all matters on which the Beneficiaries may vote. The Managing Trustee and the Special Beneficiary are not required to make any other capital contributions except as may be required under the Second Amended and Restated Declaration of Trust, as amended (the "Trust Agreement").

   Significant operations commenced coincident with the Trust's initial purchase of equipment and the associated lease commitments on October 26, 1993. Pursuant to the Trust Agreement, each distribution of Distributable Cash From Operations and Distributable Cash From Sales or Refinancings of the Trust is made 90.75% to the Beneficiaries, 8.25% to the Special Beneficiary and 1% to the Managing Trustee.

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

   The general partner of EFG, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary
D. Engle, its President, Chief Executive Officer and sole Director. Equis Corporation also owns a controlling 1% general partner interest in EFG's 99% limited partner, GDE Acquisition Limited Partnership ("GDE LP"). Equis Corporation and GDE LP were established in December 1994 by Mr. Engle for the sole purpose of acquiring the business of AFG.

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

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

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Cash Flows and Restricted Cash

   The Trust considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Trust invests excess cash with large institutional banks in federal agency discount notes and reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Trust. The securities underlying the agreements are book entry securities. At December 31, 1998, the Trust had $11,576,000 invested in federal agency discount notes and reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities. Such cash includes $5,110,315 which is classified as Restricted Cash and represents the net proceeds realized from the offering of the Class B Interests less ( i ) the portion thereof used to pay a special distribution to the Class A Beneficiaries and to redeem Class A Interests (see Notes 7 and 8) and ( ii ) the portion thereof used to pay a capital distribution to the Class B Beneficiaries (see Note 10). The remainder is expected to be used according to terms negotiated in conjunction with settling the Class Action Lawsuit described in Note 11.

Revenue Recognition

   Rents are payable to the Trust monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Trust may enter primary-term, renewal or re-lease agreements which expire beyond the Trust's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Trust's business activities as the Managing Trustee and the Advisor would seek to sell the then-remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future non-cancelable rental payments associated with the attendant lease agreements. Future minimum rents of $28,104,361 are due as follows:

        For the year ending December 31,        1999           $   13,553,671
                                                2000                9,200,620
                                                2001                3,185,832
                                                2002                2,162,062
                                                2003                    2,176
                                                               --------------

                                               Total            $  28,104,361
                                                                =============

     Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                          1998                       1997                      1996
                                                   ------------------         ------------------        ------------------
Scandinavian Airlines System                       $        4,054,613         $               --        $               --
Emery Worldwide                                    $        2,409,224         $        2,409,224        $               --
KGJS/Gearbulk Holding Limited                      $        2,297,772         $               --        $               --
Chantel Shipping Corporation                       $               --         $        2,310,614        $               --
Stena Bulk AB                                      $               --         $               --        $        6,959,077

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

   During 1998, Scandinavian Airlines System ("SAS") exercised its option to extend the term of its existing lease for a period of two years at a base rent to the Trust of $295,314 per month, beginning December 30, 1998. As a result of SAS exercising the renewal lease option, the balloon payment (originally due at the end of the primary lease term) has been postponed until the termination of the two-year extension period.

   The Trust entered into a 1-year renewal lease agreement with British Airways PLC for its proportionate interest in a Boeing 747 aircraft at a base rent to the Trust of $82,500 per month, beginning October 29, 1998.

Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equipment on Lease

   All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. Equipment Cost means the actual cost paid by the Trust to acquire the equipment, including acquisition fees. Where equipment was acquired from EFG or an Affiliate, Equipment Cost reflects the actual price paid for the equipment by EFG or the Affiliate plus all actual costs incurred by EFG or the Affiliate while carrying the equipment, including all liens and encumbrances, less the amount of all primary term rents earned by EFG or the Affiliate prior to selling the equipment. Where the seller of the equipment was a third party, Equipment Cost reflects the seller's invoice price.

Depreciation and Amortization

   The Trust's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the Managing Trustee evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. For purposes of this comparison, "net carrying value" represents, at a given date, the net book value (equipment cost less accumulated depreciation for financial reporting purposes) of the Trust's equipment and "net realizable value" represents, at the same date, the aggregate undiscounted cash flows resulting from future contracted lease payments plus the estimated residual value of the Trust's equipment. The Managing Trustee evaluates significant equipment assets, such as aircraft and vessels, individually. All other assets are evaluated collectively by equipment type unless the Managing Trustee learns of specific circumstances, such as a lessee default, technological obsolescence, or other market developments, which could affect the net realizable value of particular assets. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value. To the extent that such adjustments were recorded, they are reflected separately on the accompanying Statement of Operations as Write-Down of Equipment.

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

   Organization costs were amortized using the straight-line method over a period of five years.

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

Accrued Liabilities - Affiliate

   Unpaid fees and operating expenses paid by EFG on behalf of the Trust and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (See Note 4).

Allocation of Net Income or Loss

   Net income is allocated quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period (excluding $5,601,790 Class B capital distributions paid in 1998). Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. Prior to adoption of the current Trust Agreement on July 15, 1997 (see Note 7), the Trust allocated net income or loss to the Participants for financial reporting purposes according to their respective beneficial interests in the Trust (1% to the Managing Trustee, 8.25% to the Special Beneficiary, and 90.75% to the Class A Beneficiaries).

   The allocation of net income or loss pursuant to the Trust Agreement differs from the foregoing and is based upon government rules and regulations for federal income tax reporting purposes and assumes, for each income tax reporting period, the liquidation of all of the Trust's assets and the subsequent distribution of all available cash to the Participants. For income tax purposes, the Trust adjusts its allocations of income and loss to the Participants so as to cause their tax capital account balances at the end of the reporting period to be equal to the amount that would be distributed to them at such date in the event of a liquidation and dissolution of the Trust. This methodology does not consider the costs attendant to liquidation or whether the Trust intends to have future business operations. If the Trust made similar assumptions and allocations for financial reporting purposes and the Trust was liquidated at December 31, 1998 for an amount equal to its net carrying value for financial reporting purposes, the capital accounts of the Managing Trustee, Special Beneficiary, Class A Beneficiaries, and Class B Beneficiaries would have reflected ending balances of $419,377, $3,459,856, $25,148,782, and $12,909,636,
respectively. See Note 6 for additional information concerning the allocation of net income or loss for income tax reporting purposes.

Net Income and Cash Distributions Per Beneficiary Interest

   Net income and cash distributions per Class A Interest in 1998 are based on 1,935,755 Class A Interests outstanding during the period January 1, 1998 through April 27, 1998 and 1,934,755 Class A Interests outstanding during the period April 28, 1998 through December 31, 1998. Net income and cash distributions per Class A Interest in 1997 are based on 2,089,030 Class A Interests outstanding during the period January 1, 1997 through October 9, 1997 and 1,935,755 Class A Interests outstanding during the period October 10, 1997 through December 31, 1997. Net income and cash distributions per Class A Interest are based on 2,089,030 Class A Interests outstanding during the year ended December 31, 1996. Net income and cash distributions per Class B Interest are based on 3,142,083 Class B Interests outstanding during the year ended December 31, 1998 and the period July 18, 1997 through December 31, 1997. For each of the aforementioned periods, net income and cash distributions per Beneficiary Interest are computed after allocation of the Managing Trustee's and Special Beneficiary's shares of net income and cash distributions.

Provision for Income Taxes

   No provision or benefit from income taxes is included in the accompanying financial statements. The Participants are responsible for reporting their proportionate shares of the Trust's taxable income or loss and other tax attributes on their tax returns.

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

NOTE 3 - EQUIPMENT

   The following is a summary of equipment owned by the Trust at December 31, 1998. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1998 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                         Remaining
                                        Lease Term            Equipment
            Equipment Type                (Months)             at Cost                   Location
-----------------------------------    --------------     -----------------   --------------------------------
Aircraft                                        10-48     $      52,946,296   NV/OH/Foreign
Vessels                                            45            13,875,360   Foreign
Locomotives                                        18            10,684,643   IL/NB
                                                                  5,904,498   FL/IL/KY/MI/NC/NV/OK/PA/VA/
Construction and mining                          0-42                         Foreign
Materials handling                               0-53             5,294,425   AK/CA/CO/GA/IN/IL/IO/MI/MN/MS/
                                                                              NC/NJ/NY/OH/OR/TN/TX/WV/WI
Retail store fixtures                            0-12             4,926,665   AZ/CO/NM/TX
Manufacturing                                    0-12             3,849,469   CA/NJ
Computers and peripherals                        0-19             3,788,572   CA/CO/FL/GA/IL/IN/KS/KY/MD/MI/
                                                                              MN/ME/NC/NE/NJ/NY/OH/OK/
                                                                              OR/PA/SC/TN/TX/VA/WI/WV Foreign
Miscellaneous                                    0-23             3,564,207   FL/LA/NC/TX
Tractors and heavy duty trucks                    0-3               545,117   NJ/TX
Research and test                                6-15               501,012   MI/WI
Trailers/intermodal containers                      0               187,461   OH
Motor vehicles                                      0                38,499   MI
Photocopying                                        3                31,913   WI
Communications                                      0                 6,532   CA
                                                          -----------------

                                 Total equipment cost           106,144,669

                             Accumulated depreciation           (45,307,297)
                                                          -----------------

           Equipment, net of accumulated depreciation     $      60,837,372
                                                          =================

   In certain cases, the cost of the Trust's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1998, the Trust's equipment portfolio included equipment having a proportionate original cost of $43,065,716, representing approximately 41% of total equipment cost.

   Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $77,883,000 and a net book value of approximately $57,157,000 at December 31, 1998 (see Note 5).

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

   Generally, the costs associated with maintaining, insuring and operating the Trust's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Trust.

   As equipment is sold to third parties, or otherwise disposed of, the Trust will recognize a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31, 1998, the cost and net book value of equipment held for sale or re-lease was approximately $3,358,000 and $681,000, respectively. The Managing Trustee is actively seeking the sale or re-lease of all equipment not on lease. In addition, the summary above also includes equipment being leased on a month-to-month basis.

   The Trust recorded a write-down of the carrying value of its interest in an aircraft, representing an impairment, during the year ended December 31, 1996. The resulting charge, $2,400,000 ($1.04 per Class A Interest) in 1996 was based on a comparison of the estimated net realizable value and corresponding carrying value for the Trust's interest in the aircraft.

NOTE 4 - RELATED PARTY TRANSACTIONS

   All operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1998, 1997 and 1996, which were paid or accrued by the Trust to EFG or its Affiliates, are as follows:

                                      1998             1997             1996
                                  ------------     ------------     ------------

Equipment acquisition fees        $      5,227     $    871,096     $     36,120
Equipment management fees              886,096          895,643        1,071,560
Offering costs                              --          157,104               --
Administrative charges                  80,184           76,419           48,638
Reimbursable operating
   expenses due to third parties       543,699          596,354          527,519
                                  ------------     ------------     ------------

                   Total          $  1,515,206     $  2,596,616     $  1,683,837
                                  ============     ============     ============

   EFG and its Affiliates were reimbursed for their out-of-pocket offering costs incurred on behalf of the Trust in an amount equal to 1% of the gross proceeds of the four trusts which sold Class B Interests, pursuant to the Registration Statement on Form S-1. The amount of reimbursement made by the Trust was prorated in proportion to the number of Beneficiary Interests sold in the Trust.

   As provided under the terms of the Trust Agreement, EFG is compensated for its services to the Trust. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG was compensated by an amount equal to .28% of Asset Base Price paid by the Trust for each asset acquired for the Trust's initial asset portfolio. For reinvestment acquisitions completed prior to February 7, 1999, EFG is compensated by an amount equal to 3% of Asset Base Price paid by the Trust. In connection with the Solicitation Statement and consent of Beneficiaries (See Note 9), the Trust's reinvestment provisions, which were scheduled to expire on February 6, 1999, were extended through December 31, 2002. In addition, the Trust is now permitted to invest in assets other than equipment (See Note 12). Acquisition fees paid to EFG in connection with reinvestment assets acquired after February 6, 1999 are equal to 1% of Asset Base Price paid by the Trust. For management services, EFG is compensated by an amount equal to (i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Trust with respect assets acquired on or prior to February 6, 1999. For management services earned in connection with assets acquired on or after February 7, 1999, EFG is compensated by an amount equal to 2% of gross lease rental revenue received by the Trust. Both of these fees are subject to certain limitations defined in the Trust Agreement. For non-equipment investments

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

other than cash, the Managing Trustee receives an annualized management fee of 1%. Compensation to EFG for services connected to the remarketing of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Trust Agreement.

   Administrative charges represent amounts owed to EFG, pursuant to Section 10.4(c) of the Trust Agreement, for persons employed by EFG who are engaged in providing administrative services to the Trust. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Trust which are reimbursed to EFG at actual cost.

   All equipment was purchased from EFG, one of its Affiliates, or directly from third-party sellers. The Trust's Purchase Price is determined by the method described in Note 2, Equipment on Lease.

   All rents and proceeds from the sale of equipment are paid by the lessee directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. At December 31, 1998, the Trust was owed $448,039 by EFG for such funds and the interest thereon. These funds were remitted to the Trust in January 1999.

   During 1998, the Trust purchased limited partnership units (the "Units") in AFG International Limited Partnership (the "Partnership"), a real estate limited partnership sponsored by EFG that owns two commercial buildings leased to an investment grade educational institution. The Trust purchased 7.25 Units at a cost of $100,000 per unit for an aggregate purchase price of $725,000. As a result of the purchase of the Units, the Trust owns approximately 22.5% of the Partnership. The Trust accounts for its investment in the Partnership under the equity method of accounting. As such, the carrying value of the Trust's investment in the Partnership is increased or decreased by an amount equal to the Trust's share of the Partnership's income or losses, respectively, and decreased for any distributions received from the Partnership. At December 31, 1998, this investment had a carrying balance of $699,626 and is reflected as Investment - affiliate on the accompanying Statement of Financial Position.

   Old North Capital Limited Partnership ("ONC"), a Massachusetts limited partnership formed in 1995 and an affiliate of EFG, owns 44,084 Class A Interests or 2.28% of the total outstanding Class A Interests of the Trust. The general partner of ONC is controlled by Gary D. Engle. In addition, the limited partnership interests of ONC are owned by Semele Group, Inc. ("Semele"). Gary D. Engle is Chairman and CEO of Semele.

   Refer to Note 7 regarding the purchase of Class B Interests by an affiliate, Equis II Corporation and the change in ownership of the Managing Trustee.

NOTE 5 - NOTES PAYABLE

   Notes payable at December 31, 1998 consisted of installment notes of $35,030,985 payable to banks and institutional lenders. The notes bear interest rates ranging between 6.92% and 13.75%, except for one note, which bears a fluctuating interest rate based on LIBOR (5.54% at December 31, 1998) plus a margin. All of the installment notes are non-recourse, and are collateralized by the equipment and assignment of the related lease payments. Generally, the installment notes will be fully amortized by noncancellable rents. However, the Trust has balloon payment obligations of $19,980,682, $1,400,074 and $282,421 at the expiration of the lease terms related to the SAS Aircraft, certain rail equipment and an MD-87 jet aircraft leased by Reno Air, Inc., respectively. During 1998, pursuant to the lease agreement, SAS exercised its option to extend the term of the existing lease for a period of two years, beginning December 30, 1998. As a result of SAS exercising the renewal lease option, the balloon payment has been postponed until the termination of the two-year extension period. The carrying amount of notes payable approximates fair value at December 31, 1998.

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

     The annual maturities of the installment notes payable are as follows:

     For the year ending December 31,  1999           $    7,244,103
                                       2000               24,496,352
                                       2001                1,729,169
                                       2002                1,279,940
                                       2003                  281,421
                                                      --------------

                                      Total           $   35,030,985
                                                      ==============

NOTE 6 - INCOME TAXES

   The Trust is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Trust.

   For financial statement purposes, the Trust allocates net income quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period (excluding $5,601,790 Class B capital distributions paid in 1998). Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Trust Agreement. For income tax purposes, the Trust allocates net income or net loss in accordance with the provisions of such agreement. Pursuant to the Trust Agreement, upon dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 1998, the Managing Trustee had a negative tax capital account balance of $303,603.

   The following is a reconciliation between net income (loss) reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1998, 1997 and 1996:

                                                        1998                       1997                      1996
                                                 ------------------         ------------------        ------------------
Net income                                       $        3,875,037         $        2,017,457        $          630,535
     Tax depreciation in excess of
         financial statement depreciation                (5,594,998)                (4,292,255)               (5,450,339)
     Write-down of equipment                                     --                         --                 2,400,000
     Tax gain (loss) in excess of
         book gain (loss)                                   608,670                  2,507,051                  (720,447)
     Deferred rental income                                 369,321                   (161,505)                 (157,924)
     Other                                                  (59,552)                   (28,038)                    3,790
                                                 ------------------         ------------------        ------------------
Net income (loss) for federal income
     tax reporting purposes                      $         (801,522)        $           42,710        $       (3,294,385)
                                                 ==================         ==================        ==================

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

      The following is a reconciliation between participants' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1998 and 1997:

                                                                              1998                       1997
                                                                       ------------------         ------------------
Participants' capital                                                  $       41,937,651         $       49,063,215

     Add back selling commissions and organization
        and offering costs                                                      5,113,551                  5,113,551

     Deferred step-down of capital basis                                         (366,869)                        --

     Cumulative difference between federal income tax
        and financial statement income (loss)                                 (19,945,093)               (15,268,536)
                                                                       ------------------         ------------------
Participants' capital for federal income tax reporting
        purposes                                                       $       26,739,240         $       38,908,230
                                                                       ==================         ==================

   Cumulative difference between federal income tax and financial statement income (loss) represent timing differences.

NOTE 7 - ISSUANCE OF CLASS B INTERESTS

   On October 26, 1996, the Trust filed a Solicitation Statement with the United States Securities and Exchange Commission (the "SEC") which subsequently was sent to the Beneficiaries pursuant to Regulation 14A of Section 14 of the Securities Exchange Act. The Solicitation Statement sought the consent of the Beneficiaries to a proposed amendment (the "Amendment") to the Amended and Restated Declaration of Trust (the "Trust Agreement") which would (i) amend the provisions of the Trust Agreement governing the redemption of Beneficiary Interests to permit the Trust to offer to redeem outstanding Beneficiary Interests at such times, in such amounts, in such manner and at such prices as the Managing Trustee might determine from time to time, in accordance with applicable law; and (ii) add a provision to the Trust Agreement that would permit the Trust to issue, at the discretion of the Managing Trustee and without further consent or approval of the Beneficiaries, an additional class of security with such designations, preferences and relative, participating, optional or other special rights, powers and duties as the Managing Trustee might affix. The funds obtained through the issuance of such a security were intended to be used by the Trust to (a) expand redemption opportunities for Beneficiaries without using Trust funds which might otherwise be available for cash distributions; and (b) make a special one-time cash distribution to the Beneficiaries.

   Pursuant to the Trust Agreement, the adoption of the Amendment required the consent of the Beneficiaries holding more than 50% in the aggregate of the Class A Interests held by all Beneficiaries. A majority of the Class A Interests, representing 1,210,746 Interests or 58% of all Class A Interests, voted in favor of the Amendment; 229,836 Interests or 11% of all Class A Interests voted against the Amendment; and 39,233 Interests or 2% of all Class A Interests abstained. Approximately 71% of all Class A Interests participated in the vote. Accordingly, the Amendment was adopted.

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

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

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

   As described in the Prospectus for the offering of the Class B Interests, the Managing Trustee used a portion of the net cash proceeds realized from the issuance of the Class B Interests to pay a one-time special cash distribution of approximately $1.47 per Class A Interest to the Class A Beneficiaries of the Trust. The Managing Trustee declared and paid this special cash distribution, aggregating $3,075,818, to the Class A Beneficiaries on August 15, 1997. See
Note 8 regarding the redemption of Class A Interests.

NOTE 8 - REDEMPTION OF CLASS A INTERESTS

   On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Interests of the Trust by filing a Form 13E-4, Issuer Tender Offer Statement, with the SEC and distributing to the Class A Beneficiaries information (the "Tender Documents") concerning the offer. On October 10, 1997, the Trust used $1,606,322 of the net proceeds realized from the offering of the Class B Interests to purchase 153,275 of the Class A Interests tendered as a result of the offer. On April 28, 1998, the Trust purchased 1,000 additional Class A Interests at a cost of $9,000.

NOTE 9 - SOLICITATION STATEMENT

   On May 5, 1998, the Trust filed a definitive Solicitation Statement with the United States Securities and Exchange Commission in connection with the solicitation by the Trust of the consent of the Beneficiaries to a proposed amendment (the "Amendment") to the Second Amended and Restated Declaration of Trust (the "Trust Agreement"). The Solicitation Statement and Consent of Beneficiary were mailed to all of the Beneficiaries of the Trust on May 6, 1998. The Beneficiaries were requested to use the Consent of Beneficiary to vote on seven proposals and return their votes on or before June 5, 1998. Equis II Corporation, which has voting control of the Trust, agreed to vote all of its Class B Interests in the same manner in which the majority of the Class A Interests were actually voted. Accordingly, the Amendment would be adopted or rejected based upon the voting results of the majority of Class A Interests that were actually voted (including 44,084 Class A Interests owned by affiliates of EFG), regardless of how few Class A Interests were actually voted.

   The results of the voting reflected that a majority of Class A Interests voted in favor of each of the proposals. Therefore, the Trust Agreement was amended to (i) broaden the Trust's stated investment policies and objectives and permit the Trust to invest in assets other than leased equipment; (ii) modify the Trust's financing provisions to eliminate any cap on the amount of aggregate Trust indebtedness and permit the Trust to use cross-collateralized and other recourse debt structures; (iii) extend the Trust's reinvestment period, which presently is scheduled to expire on February 6, 1999, until December 31, 2002 and (iv) reduce acquisition fees paid to EFG in connection with reinvestment assets acquired after the Amendment date from a maximum of 3% to 1% and management fees earned in connection with such assets from a maximum of 5% to 2%.

   In addition, subject to attaining a settlement in the Class Action Lawsuit described in Note 11 herein, the Trust Agreement will be modified in the following principal respects: (i) the Trust will pay a Special Cash Distribution to the Class A Beneficiaries of record as of September 1, 1997, or to their successors or assigns, totaling $1,572,405 (or approximately $0.75 per Class A Beneficiary Interest) using a portion of the Class B capital contributions that otherwise would be distributed as a Class B Capital Distribution to Equis II Corporation, the

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

parent company of the Managing Trustee and an affiliate of EFG; (ii) Equis II Corporation will be required to reduce its prospective Class B Capital Distributions by $3,537,910 and treat such amount as a long-term equity investment in the Trust and (iii) certain voting restrictions will be placed upon the Class B Interests owned by Equis II Corporation.

NOTE 10 - CLASS B CAPITAL DISTRIBUTION

   The Managing Trustee and certain of its affiliates were named as defendants in the Class Action Lawsuit discussed in Note 11 herein. In connection with this litigation and subject to a settlement being effected, the Managing Trustee has agreed to adopt certain modifications to the Trust Agreement as described in the Solicitation Statement referred to in Note 9 herein. One aspect of the proposed settlement would result in using of a portion of Equis II Corporation's Class B Capital Contribution to the Trust to (i) pay a second special cash distribution to Class A Beneficiaries totaling $1,572,405, approximately $.75 per Class A Interest, and (ii) invest $3,537,910 in the Trust's long-term business activities. The remainder of the Class B Capital Contributions (not otherwise used to repurchase Class A Interests in the Tender Offer closed on October 10, 1997 or to pay for offering and related costs associated with the Class B Interests or to pay the first special cash distribution), $5,601,790 in total, was returned to Equis II Corporation ($5,597,017) and the other third-party Class B capital contributors ($4,773) on July 6, 1998.

NOTE 11 - LEGAL PROCEEDINGS

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

   On July 16, 1998, counsel for the Defendants and the Plaintiffs executed a Stipulation of Settlement setting forth terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Stipulation of Settlement was based upon and superseded a Memorandum of Understanding between the parties dated March 9, 1998 which outlined the terms of a possible settlement. The Stipulation of Settlement was filed with the Court on July 23, 1998 and was preliminarily approved by the Court on August 20, 1998 when the Court issued its "Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing for Notice of, and Hearing on, the Proposed Settlement" (the "August 20 Order"). Prior to issuing a final order, the Court will hold a fairness hearing that will be open to all interested parties and permit any party to object to the settlement. The investors of the Trust and all other plaintiff class members in the Class Action Lawsuit will receive a Notice of Settlement and other information pertinent to the settlement of their claims in advance of the fairness hearing. Since first executing the Stipulation of Settlement, the Court has scheduled two fairness hearings, the first on December 11, 1998 and the second on March 19, 1999, each of which was postponed because of delays in finalizing certain information materials that are subject to regulatory review prior to being distributed to investors, but none of which involved the Trust's settlement.

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

   On March 15, 1999, counsel for the Plaintiffs and the Defendants entered into an amended stipulation of settlement (the "Amended Stipulation") which was filed with the Court on March 15, 1999. The Amended Stipulation was preliminarily approved by the Court by its "Modified Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, and Hearing On, the Proposed Settlement" dated March 22, 1999 (the "March 22 Order"). The Amended Stipulation, among other things, divides the Class Action Lawsuit into two separate sub-classes that can be settled individually. This revision is expected to expedite the settlement of the Trust's claims by the middle of 1999. The second sub-class, which does not include the Trust, is expected to remain pending for a longer period.

   Assuming the proposed settlement is effected according to present terms, the Trust's share of legal fees and expenses related to the Class Action Lawsuit is estimated to be approximately $290,000, all of which was accrued and expensed by the Trust in 1998. There can be no assurance that settlement of either sub-class of the Class Action Lawsuit will receive final Court approval and be effected. However, the Managing Trustee and its affiliates, in consultation with counsel, concur that there is a reasonable basis to believe that final settlements of each sub-class will be achieved. In the absence of final settlements approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. Neither the Managing Trustee nor its affiliates can predict with any degree of certainty the cost of continuing litigation to the Trust or the ultimate outcome.

   In addition to the foregoing, the Trust is a party to other lawsuits that have arisen out of the conduct of its business, principally involving disputes or disagreements with lessees over lease terms and conditions. The following action had not been finally adjudicated at December 31, 1998:

Action involving National Steel Corporation

   EFG, on behalf of the Trust and certain affiliated investment programs (collectively, the "Plaintiffs"), filed an action in the Commonwealth of Massachusetts Superior Court, Department of the Trial Court in and for the County of Suffolk on July 27, 1995, for damages and declaratory relief against a lessee of the Trust, National Steel Corporation ("National Steel"). The Complaint seeks reimbursement from National Steel of certain sales and/or use taxes paid to the State of Illinois in connection with equipment leased by National Steel from the Plaintiffs and other remedies provided under the Master Lease Agreement ("MLA"). On August 30, 1995, National Steel filed a Notice of Removal, which removed the case to United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to the Plaintiff's Complaint along with Affirmative Defenses and Counterclaims and sought declaratory relief, alleging breach of contract, implied covenant of good faith and fair dealing, and specific performance. The Plaintiffs filed an Answer to National Steel's Counterclaims on September 29, 1995. The parties discussed settlement with respect to this matter for some time; however, the negotiations were unsuccessful. The Plaintiffs filed an Amended and Supplemental Complaint alleging further default under the MLA and filed a motion for Summary Judgment on all claims and Counterclaims. The Court held a hearing on the Plaintiff's motion in December 1997 and later entered a decision dismissing certain of National Steel's Counterclaims, finding in favor of the Plaintiffs on certain issues and in favor of National Steel on other issues. In March 1999, the Plaintiffs obtained payment for certain of the disputed items and have resumed settlement discussions to resolve remaining issues. The Managing Trustee does not believe that the resolution of the remaining claims will have a material adverse effect on the Trust's financial position or results of operations.

NOTE 12 - SUBSEQUENT EVENT

   On March 1, 1999, the Trust and an affiliated trust (collectively, the "Buyers") formed EFG/Kettle Development LLC, a Delaware limited liability company, for the purpose of acquiring a 49.9% indirect ownership interest (the "Interest") in a real estate development in Kelowna, British Columbia called Kettle Valley. EFG/Kettle Development LLC, upon receiving the Buyers' equity investment, purchased the Interest from a special purpose company ("SPC") whose subsidiaries own a 99.9% limited partnership interest in Kettle Valley Development

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

Limited Partnership ("KVD LP"). The SPC and its subsidiaries were established by the seller, in part, for income tax purposes and have no business interests other than the development of Kettle Valley. KVD LP is a Canadian Partnership that owns the property, consisting of approximately 280 acres of land. The project, which is in the early stages of being marketed to home buyers, is zoned for 1,000 residential units in addition to commercial space that, currently, is being constructed. The seller is an unaffiliated third-party company and has retained the remaining 50.1% ownership interest in the SPC. A newly organized Canadian affiliate of EFG replaced the original general partner of KVD LP on March 1, 1999.

   The Trust's ownership share in EFG/Kettle Development LLC is 49.396% and had a cost of $4,322,150, which was funded with cash of $3,021,478 and a non-recourse note for $1,300,672. The note bears interest at an annualized rate of 7.5% and will be fully amortized over 34 months commencing April 1, 1999. The note is secured only by the Trust's stock interests in the SPC. In addition, the seller purchased a residual sharing interest in a Boeing 767-300 owned by the Buyers and leased to Scandinavian Airlines System. The seller paid $3,013,206 to the Buyers ($1,488,403, or 49.396% to the Trust) for the residual interest, which is subordinate to certain preferred payments to be made to the Buyers in connection with the aircraft. Payment of the residual interest is due only to the extent that the Trust receives net residual proceeds from the aircraft. The residual interest is non-recourse to the Buyers.

                        ADDITIONAL FINANCIAL INFORMATION

                             AFG Investment Trust D

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1998, 1997 and 1996

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

   The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1998, 1997 and 1996.

                                                                         1998                1997                  1996
                                                                   ---------------      ---------------      ---------------
Rents earned prior to disposal of equipment,
     net of interest charges                                       $     4,633,505      $     4,798,925      $    11,043,130

Sale proceeds, including assumption of debt and interest,
      realized upon disposition of equipment                             1,407,762            5,392,670            2,238,672
                                                                   ---------------      ---------------      ---------------
Total cash generated from rents and equipment
     sale proceeds                                                       6,041,267           10,191,595           13,281,802

Original acquisition cost of equipment disposed                          5,558,107            9,199,335           10,634,189
                                                                   ---------------      ---------------      ---------------
Excess of total cash generated to cost  of equipment
     disposed                                                      $       483,160      $       992,260      $     2,647,613
                                                                   ===============      ===============      ===============

                             AFG Investment Trust D

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1998

                                                                                Sales and
                                                     Operations                Refinancings                  Total
                                                 ------------------         ------------------        ------------------
Net income (loss)                                $        4,287,441         $         (412,404)       $        3,875,037

Add:
     Depreciation and amortization                       10,234,690                         --                10,234,690
     Management fees                                        886,096                         --                   886,096
     Book value of disposed equipment                            --                  1,820,166                 1,820,166

Less:
     Principal reduction of notes payable                (8,071,265)                        --                (8,071,265)
                                                 ------------------         ------------------        ------------------
     Cash from operations, sales
     and refinancings                                     7,336,962                  1,407,762                 8,744,724

Less:
     Management fees                                       (886,096)                        --                  (886,096)
                                                 ------------------         ------------------        ------------------
     Distributable cash from operations,
     sales and refinancings                               6,450,866                  1,407,762                 7,858,628

Other sources and uses of cash:
     Cash at beginning of year                            4,190,893                     27,609                 4,218,502
     Purchase of equipment                                 (179,510)                        --                  (179,510)
     Purchase of Treasury Interests                          (9,000)                        --                    (9,000)
     Investment - affiliate                                (699,626)                        --                  (699,626)
     Restricted cash                                      5,601,790                         --                 5,601,790
     Net change in receivables and
       accruals                                           3,363,330                         --                 3,363,330

Less:
     Cash distributions paid                            (11,054,098)                        --               (11,054,098)
                                                 ------------------         ------------------        ------------------
Cash at end of year                              $        7,664,645         $        1,435,371        $        9,100,016
                                                 ==================         ==================        ==================

                             AFG Investment Trust D

                       SCHEDULE OF COSTS REIMBURSED TO THE
                     MANAGING TRUSTEE AND ITS AFFILIATES AS
                 REQUIRED BY SECTION 10.4 OF THE SECOND AMENDED
                        AND RESTATED DECLARATION OF TRUST

                                December 31, 1998

     For the year ended December 31, 1998 the Trust reimbursed the Managing Trustee and its Affiliates for the following costs:


    Operating expenses                                       $  338,114