Form 10-K, Exhibit 13
period 1999-12-31
AFG INVESTMENT TRUST D
filed 2000-03-30
CIK 879497

                                                                      Exhibit 13

                              AFG INVESTMENT TRUST


                             AFG Investment Trust D


              Annual Report to the Participants, December 31, 1999

                             AFG Investment Trust D

                   INDEX TO ANNUAL REPORT TO THE PARTICIPANTS

                                                                         Page
                                                                         ----

SELECTED FINANCIAL DATA                                                     2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                        3-7

FINANCIAL STATEMENTS:

Report of Independent Auditors                                               8

Statement of Financial Position
at December 31, 1999 and 1998                                                9

Statement of Operations
for the years ended December 31, 1999, 1998 and 1997                        10

Statement of Changes in Participants' Capital
for the years ended December 31, 1999, 1998 and 1997                        11

Statement of Cash Flows
for the years ended December 31, 1999, 1998 and 1997                        12

Notes to the Financial Statements                                        13-22


ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                     23

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                     24

Schedule of Costs Reimbursed to the Managing Trustee
and its Affiliates as Required by Section 10.4 of the
Second Amended and Restated Declaration of Trust                            25

Schedule of Reimbursable Operating Expenses due to
Third Parties                                                               26

Schedule of Equipment                                                    27-29

                             SELECTED FINANCIAL DATA

      The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

      For each of the five years in the period ended December 31, 1999:

         Summary of
         Operations                        1999               1998                1997                1996              1995
-----------------------------         --------------     --------------      --------------      --------------     ------------
Lease revenue                         $   20,894,408     $   18,701,765      $   19,427,577      $   27,093,125     $ 17,068,315
Net income                            $    5,277,987     $    3,875,037      $    2,017,457      $      630,535     $  3,629,331

Per Beneficiary Interest:
     Net income
         Class A Interests            $         1.07     $         0.99      $         0.68      $         0.27     $       1.59
         Class B Interests            $         0.60     $         0.29      $           --      $           --     $         --

     Cash distributions
         Class A Interests            $         3.78     $         1.64      $         3.11      $         1.39     $       2.10
         Class B Interests            $         3.29     $         2.33      $         0.30      $           --     $         --

      Financial Position
-----------------------------
Total assets                          $   69,336,372     $   78,517,976      $   93,302,725      $   75,192,549     $ 87,519,870

Total long-term obligations           $   25,790,190     $   35,030,985      $   43,102,250      $   32,827,977     $ 42,655,805

Participants' capital                 $   27,950,594     $   41,937,651      $   49,063,215      $   40,884,836     $ 43,444,819

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             Year ended December 31, 1999 compared to the year ended
         December 31, 1998 and the year ended December 31, 1998 compared to the year ended December 31, 1997

      AFG Investment Trust D (the "Trust") commenced operations in 1992 and is scheduled to be dissolved by December 31, 2006. The Trust was a Nominal Defendant in a Class Action Lawsuit that was settled, with respect to the Trust and certain affiliates, in 1999. See Note 9 to the accompanying financial statements.

      Certain statements in this annual report that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the collection of the Trust's contracted rents, the realization of residual proceeds for the Trust's equipment, the performance of the Trust's non-equipment investments, and future economic conditions.

Year 2000 Issue

      The Trust uses information systems provided by EFG and has no information systems of its own. EFG completed all Year 2000 readiness work prior to December 31, 1999 and did not experience any significant problems. Additionally, EFG is not aware of any outside customer or vendor that experienced a Year 2000 issue that would have a material effect on the Trust's results of operations, liquidity, or financial position. However, EFG has no means of ensuring that all customers, vendors and third-party servicers have conformed to Year 2000 standards. The effect of this risk to the Trust is not determinable.

Results of Operations

      For the year ended December 31, 1999, the Trust recognized lease revenue of $20,894,408 compared to $18,701,765 and $19,427,577 for the years ended
December 31, 1998 and 1997, respectively. Lease revenue for the year ended December 31, 1999 includes the receipt of $6,354,183 of lease termination rents received in connection with the sale of a vessel (see discussion below). The decrease in lease revenue from 1997 to 1998 was attributable principally to lease term expirations and the sale of equipment, including the Trust's sale of its interest in certain railroad equipment in 1997 (see discussions below). The level of lease revenue to be recognized by the Trust in the future may be impacted by future reinvestment; however, the extent of such impact cannot be determined at this time.

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

      Interest income in 1999 was $662,508, compared to $779,649 and $725,303 in 1998 and 1997, respectively. Generally, interest income is generated from the temporary investment of rental receipts and equipment sale proceeds in short-term instruments. Interest income also includes interest earned on proceeds from the issuance of the Trust's Class B Interests in 1997. Future interest income will fluctuate as a result of changing interest rates, the collection of lease revenue and the proceeds from equipment sales, among other factors. In addition, the Trust distributed $13,200,000 in January 2000, that will result in a reduction of cash available for investment in the future.

      The Trust received $261,116 in 1999 as a breakage fee from a third-party seller in connection with a transaction for new investments that was canceled by the seller in the first quarter of 1999. This amount is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 1999.

      During the year ended December 31, 1999, the Trust sold equipment having a net book value of $8,676,173 to existing lessees and third parties. These sales resulted in a net loss, for financial statement purposes, of $4,444,557 compared to a net loss of $412,404 in 1998 on equipment having a net book value of $1,820,166. The 1999 equipment sales included the sale of a vessel with an original cost and net book value of $13,875,360 and $7,256,443, respectively, which the Trust sold to the existing lessee in December 1999. In connection with this sale, the Trust realized sale proceeds of $1,277,143, which resulted in a net loss, for financial statement purposes, of $5,979,300. The vessel was sold prior to the expiration of the related lease term. The Trust also realized lease termination rents equal to $6,354,183 relating to this vessel.

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

      Depreciation and amortization expense was $7,399,744, $10,234,690 and $12,486,537 for the years ended December 31, 1999, 1998 and 1997, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

      Interest expense was $2,846,727 or 13.6% of lease revenue in 1999, $3,449,304 or 18.4% of lease revenue in 1998 and $3,041,481 or 15.7% of lease revenue in 1997. The increase in interest expense from 1997 to 1998 is the result of indebtedness obtained in connection with reinvestment equipment. Interest expense in the near-term may increase due to the financing of any newly acquired assets. Management fees were $1,074,800, $886,096 and $895,643 during the years ended December 31, 1999, 1998 and 1997, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases. Management fees also include a 1% management fee on non-equipment investments, excluding cash.

      Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. Operating expenses were $774,217, $623,883 and $672,773 during the years ended December 31, 1999, 1998 and 1997, respectively. Operating expenses were higher in 1999 principally as a result of legal fees incurred of approximately $238,000 related to the Trust's investments in Kettle Valley and EFG/Kirkwood. Operating expenses in 1998 include approximately $290,000 of legal fees incurred or accrued in 1998 related to the Class Action Lawsuit described in Note 9 to the financial statements. Additionally, operating expenses in 1997 and 1998 include professional service costs incurred in connection a solicitation statement filed in 1998. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

Liquidity and Capital Resources and Discussion of Cash Flows

      The Trust by its nature is a limited life entity. As an equipment leasing program, the Trust's principal operating activities have been derived from asset rental transactions. Accordingly, the Trust's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $17,013,649 for the year ended December 31, 1999, adjusted for sale proceeds of $1,277,143 and early termination rents of $1,810,695 received in connection with the sale of a vessel. The balance of the early termination rents received in connection with the sale of the vessel, $4,543,488, was paid to the lender to service remaining debt and interest. Operating activities generated net cash inflows of $17,885,461 during the year ended December 31, 1998. Such cash inflows reflect cash previously held in escrow of $3,017,318. For the year ended December 31, 1997, operating activities generated net cash inflows of $12,983,604, adjusted to reflect (i) equipment sale proceeds of $1,618,169 received in connection with the sale of a vessel and
(ii) debt proceeds of $1,980,073 from leveraging certain rail equipment, both of which amounts were due from EFG at December 31, 1996 and reflected as cash inflows on the accompanying 1997 Statement of Cash Flows. Future renewal, re-lease and equipment sale activities will cause a decline in the Trust's primary-term lease revenue and corresponding sources of operating cash. Expenses associated with rental activities, such as management fees, also will decline as the Trust experiences a higher frequency of remarketing events.

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

      Cash expended for asset acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. The Trust expended $179,510 and $30,271,673 to acquire equipment during the years ended December 31, 1998 and 1997, respectively. All of the equipment acquisitions were purchased pursuant to the reinvestment provisions of the Trust Agreement. Acquisitions during the year ended December 31, 1997 include the Trusts 49.4% proportionate ownership interest in a Boeing 767-300 ER aircraft leased to Scandinavian Airlines System (the "SAS Aircraft"). The SAS Aircraft was purchased in August 1997 using cash of $5,124,103 and indebtedness of $25,042,248. During 1999, the Trust expended $3,064,700 to acquire its investment in Kettle Valley. In connection with the investment, the Trust was paid $1,488,403 for a residual interest in the SAS Aircraft (see Note
4). Also during 1999, the Trust expended $2,030,100 to acquire its investment in EFG/Kirkwood (see Note 5) and $412,529 to purchase marketable securities. During 1999, 1998 and 1997, the Trust realized net cash proceeds from asset disposals of $4,231,616, $1,407,762 and $2,754,033, respectively. Sale proceeds in 1997 include $2,000,000 from the rail transaction noted previously. Future inflows of cash from asset disposal transactions will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions. In addition, the

Trust's investment in an affiliated limited partnership is reported under investing activities during the years ended December 31, 1999 and 1998 (see Note 6 to the accompanying financial statements).

      The Trust obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. During 1999, the Trust leveraged $1,300,672 of its investment in Kettle Valley that will be amortized over 34 months (see Note 4). Cash inflows of $25,042,248 in 1997 resulted from leveraging a portion of the Trust's interest in the SAS Aircraft discussed above. Generally, each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. The increase in cash used to repay debt during 1999 resulted from the repayment of $4,324,968 of principal in connection with the sale of the vessel discussed above. Future debt obligations may increase due to the financing of other newly acquired assets. Over time, the amount of cash used to repay debt obligations will decline. However, the Trust has balloon payment obligations of $19,980,682, $1,400,074 and $282,421 at the expiration of the lease terms related to the SAS Aircraft, certain rail equipment and an MD-87 jet aircraft leased by Reno Air Inc., respectively.

      In accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable debt and equity securities classified as available-for-sale are required to be carried at fair value. During the year ended December 31, 1999, the Trust recorded an unrealized gain on available-for-sale securities of $20,167.

      At December 31, 1999, the Trust was due aggregate future minimum lease payments of $10,559,908 from contractual lease agreements (see Note 2 to the financial statements), a portion of which will be used to amortize the principal balance of notes payable of $25,790,190 (see Note 7 to the financial statements). Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, as the Trust matures and a greater level of its equipment assets becomes available for remarketing, the cash flows of the Trust will become less predictable.

      On July 18, 1997, the Trust issued 3,142,083 Class B Interests at $5.00 per interest, thereby generating $15,710,415 in aggregate Class B capital contributions. Class A Beneficiaries purchased 1,400 Class B Interests, generating $7,000 of such aggregate capital contributions, and the then Special Beneficiary, EFG, purchased 3,140,683 Class B Interests, generating $15,703,415 of such aggregate capital contributions. The Trust incurred offering costs in the amount of $157,104 and professional service costs of $159,066 in connection with this offering. Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation, a Delaware corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. As a result, Equis II Corporation has voting control of the Trust through its ownership of the majority of the Trust's outstanding voting interests, as well as its ownership of AFG ASIT Corporation. Control of the Managing Trustee did not change as a result of the foregoing transactions, as Equis II Corporation was controlled by EFG's President and Chief Executive Officer, Gary D. Engle. During the fourth quarter of 1999, an affiliate of EFG, Semele Group Inc. acquired the Special Beneficiary Interests from EFG and an economic interest in Equis II Corporation. Gary D. Engle is President and CEO of Semele Group Inc. Mr. Engle continues to have voting control with respect to the Class B Interests owned by Equis II Corporation.

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

      On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Beneficiary Interests of the Trust. On October 10, 1997, the Trust used $1,606,322 of the net proceeds realized from the issuance of the Class B Interests to purchase 153,275 of the Class A Interests tendered as a result of the offer. On April 28, 1998, the Trust purchased 1,000 additional Class A Interests at a cost of $9,000. On July

6, 1998, the Trust used $5,601,790 of the Class B offering proceeds to pay a capital distribution to the Class B Beneficiaries. In July 1999, the Trust distributed $1,572,405, including legal fees of $84,520 paid to Plaintiffs' counsel, as a special cash distribution in connection with the settlement of the Class Action Lawsuit described in Note 9 to the financial statements ($0.77 per unit, net of legal fees). In addition, the parent company of the Managing Trustee, Equis II Corporation, agreed to commit $3,537,910 of its Class B Capital Contributions (paid in connection with its purchase of Class B Interests in July 1997) to the Trust for the Trust's investment purposes.

      During the past year, the Managing Trustee has evaluated and pursued a number of potential new investments, several of which the Managing Trustee concluded had market returns that it believed were less than adequate given the potential risks. Most transactions have involved the equipment leasing, business finance and real estate development industries. Although the Managing Trustee intends to continue to evaluate additional new investments, it anticipates that the Trust will be able to fund these new investments with cash on hand or other sources, such as the proceeds from future asset sales or refinancings and new indebtedness. As a result, the Trust declared a special cash distribution to the Trust Beneficiaries totaling $13,200,000 which was paid on January 19, 2000.

      After the special distribution on January 19, 2000, the Trust will adopt a new distribution policy and suspend the payment of regular monthly cash distributions. Looking forward, the Managing Trustee presently does not expect to reinstate cash distributions until expiration of the Trust's reinvestment period in December 2002; however, the Managing Trustee periodically will review and consider other one-time distributions. In addition to maintaining sale proceeds for reinvestment, the Managing Trustee expects that the Trust will retain cash from operations to pay down debt and for the continued maintenance of the Trust's assets. The Managing Trustee believes that this change in policy is in the best interests of the Trust over the long term and will have the added benefit of reducing the Trust's distribution expenses.

      Historically, cash distributions to the Managing Trustee, the Special Beneficiary and the Beneficiaries have been declared and generally paid within 45 days following the end of each calendar month. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1999, the Trust declared total cash distributions of $19,285,211, including the special distribution described above. Of the total distributions, the Beneficiaries were allocated $17,638,958 ($7,311,296 to Class A Beneficiaries and $10,327,662 to Class B Beneficiaries); the Special Beneficiary was allocated $1,468,280, and the Managing Trustee was allocated $177,973.

      Cash distributions paid to the Participants consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Trust and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, the residual value realized for each asset at its disposal date, and the performance of the Trust's non-equipment investments. Future market conditions, technological changes, the ability of EFG to manage and remarket the assets, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Trust's asset portfolio.

      In the future, the nature of the Trust's operations and principal cash flows gradually will shift from rental receipts to equipment sale proceeds as the Trust matures and change as a result of potential new investments not consisting of equipment acquisitions. As this occurs, the Trust's cash flows resulting from equipment investments may become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events in order to maximize the residual value of the Trust's equipment and will consider these factors, in addition to new investment activities, the collection of contractual rents, the retirement of scheduled indebtedness, and the Trust's future working capital requirements, in establishing the amount and timing of future cash distributions.

      In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 1999, the Managing Trustee had a negative tax capital account balance of $309,285. No such requirement exists with respect to the Special Beneficiary.

                         REPORT OF INDEPENDENT AUDITORS

To the Participants of AFG Investment Trust D:

      We have audited the accompanying statements of financial position of AFG Investment Trust D as of December 31, 1999 and 1998, and the related statements of operations, changes in participants' capital, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AFG Investment Trust D at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

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


                                                               ERNST & YOUNG LLP

Boston, Massachusetts
March 30, 2000

                             AFG Investment Trust D

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1999 and 1998

ASSETS                                                                                 1999                 1998
------                                                                           -----------------   -----------------
Cash and cash equivalents                                                        $      11,335,028   $       9,100,016
Restricted cash                                                                                 --           5,110,315
Marketable securities                                                                      434,176                  --
Rents receivable                                                                         1,790,533           2,322,608
Accounts receivable - affiliate                                                          3,528,141             448,039
Interest receivable                                                                         14,722                  --
Loan receivable - Kettle Valley                                                             75,220                  --
Investment - affiliate                                                                     668,813             699,626
Investment - Kettle Valley                                                               4,365,372                  --
Investment - EFG/Kirkwood                                                                2,030,100                  --
Other assets                                                                               332,812                  --
Equipment at cost, net of accumulated depreciation
   of $24,612,634 and $45,307,297 at December 31, 1999
   and 1998, respectively                                                               44,761,455          60,837,372
                                                                                 -----------------   -----------------
         Total assets                                                            $      69,336,372   $      78,517,976
                                                                                 =================   =================

LIABILITIES AND PARTICIPANTS' CAPITAL
-------------------------------------
Notes payable                                                                    $      25,790,190   $      35,030,985
Accrued interest                                                                           129,587             332,001
Accrued liabilities                                                                         86,370             321,500
Accrued liabilities - affiliate                                                            384,990              69,248
Deferred rental income                                                                     306,238             408,652
Other liabilities                                                                        1,488,403                  --
Cash distributions payable to participants                                              13,200,000             417,939
                                                                                 -----------------   -----------------

         Total liabilities                                                              41,385,778          36,580,325
                                                                                 -----------------   -----------------
Participants' capital (deficit):
  Managing Trustee                                                                         (23,853)             12,140
  Special Beneficiary                                                                     (196,792)            100,157
  Class A Beneficiary Interests (1,934,755;
    initial purchase price of $25 each)                                                 30,012,322          35,230,782
  Class B Beneficiary Interests (3,142,083 Interests;
    initial purchase price of $5 each)                                                    (225,761)          8,209,894
  Treasury Interests (154,275 Class A interests at Cost)                                (1,615,322)         (1,615,322)
                                                                                 -----------------   -----------------

         Total participants' capital                                                    27,950,594          41,937,651
                                                                                 -----------------   -----------------
         Total liabilities and participants' capital                             $      69,336,372   $      78,517,976
                                                                                 =================   =================

                 The accompanying notes are an integral part of
                           these financial statements.

                             AFG Investment Trust D

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1999, 1998 and 1997

                                                           1999                      1998                      1997
                                                    ------------------        ------------------        ------------------
Income:
     Lease revenue                                  $       20,894,408        $       18,701,765        $       19,427,577

     Interest income                                           662,508                   779,649                   725,303

     Other income                                              261,116                        --                        --

     Loss on sale of equipment                              (4,444,557)                 (412,404)               (1,038,989)
                                                    ------------------        ------------------        ------------------
         Total income                                       17,373,475                19,069,010                19,113,891
                                                    ------------------        ------------------        ------------------
Expenses:

     Depreciation and amortization                           7,399,744                10,234,690                12,486,537

     Interest expense                                        2,846,727                 3,449,304                 3,041,481

     Equipment management fees
       - affiliates                                          1,074,800                   886,096                   895,643

     Operating expenses - affiliate                            774,217                   623,883                   672,773
                                                    ------------------        ------------------        ------------------

         Total expenses                                     12,095,488                15,193,973                17,096,434
                                                    ------------------        ------------------        ------------------

Net income                                          $        5,277,987        $        3,875,037        $        2,017,457
                                                    ==================        ==================        ==================

Net income
     per Class A Beneficiary Interest               $             1.07        $             0.99        $             0.68
                                                    ==================        ==================        ==================

     per Class B Beneficiary Interest               $             0.60        $             0.29        $               --
                                                    ==================        ==================        ==================
Cash distributions declared
     per Class A Beneficiary Interest               $             3.78        $             1.64        $             3.11
                                                    ==================        ==================        ==================

     per Class B Beneficiary Interest               $             3.29        $             2.33        $             0.30
                                                    ==================        ==================        ==================


                 The accompanying notes are an integral part of
                           these financial statements.

                             AFG Investment Trust D

                  STATEMENT OF CHANGES IN PARTICIPANTS' CAPITAL
              for the years ended December 31, 1999, 1998 and 1997

                                                Managing         Special           Class A Beneficiaries
                                                Trustee        Beneficiary   -------------------------------
                                                 Amount          Amount         Interests        Amount
                                             -------------   -------------   -------------   ---------------
Balance at December 31, 1996                 $     (62,865)  $    (525,884)      2,089,030   $    41,473,585

Class B capital contribution                            --              --              --                --

Less: Offering costs                                    --              --              --                --

Net income - 1997                                   64,415         535,171              --         1,417,871

Cash distributions declared                        (47,103)       (388,595)             --        (6,413,961)

Acquisition of treasury interests, at cost              --              --        (153,275)               --
                                             -------------   -------------   -------------   ---------------

Balance at December 31, 1997                       (45,553)       (379,308)      1,935,755        36,477,495

Net income - 1998                                  111,591         924,125              --         1,922,826

Cash distributions declared                        (53,898)       (444,660)             --        (3,169,539)

Acquisition of treasury interests, at cost              --              --          (1,000)               --
                                             -------------   -------------   -------------   ---------------
Balance at December 31, 1998                        12,140         100,157       1,934,755        35,230,782


Net income - 1999                                  141,778       1,169,668              --         2,077,033

Unrealized gain on marketable
     securities                                        202           1,663              --            15,803
                                             -------------   -------------   -------------   ---------------

Comprehensive income                               141,980       1,171,331              --         2,092,836

Cash distributions declared                       (177,973)     (1,468,280)             --        (7,311,296)
                                             -------------   -------------   -------------   ---------------

Balance at December 31, 1999                 $     (23,853)  $    (196,792)      1,934,755   $    30,012,322
                                             =============   =============   =============   ===============

                                                  Class B Beneficiaries
                                             -------------------------------      Treasury
                                                Interests        Amount           Interests          Total
                                             --------------  ---------------   --------------   ---------------
Balance at December 31, 1996                             --  $            --   $           --   $    40,884,836

Class B capital contribution                      3,142,083       15,710,415               --        15,710,415

Less: Offering costs                                     --         (157,104)              --          (157,104)

Net income - 1997                                        --               --               --         2,017,457

Cash distributions declared                              --         (936,408)              --        (7,786,067)

Acquisition of treasury interests, at cost               --               --       (1,606,322)       (1,606,322)
                                             --------------  ---------------   --------------   ---------------

Balance at December 31, 1997                      3,142,083       14,616,903       (1,606,322)       49,063,215

Net income - 1998                                        --          916,495               --         3,875,037

Cash distributions declared                              --       (7,323,504)              --       (10,991,601)

Acquisition of treasury interests, at cost               --               --           (9,000)           (9,000)
                                             --------------  ---------------   --------------   ---------------
Balance at December 31, 1998                      3,142,083        8,209,894       (1,615,322)       41,937,651


Net income - 1999                                        --        1,889,508               --         5,277,987

Unrealized gain on marketable
     securities                                          --            2,499               --            20,167
                                             --------------  ---------------   --------------   ---------------

Comprehensive income                                     --        1,892,007               --         5,298,154

Cash distributions declared                              --      (10,327,662)              --       (19,285,211)
                                             --------------  ---------------   --------------   ---------------

Balance at December 31, 1999                      3,142,083  $      (225,761)  $   (1,615,322)  $    27,950,594
                                             ==============  ===============   ==============   ===============

                 The accompanying notes are an integral part of
                           these financial statements.

                             AFG Investment Trust D

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1999, 1998 and 1997

                                                                 1999                   1998                   1997
                                                           ----------------       ----------------       ----------------
Cash flows from (used in) operating activities:
Net income                                                 $      5,277,987       $      3,875,037       $      2,017,457

Adjustments to reconcile net income
   to net cash from operating activities:
     Depreciation and amortization                                7,399,744             10,234,690             12,486,537
     Accretion of bond discount                                      (1,480)                    --                     --
     Loss on sale of equipment                                    4,444,557                412,404              1,038,989

Changes in assets and liabilities:
     Decrease (increase) in:
         Cash held in escrow                                             --              3,017,318             (3,017,318)
         Rents receivable                                           532,075               (188,735)             1,213,433
         Accounts receivable - affiliate                         (3,080,102)                60,170              3,337,446
         Interest receivable                                        (14,722)                    --                     --
         Loan receivable - Kettle Valley                            (75,220)                    --                     --
         Other assets                                              (332,812)                    --                     --
     Increase (decrease) in:
         Accrued interest                                          (202,414)              (160,619)              (220,569)
         Accrued liabilities                                       (235,130)               309,950                (11,700)
         Accrued liabilities - affiliate                            315,742                (44,075)              (100,924)
         Deferred rental income                                    (102,414)               369,321               (161,505)
                                                           ----------------       ----------------       ----------------
           Net cash from operating activities                    13,925,811             17,885,461             16,581,846
                                                           ----------------       ----------------       ----------------
Cash flows from (used in) investing activities:
     Purchase of marketable securities                             (412,529)                    --                     --
     Purchase of equipment                                               --               (179,510)           (30,271,673)
     Proceeds from equipment sales                                4,231,616              1,407,762              2,754,033
     Investment - affiliate                                          30,813               (699,626)                    --
     Investment - Kettle Valley                                  (3,064,700)                    --                     --
     Investment - EFG/Kirkwood                                   (2,030,100)                    --                     --
     Other liabilities                                            1,488,403                     --                     --
                                                           ----------------       ----------------       ----------------
         Net cash from (used in) investing activities               243,503                528,626            (27,517,640)
                                                           ----------------       ----------------       ----------------
Cash flows from (used in) financing activities:
     Proceeds from capital contributions                                 --                     --             15,710,415
     Payment of organization and offering costs                          --                     --               (157,104)
     Restricted cash                                              5,110,315              5,601,790            (10,712,105)
     Purchase of treasury interests                                      --                 (9,000)            (1,606,322)
     Proceeds from notes payable                                         --                     --             25,042,248
     Principal payments - notes payable                         (10,541,467)            (8,071,265)           (12,143,336)
     Distributions paid                                          (6,503,150)           (11,054,098)            (7,619,847)
                                                           ----------------       ----------------       ----------------
         Net cash from (used in) financing activities           (11,934,302)           (13,532,573)             8,513,949
                                                           ----------------       ----------------       ----------------

Net increase (decrease) in cash and cash equivalents              2,235,012              4,881,514             (2,421,845)

Cash and cash equivalents at beginning of year                    9,100,016              4,218,502              6,640,347
                                                           ----------------       ----------------       ----------------

Cash and cash equivalents at end of year                   $     11,335,028       $      9,100,016       $      4,218,502
                                                           ================       ================       ================
Supplemental disclosure of cash flow information:
     Cash paid during the year for interest                $      3,049,141       $      3,609,923       $      3,262,050
                                                           ================       ================       ================

Supplemental schedule of non-cash investing and financing activities:
     See Note 4 to the financial statements.
     During 1997, the Trust sold equipment to third parties which assumed related debt and interest of $2,624,639 and $13,998, respectively.

                 The accompanying notes are an integral part of
                           these financial statements.

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                December 31, 1999

NOTE 1 - ORGANIZATION AND TRUST MATTERS

      AFG Investment Trust D (the "Trust") was organized as a Delaware business trust in accordance with the Delaware Business Trust Act on August 31, 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Participants' capital initially consisted of contributions of $1,000 from the Managing Trustee, AFG ASIT Corporation, $1,000 from the Special Beneficiary, Equis Financial Group Limited Partnership (formerly known as American Finance Group), a Massachusetts limited partnership ("EFG"), and $100 from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG. The Trust issued an aggregate of 2,089,030 Beneficiary Interests (hereinafter referred to as Class A Interests) at a subscription price of $25.00 each ($52,225,750 in total) to 2,635 investors through 17 serial closings commencing October 26, 1993 and ending February 6, 1995. On July 18, 1997, the Trust issued 3,142,083 Class B Interests at $5.00 each ($15,710,415 in total), of which (i) 3,140,683 interests are held by Equis II Corporation, an affiliate of EFG, and (ii) 1,400 interests are held by 4 other Class A investors. The Trust repurchased 153,275 Class A Interests on October 10, 1997 using proceeds from the issuance of Class B Interests. On April 28, 1998, the Trust repurchased 1,000 additional Class A Interests. Accordingly, there are 1,934,755 Class A Interests currently outstanding. The Class A and Class B Interest holders are collectively referred to as the "Beneficiaries".

      The Trust has one Managing Trustee, AFG ASIT Corporation, a Massachusetts corporation, and one Special Beneficiary, Semele Group Inc. ("Semele"). Semele purchased the Special Beneficiary Interests from EFG during the fourth quarter of 1999. EFG continues to act as Advisor to the Trust and provides services in connection with the acquisition and remarketing of the Trust's assets. The Managing Trustee is responsible for the general management and business affairs of the Trust. AFG ASIT Corporation is a wholly owned subsidiary of Equis II Corporation and an affiliate of EFG. Class A Interests and Class B Interests basically have identical voting rights. Gary D. Engle, has voting control of the Class B Interests owned by Equis II Corporation. The Managing Trustee and the Special Beneficiary are not required to make any other capital contributions except as may be required under the Second Amended and Restated Declaration of Trust, as amended (the "Trust Agreement").

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

      Under the terms of the Management Agreement between the Trust and EFG, management services are provided by EFG to the Trust at fees which the Managing Trustee believes to be competitive for similar services (see Note 6).

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

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash Equivalents and Marketable Securities

      The Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Marketable securities consist of equity securities and debt securities that are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of participants' capital. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in interest income on the accompanying Statement of Operations.

      The Trust recorded an unrealized gain on available-for-sale securities of $20,167 during the year ended December 31, 1999 that is included as a separate component of participants' capital. At December 31, 1999, total debt securities had an amortized cost of $285,480 and a fair value of $289,000 and total equity securities had a cost of $128,529 and a fair value of $145,176. During the year ended December 31, 1999, total comprehensive income amounted to $5,298,154.

Revenue Recognition

      Rents are payable to the Trust monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Trust may enter primary-term, renewal or re-lease agreements which expire beyond the Trust's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Trust's business activities as the Managing Trustee and the Advisor would seek to sell the then remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future noncancellable rental payments associated with the attendant lease agreements. Future minimum rents of $10,559,908 are due as follows:

        For the year ending December 31, 2000           $    7,501,715
                                         2001                1,713,287
                                         2002                1,342,730
                                         2003                    2,176
                                                        --------------

                                        Total            $  10,559,908
                                                         =============

      Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1999, 1998 and 1997 is as follows:

                                                            1999                      1998                      1997
                                                     ------------------        ------------------        ------------------
Scandinavian Airlines System                         $        3,543,768        $        4,054,613        $               --
Emery Worldwide                                      $        2,409,224        $        2,409,224        $        2,409,224
KGJS/Gearbulk Holding Limited                        $        8,664,792        $        2,297,772        $               --
Chantel Shipping Corporation                         $               --        $               --        $        2,310,614

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

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

Depreciation and Amortization

      The Trust's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the Managing Trustee evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. For purposes of this comparison, "net carrying value" represents, at a given date, the net book value (equipment cost less accumulated depreciation for financial reporting purposes) of the Trust's equipment and "net realizable value" represents, at the same date, the aggregate undiscounted cash flows resulting from future contracted lease payments plus the estimated residual value of the Trust's equipment. The Managing Trustee evaluates significant equipment assets, such as aircraft, individually. All other assets are evaluated collectively by equipment type unless the Managing Trustee learns of specific circumstances, such as a lessee default, technological obsolescence, or other market developments, which could affect the net realizable value of particular assets. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value. To the extent that such adjustments are recorded, they are reflected separately on the accompanying Statement of Operations as Write-Down of Equipment.

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

Accrued Liabilities - Affiliate

      Unpaid fees and operating expenses paid by EFG on behalf of the Trust and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (See Note 6).

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

Allocation of Net Income or Loss

      Net income is allocated quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period (excluding $1,487,885 Class A special cash distributions paid in 1999 and $5,601,790 Class B capital distributions paid in 1998). Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. Prior to adoption of the current Trust Agreement on July 15, 1997, the Trust allocated net income or loss to the Participants for financial reporting purposes according to their respective beneficial interests in the Trust (1% to the Managing Trustee, 8.25% to the Special Beneficiary, and 90.75% to the Class A Beneficiaries).

      The allocation of net income or loss pursuant to the Trust Agreement differs from the foregoing and is based upon government rules and regulations for federal income tax reporting purposes and assumes, for each income tax reporting period, the liquidation of all of the Trust's assets and the subsequent distribution of all available cash to the Participants. For income tax purposes, the Trust adjusts its allocations of income and loss to the Participants so as to cause their tax capital account balances at the end of the reporting period to be equal to the amount that would be distributed to them at such date in the event of a liquidation and dissolution of the Trust. This methodology does not consider the costs attendant to liquidation or whether the Trust intends to have future business operations. If the Trust made similar assumptions and allocations for financial reporting purposes and the Trust was liquidated at December 31, 1999 for an amount equal to its net carrying value for financial reporting purposes, the capital accounts of the Managing Trustee, Special Beneficiary, Class A Beneficiaries, and Class B Beneficiaries would have reflected ending balances of $279,506, $2,305,924, $20,422,800, and $4,942,364,
respectively. See Note 8 for additional information concerning the allocation of net income or loss for income tax reporting purposes.

Net Income and Cash Distributions Per Beneficiary Interest

      Net income and cash distributions per Class A Interest in 1999 are based on 1,934,755 Class A Interests outstanding. Net income and cash distributions per Class A Interest in 1998 are based on 1,935,755 Class A Interests outstanding during the period January 1, 1998 through April 27, 1998 and 1,934,755 Class A Interests outstanding during the period April 28, 1998 through December 31, 1998. Net income and cash distributions per Class A Interest in 1997 are based on 2,089,030 Class A Interests outstanding during the period January 1, 1997 through October 9, 1997 and 1,935,755 Class A Interests outstanding during the period October 10, 1997 through December 31, 1997. Net income and cash distributions per Class B Interest are based on 3,142,083 Class B Interests outstanding during the years ended December 31, 1999 and 1998 and the period July 18, 1997 through December 31, 1997. For each of the aforementioned periods, net income and cash distributions per Beneficiary Interest are computed after allocation of the Managing Trustee's and Special Beneficiary's shares of net income and cash distributions.

Provision for Income Taxes

      No provision or benefit from income taxes is included in the accompanying financial statements. The Participants are responsible for reporting their proportionate shares of the Trust's taxable income or loss and other tax attributes on their tax returns.

NOTE 3 - EQUIPMENT

      The following is a summary of equipment owned by the Trust at December 31, 1999. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1999 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                             Remaining
                                             Lease Term            Equipment
            Equipment Type                    (Months)              at Cost                       Location
--------------------------------------      --------------     -----------------      --------------------------------
Aircraft                                              0-36     $      45,014,136      NV/OH/Foreign
Locomotives                                              6            10,684,643      IL/NE
Materials handling                                    0-41             4,589,249      AR/CA/CO/GA/IN/IL/IA/MI/MN/MS/
                                                                                      NC/NJ/NY/OH/OR/TN/WI/WV
Construction and mining                               0-30             3,518,352      FL/IL/NC/NV/PA/VA/Foreign
Manufacturing                                            0             3,154,694      CA/NJ
Miscellaneous                                           11             1,692,068      NC
Research and test                                        3               338,749      WI
Computers and peripherals                              0-7               175,870      CO/GA/IN/KY/MN/OH/PA/TX/WI
Tractors and heavy duty trucks                           0               149,585      NJ
Motor vehicles                                           0                38,499      MI
Retail store fixtures                                    0                11,712      TX
Communications                                           0                 6,532      CA
                                                               -----------------

                                      Total equipment cost            69,374,089

                                  Accumulated depreciation           (24,612,634)
                                                               -----------------

                Equipment, net of accumulated depreciation     $      44,761,455
                                                               =================

      In certain cases, the cost of the Trust's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1999, the Trust's equipment portfolio included equipment having a proportionate original cost of $35,027,855, representing approximately 50% of total equipment cost.

      Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $50,980,000 and a net book value of approximately $39,033,000 at December 31, 1999 (see Note 7).

      Generally, the costs associated with maintaining, insuring and operating the Trust's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Trust.

      As equipment is sold to third parties, or otherwise disposed of, the Trust recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31, 1999, the cost and net book value of equipment held for sale or re-lease was approximately $392,000 and $3,000, respectively. The Managing Trustee is actively seeking the sale or re-lease of all equipment not on lease. In addition, the summary above also includes equipment being leased on a month-to-month basis.

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

NOTE 4 - INVESTMENT IN KETTLE VALLEY

      On March 1, 1999, the Trust and an affiliated trust (collectively, the "Buyers") formed EFG/Kettle Development LLC, a Delaware limited liability company, for the purpose of acquiring a 49.9% indirect ownership interest (the "Interest") in a real estate development in Kelowna, British Columbia called Kettle Valley. EFG/Kettle Development LLC, upon receiving the Buyers' equity investment, purchased the Interest from a special purpose company ("SPC") whose subsidiaries own a 99.9% limited partnership interest in Kettle Valley Development Limited Partnership ("KVD LP"). The SPC and its subsidiaries were established by the seller, in part, for income tax purposes and have no business interests other than the development of Kettle Valley. KVD LP is a Canadian Partnership that owns the property, consisting of approximately 280 acres of land. The project, which is in the early stages of being marketed to homebuyers, is zoned for 1,000 residential units in addition to commercial space. The seller is an unaffiliated third-party company and has retained the remaining 50.1% ownership interest in the SPC. A newly organized Canadian affiliate of EFG replaced the original general partner of KVD LP on March 1, 1999.

      The Trust's ownership share in EFG/Kettle Development LLC is 49.396% and had a cost of $4,322,150, which was funded with cash of $3,021,478 and a non-recourse note for $1,300,672. The note bears interest at an annualized rate of 7.5% and will be fully amortized over 34 months commencing April 1, 1999. The note is secured only by the Trust's stock interests in the SPC. Investment in Kettle Valley at December 31, 1999 represents the actual cost paid by the Trust plus a 1% acquisition fee. The Trust's investment is accounted for on the equity method. Its cost basis in this investment was approximately $642,000 greater than its equity interest in the underlying net assets at December 31, 1999. The unaudited summarized balance sheet of KVD LP at December 31, 1999 reflected total assets of approximately $17,593,000, total liabilities of approximately $1,910,000 and net equity of approximately $15,683,000.

      In addition, the seller purchased a residual sharing interest in a Boeing 767-300 owned by the Buyers and leased to Scandinavian Airlines System ("SAS"). The seller paid $3,013,206 to the Buyers ($1,488,403, or 49.396% to the Trust) for the residual interest, which is subordinate to certain preferred payments to be made to the Buyers in connection with the aircraft. Payment of the residual interest is due only to the extent that the Trust receives net residual proceeds from the aircraft. The residual interest is non-recourse to the Buyers and is reflected as Other Liabilities on the accompanying Statement of Financial Position at December 31, 1999.

NOTE 5 - INVESTMENT IN EFG/KIRKWOOD

      On May 1, 1999, the Trust and three affiliated trusts (collectively the "Trusts") and another affiliate formed EFG/Kirkwood Capital LLC ("EFG/Kirkwood") for the purpose of making an investment in Kirkwood Associates Inc. ("KAI"). EFG/Kirkwood's investment consists of a common stock interest in KAI of approximately 16% as well as preferred stock and convertible debt. The Trusts purchased Class A Interests in EFG/Kirkwood and the other affiliate purchased Class B Interests in EFG/Kirkwood. Generally, the Class A Interest holders are entitled to certain preferred returns prior to distribution payments to the Class B Interest holder. KAI owns a ski resort, a local public utility, and land which is held for development. The resort is located in Kirkwood, California and is approximately 30 miles from South Lake Tahoe, Nevada. Subsequent to making its investment in KAI, EFG/Kirkwood made a 50% investment in Mountain Springs Resorts LLC, an entity formed for the purpose of acquiring an ownership interest in a Colorado ski resort that remains pending. The Trust's ownership interest in EFG/Kirkwood had a cost of $2,030,100, including a 1% acquisition fee ($20,100) paid to EFG. The Trust's investment in EFG/Kirkwood is accounted for under the equity method.

NOTE 6 - RELATED PARTY TRANSACTIONS

      All operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1999, 1998 and 1997, which were paid or accrued by the Trust to EFG or its Affiliates, are as follows:

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

                                                 1999                   1998                   1997
                                          ------------------     ------------------     ------------------
Acquisition fees                          $           74,774     $            5,227     $          871,096
Equipment management fees                          1,074,800                886,096                895,643
Offering costs                                            --                     --                157,104
Administrative charges                               169,978                 80,184                 76,419
Reimbursable operating
     Expenses due to third parties                   604,239                543,699                596,354
                                          ------------------     ------------------     ------------------

                               Total      $        1,923,791     $        1,515,206     $        2,596,616
                                          ==================     ==================     ==================

      EFG and its Affiliates were reimbursed for their out-of-pocket offering costs incurred on behalf of the Trust in an amount equal to 1% of the gross proceeds realized by the four trusts which sold Class B Interests pursuant to a Registration Statement on Form S-1 in 1997. The amount of reimbursement made by the Trust was prorated in proportion to the number of Beneficiary Interests sold in the Trust.

      As provided under the terms of the Trust Agreement, EFG is compensated for its services to the Trust. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG was compensated by an amount equal to .28% of Asset Base Price paid by the Trust for each asset acquired for the Trust's initial asset portfolio. For reinvestment acquisitions completed prior to February 7, 1999, EFG was compensated by an amount equal to 3% of Asset Base Price paid by the Trust. In connection with a Solicitation Statement and consent of Beneficiaries in 1998, the Trust's reinvestment provisions, which were scheduled to expire on February 6, 1999, were extended through December 31, 2002 and the Trust was permitted to invest in assets other than equipment. Acquisition fees paid to EFG in connection with reinvestment assets acquired after February 6, 1999 are equal to 1% of Asset Base Price paid by the Trust. For management services, EFG is compensated by an amount equal to
(i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Trust with respect to assets acquired on or prior to February 6, 1999. For management services earned in connection with assets acquired on or after February 7, 1999, EFG is compensated by an amount equal to 2% of gross lease rental revenue received by the Trust. Both of these fees are subject to certain limitations defined in the Trust Agreement. For non-equipment investments other than cash, the Managing Trustee receives an annualized management fee of 1%. Compensation to EFG for services connected to the remarketing of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Trust Agreement.

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

      All rents and proceeds from the sale of equipment are paid by the lessee directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. At December 31, 1999, the Trust was owed $3,528,141 by EFG for such funds and the interest thereon, including $3,087,838 related to the sale of a vessel in December 1999. These funds were remitted to the Trust in January 2000.

      During 1998, the Trust purchased limited partnership units (the "Units") in AFG International Limited Partnership (the "Partnership"), a real estate limited partnership sponsored by EFG that owns two commercial buildings leased to an investment grade educational institution. The Trust purchased 7.25 Units at a cost of $100,000 per unit for an aggregate purchase price of $725,000. As a result of the purchase of the Units, the Trust

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

owns approximately 22.5% of the Partnership. The Trust accounts for its investment in the Partnership under the equity method of accounting. As such, the carrying value of the Trust's investment in the Partnership is increased or decreased by an amount equal to the Trust's share of the Partnership's income or losses, respectively, and decreased for any distributions received from the Partnership. At December 31, 1999, this investment had a carrying balance of $668,813 and is reflected as Investment - affiliate on the accompanying Statement of Financial Position.

      Old North Capital Limited Partnership ("ONC"), a Massachusetts limited partnership formed in 1995 and an affiliate of EFG, owns 44,084 Class A Interests or 2.28% of the total outstanding Class A Interests of the Trust. The general partner of ONC is controlled by Gary D. Engle. In addition, the limited partnership interests of ONC are owned by a subsidiary of Semele Group, Inc. ("Semele"). Gary D. Engle is Chairman and CEO of Semele.

NOTE 7 - NOTES PAYABLE

      Notes payable at December 31, 1999 consisted of installment notes of $25,790,190 payable to banks and institutional lenders. The notes bear interest rates ranging between 6.92% and 13.75%, except for two notes which bear a fluctuating interest rate based on LIBOR plus a margin. All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments, except for one note which is collateralized by certain stock interests (see Note 4). Generally, the installment notes will be fully amortized by noncancellable rents. However, the Trust has balloon payment obligations of $19,980,682, $1,400,074 and $282,421 at the expiration of the lease terms related to an aircraft leased to Scandinavian Airlines System, certain rail equipment and an MD-87 jet aircraft leased to Reno Air, Inc., respectively. The carrying amount of notes payable approximates fair value at December 31, 1999.

      The annual maturities of the installment notes payable are as follows:

      For the year ending December 31, 2000           $       24,749,466
                                       2001                      632,662
                                       2002                      125,641
                                       2003                      282,421
                                                      ------------------

                                      Total           $       25,790,190
                                                      ==================

NOTE 8 - INCOME TAXES

      The Trust is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Trust.

      For financial statement purposes, the Trust allocates net income quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period (excluding $1,487,885 Class A special cash distributions paid in 1999 and $5,601,790 Class B capital distributions paid in
1998). Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Trust Agreement. For income tax purposes, the Trust allocates net income or net loss in accordance with the provisions of such agreement. Pursuant to the Trust Agreement, upon dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 1999, the Managing Trustee had a negative tax capital account balance of $309,285.

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

      The following is a reconciliation between net income (loss) reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1999, 1998 and 1997:

                                                          1999                      1998                      1997
                                                   ------------------        ------------------        ------------------
Net income                                         $        5,277,987        $        3,875,037        $        2,017,457
     Tax depreciation in excess of
         financial statement depreciation                  (3,007,887)               (5,594,998)               (4,292,255)
     Tax gain (loss) in excess of
         book gain (loss)                                  (3,391,348)                  608,670                 2,507,051
     Deferred rental income                                  (102,414)                  369,321                  (161,505)
     Other                                                    151,042                   (59,552)                  (28,038)
                                                   ------------------        ------------------        ------------------
Net income (loss) for federal income
     tax reporting purposes                        $       (1,072,620)       $         (801,522)       $           42,710
                                                   ==================        ==================        ==================

      The following is a reconciliation between participants' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1999 and 1998:

                                                                                1999                      1998
                                                                         ------------------        ------------------
Participants' capital                                                    $       27,950,594        $       41,937,651

     Unrealized gain on marketable securities                                       (20,167)                       --

     Add back selling commissions and organization
        and offering costs                                                        5,113,551                 5,113,551

     Financial statement distributions in excess of
        tax distribution                                                         13,326,498                        --

     Deferred step-down of capital basis                                           (366,869)                 (366,869)

     Cumulative difference between federal income tax
        and financial statement income (loss)                                   (26,295,700)              (19,945,093)
                                                                         ------------------        ------------------
Participants' capital for federal income tax reporting
        purposes                                                         $       19,707,907        $       26,739,240
                                                                         ==================        ==================

      Cumulative difference between federal income tax and financial statement income (loss) represent timing differences.

NOTE 9 - LEGAL PROCEEDINGS

      On or about January 15, 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Trust (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the Managing Trustee, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein

                             AFG Investment Trust D
                        Notes to the Financial Statements

                                   (Continued)

collectively as the "Class Action Lawsuit." The Class Action Lawsuit was divided into two sub-classes on March 22, 1999.

      On May 26, 1999, the Court issued its Order and Final Judgment approving settlement of the Class Action Lawsuit with respect to claims asserted by the Plaintiffs on behalf of the sub-class that includes the Trust. Claims involving the second sub-class, not including the Trust, remain pending. As a result of the settlement, the Trust declared a special cash distribution of $1,572,405, including legal fees for Plaintiffs' counsel of $84,520, that was paid in July 1999 ($0.77 per unit, net of legal fees). In addition, the parent company of the Managing Trustee, Equis II Corporation, agreed to commit $3,537,910 of its Class B Capital Contributions (paid in connection with its purchase of Class B Interests in July 1997) to the Trust for the Trust's investment purposes. In the absence of this commitment, Equis II Corporation would have been entitled to receive a Class B Capital Distribution for this amount pursuant to the Trust Agreement, as amended. The Trust's share of legal fees and expenses related to the Class Action Lawsuit, including the fees for Plaintiff's counsel referenced above, was estimated to be approximately $290,000, all of which was accrued and expensed by the Trust in 1998.

NOTE 10 - SUBSEQUENT EVENTS

Special Cash Distribution

      On January 19, 2000, the Trust distributed $13,200,000 as a special cash distribution to the Trust Beneficiaries. Of the total distributions, the Beneficiaries were allocated $11,979,000 ($2,918,373 to Class A Beneficiaries and $9,060,627 to Class B Beneficiaries); the Special Beneficiary was allocated $1,089,000, and the Managing Trustee was allocated $132,000.

Leveraging of Emery Worldwide Lease Renewal

      On February 3, 2000, the Trust obtained financing of $6,091,738 in connection with a lease renewal with Emery Worldwide ("Emery"). The Trust entered into a 30-month renewal agreement with Emery at a semi-annual rent payment of $566,084, beginning January 2, 2000. Emery has the option to extend the lease agreement for an additional 30 months at the expiration of the lease term on July 1, 2002. The financing includes a balloon payment of $4,600,000 due on July 1, 2002 if Emery decides not extend the lease agreement. If the lease agreement is extended, the balloon payment will be postponed until the termination of the 30-month extension period at which time the balloon payment will be $2,750,000.

Echelon

      On March 8, 2000, the Trust and three affiliated trusts entered into a guarantee agreement whereby the trusts, jointly and severally, have guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, a newly-formed Delaware company that is controlled by Gary D. Engle, President and Chief Executive Officer of EFG, as lessee, and Heller Affordable Housing of Florida, Inc., and two other entities, as lessor ("Heller"). The lease payments of Echelon Commercial LLC to Heller are supported by lease payments to Echelon Commercial LLC from various sub-lessees who are parties to commercial and residential lease agreements under the master lease agreement. The guarantee of lease payments by the Trust and the three affiliated trusts is capped at a maximum of $34,500,000, excluding expenses that could result in the event that Echelon Commercial LLC experiences a default under the terms of the master lease agreement. An agreement among the four trusts provides that the Trust is responsible for 46.34% of the guaranteed amount, or $15,987,300. In consideration for its guarantee, the Trust received an upfront cash fee equal to $231,700 and will receive an annualized fee equal to 4% per annum of the average guarantee amount outstanding during each quarterly period. Accrued but unpaid fees will accrue and compound interest quarterly at an annualized interest rate of 7.5% until paid. The Trust will receive minimum aggregate fees for its guarantee of not less than $463,400, excluding interest.

                             AFG Investment Trust D

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1999, 1998 and 1997

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

      The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1999, 1998 and 1997.

                                                                           1999               1998                  1997
                                                                     ---------------     ---------------      ---------------
Rents earned prior to disposal of equipment,
     net of interest charges                                         $    38,159,634     $     4,633,505      $     4,798,925

Sale proceeds, including assumption of debt and interest,
      realized upon disposition of equipment                               4,231,616           1,407,762            5,392,670
                                                                     ---------------     ---------------      ---------------

Total cash generated from rents and equipment
     sale proceeds                                                        42,391,250           6,041,267           10,191,595

Original acquisition cost of equipment disposed                           36,770,580           5,558,107            9,199,335
                                                                     ---------------     ---------------      ---------------

Excess of total cash generated to cost  of equipment
     disposed                                                        $     5,620,670     $       483,160      $       992,260
                                                                     ===============     ===============      ===============

                             AFG Investment Trust D

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1999

                                                                                 Sales and
                                                       Operations               Refinancings                 Total
                                                   ------------------        ------------------        ------------------
Net income (loss)                                  $        9,722,544        $       (4,444,557)       $        5,277,987

Add:
     Depreciation                                           7,399,744                        --                 7,399,744
     Accretion of bond discount                                (1,480)                       --                    (1,480)
     Management fees                                        1,074,800                        --                 1,074,800
     Book value of disposed equipment                              --                 8,676,173                 8,676,173

Less:
     Principal reduction of notes payable                 (10,541,467)                       --               (10,541,467)
                                                   ------------------        ------------------        ------------------

     Cash from operations, sales
     and refinancings                                       7,654,141                 4,231,616                11,885,757

Less:
     Management fees                                       (1,074,800)                       --                (1,074,800)
                                                   ------------------        ------------------        ------------------

     Distributable cash from operations,
     sales and refinancings                                 6,579,341                 4,231,616                10,810,957

Other sources and uses of cash:
     Cash at beginning of year                              7,664,645                 1,435,371                 9,100,016
     Restricted cash                                        5,110,315                        --                 5,110,315
     Investment - affiliate                                    30,813                        --                    30,813
     Investment - Kettle Valley                            (3,064,700)                       --                (3,064,700)
     Investment - EFG/Kirkwood                             (2,030,100)                       --                (2,030,100)
     Purchase of marketable securities                       (412,529)                       --                  (412,529)
     Other liabilities                                      1,488,403                        --                 1,488,403
     Net change in receivables and
       accruals                                            (3,194,997)                       --                (3,194,997)

Less:
     Cash distributions paid                               (6,503,150)                       --                (6,503,150)
                                                   ------------------        ------------------        ------------------

Cash at end of year                                $        5,668,041        $        5,666,987        $       11,335,028
                                                   ==================        ==================        ==================

                             AFG Investment Trust D

                       SCHEDULE OF COSTS REIMBURSED TO THE
                     MANAGING TRUSTEE AND ITS AFFILIATES AS
                 REQUIRED BY SECTION 10.4 OF THE SECOND AMENDED
                        AND RESTATED DECLARATION OF TRUST

                                December 31, 1999

      For the year ended December 31, 1999 the Trust reimbursed the Managing Trustee and its Affiliates for the following costs:


         Operating expenses                       $    1,004,754

                             AFG Investment Trust D

       SCHEDULE OF REIMBURSABLE OPERATING EXPENSES DUE TO THIRD PARTIES

                                December 31, 1999

Operating expenses for the year ended December 31, 1999 consisted of the following:

Legal                                                   $         301,036
Accounting and Tax                                                 81,128
Investor Services                                                  54,763
Insurance                                                          39,450
Selling & Remarketing                                              29,456
Office                                                             28,340
Bank Charges                                                       23,445
Third Party Service Contracts                                      17,816
Travel & Entertainment                                             10,801
Printing & Document Services                                        7,800
Aircraft Maintenance                                                6,334
Other                                                               3,870
                                                        -----------------

                       Total                            $         604,239
                                                        =================

                        ADDITIONAL FINANCIAL INFORMATION

                             AFG Investment Trust D

                              SCHEDULE OF EQUIPMENT

                                December 31, 1999

                                                                   LEASE
                                                                 EXPIRATION                             NET BOOK
LESSEE                                   RENTAL SCHEDULE            DATE               COST               VALUE             DEBT
----------------------------------   ----------------------  ------------------   --------------    ----------------   -------------
Advanced Micro Devices, Inc.                 008-RN1                                $ 1,249,392
Alliant Techsystems                            A-1                                      298,492
Alliant Techsystems                            A-3                                      879,414
Alliant Techsystems                            A-4                                      727,397
A.O. Smith Corporation                       A-20RN1                   9/30/01          103,307         $    18,723
Chrysler Corporation                           B-4                                      463,151              57,613
Chrysler Corporation                          B-4B                                      113,752              26,837
Chrysler Corporation                          B-4C                                       30,005               6,749
Chrysler Corporation                           B-6                                      593,084              75,910
Chrysler Corporation                          B-6B                                      148,512              35,968
Chrysler Corporation                          B-6C                                       29,525               6,798
Chrysler Corporation                           B-7                                      433,629              55,501
Chrysler Corporation                          B-7B                                      175,600              42,542
Chrysler Corporation                          B-7C                                       30,021               6,912
Chrysler Corporation                         B-8-4A                    5/31/00            3,798               1,756
Chrysler Corporation                          B-8B                                      158,052              39,318
Chrysler Corporation                          B-8C                                       47,266              10,882
Chrysler Corporation                           G-3                     9/30/02           61,449              47,828
Cooper Tire & Rubber Company                   A-3                    10/31/00           37,738              10,228
Cooper Tire & Rubber Company                   A-4                    10/31/00           19,462               5,275
Corning Lab Services, Inc.                    A-12                     3/31/00          341,688              17,374      $    24,189
Emery Worldwide                             N961R-RN1                   7/1/02       13,608,044           9,826,731        1,033,969
International Paper                          B-45-71                                     33,320               3,876
International Paper                          B-50-63                                    171,275              28,431
International Paper                          B-50-67                                    125,936              18,178
International Paper                          B-51-73                  12/31/99           45,906               5,924
International Paper                          B-56-70                                     52,851               6,148
International Paper                          C-45-6                    3/31/02           33,242              11,656
International Paper                          C-65-5                   12/31/01          245,125              73,538
International Paper                          C-65-6                    6/30/02          179,567              67,338
GE Appliances, A Division of GE                A-2                                       15,666

                             AFG Investment Trust D

                              SCHEDULE OF EQUIPMENT

                                December 31, 1999

                                                               LEASE
                                                             EXPIRATION                         NET BOOK
LESSEE                                 RENTAL SCHEDULE          DATE            COST              VALUE                DEBT
-----------------------------------  -------------------  ---------------   -------------    ----------------     --------------
General Motors Corporation                  H-10                 9/30/00      $    42,821        $    11,112
General Motors Corporation                   H-7                                    6,461                759
General Motors Corporation                   I-1                                   98,031             14,835
General Motors Corporation                  C-16                 4/30/00           74,529             13,719
General Motors Corporation                   C-7                                  715,630             89,714
General Motors Corporation                   C-8                                  581,358             31,150
H E Butt Grocery Company                    A-23                                   11,712
Maytag Corporation                          A-14                 6/30/00           18,494              4,108
Maytag Corporation                           A-3                                   69,513              6,820
Mobil Oil Corporation                      C-1ARN1                                104,739             15,703
Mobil Oil Corporation                      C-1RN2                                  44,847              6,724
Missouri Pacific Railroad Company          4/15/84               7/14/00        8,312,336          4,571,277
National Steel Corporation                  A-104                                 110,484             12,823
National Steel Corporation                  A-96                                  120,380              8,626
National Steel Corporation                  A-97                                   38,499
National Steel Corporation                  A-99A                                  87,877              2,741
Owens-Corning Fiberglass Corp.              A-103                2/29/00           87,748             47,384
Owens-Corning Fiberglass Corp.              A-104                7/31/00           45,781             29,300
Owens-Corning Fiberglass Corp.              A-50                 6/30/00           20,912              7,078
Owens-Corning Fiberglass Corp.              A-56                                   29,317              7,840
Owens-Corning Fiberglass Corp.              A-59                                        0                           $    50,034
Owens-Corning Fiberglass Corp.              A-65                                   23,466
Owens-Corning Fiberglass Corp.               A-7                 5/31/01           20,051              4,485
Quanterra, Inc.                             AA-1                                      110
Reno Air, Inc.                             N753RA                1/14/03        1,239,741          1,017,113            656,454
Scandinavian Airlines System              LN-RCGRN1              1/29/01       30,166,351         26,591,513         20,942,499
Tama Paperboard                              A-1                 5/31/03           28,010             19,974
Tarmac Mid-Atlantic, Inc.                    A-6                                  452,148              6,459
Tarmac Florida, Inc.                       A-10RN1              12/31/00          231,312
Teledyne Wah Chang                           B-1                 8/31/00           21,263              5,261
Teledyne Wah Chang                           B-2                 8/31/00           29,640              7,334

                             AFG Investment Trust D

                              SCHEDULE OF EQUIPMENT

                                December 31, 1999

                                                               LEASE
                                                             EXPIRATION                         NET BOOK
LESSEE                                 RENTAL SCHEDULE          DATE            COST              VALUE                 DEBT
-----------------------------------  -------------------  ---------------    ------------     --------------      ----------------
Teledyne Wah Chang                           B-3                  8/31/00          49,566             12,264
Temple-Inland Forest Product Group         A-1RN1                12/31/00    $    144,841      $      51,711
TTX Company                            02 / 01 / 80RN1            7/14/00       2,372,307            804,507         $   1,541,935
USX Corporation                              A-3                                      130
Western Bulk Carriers                      A-1RN1                12/31/00       1,559,699            465,204               267,574
Weyerhaeuser Company                     91-C-99396              11/30/00       1,692,068            310,212               339,169
Getchell Gold Corporation                   A-10                 12/31/00         225,107             66,228
Xerox Corporation                           BB-78                                  34,612              8,620
Seven-Up / RC Bottling Company               A-1                                    6,532                823
                                                                             ------------      -------------      ----------------

       TOTAL                                                                 $ 69,374,089      $  44,761,455         $  24,855,823
                                                                             ============      =============      ================