Form 10-K, Exhibit 13
period 2000-12-31
AFG INVESTMENT TRUST D
filed 2001-04-17
CIK 879497

EXHIBIT 13


                             AFG Investment Trust D



              Annual Report to the Participants, December 31, 2000

Dear Investor:

We are pleased to provide the Annual Report for AFG Investment Trust D, which contains important information concerning the recent operating results and current financial position of your investment program. Please refer to the index on the following page for a listing of information contained in this report.

If you have any questions about your investment program or, if you would like a copy of Form 10-K for this program, please contact our Investor Services Representatives at 1-800-247-3863.

Very truly yours,

/s/ GEOFFREY A. MACDONALD

Geoffrey A. MacDonald
Chairman and Co-Founder

                             AFG Investment Trust D

                   INDEX TO ANNUAL REPORT TO THE PARTICIPANTS


                                                                            Page
                                                                            ----

SELECTED FINANCIAL DATA.................................................       2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS.....................................     3-7

FINANCIAL STATEMENTS:

Report of Independent Auditors..........................................       8

Statement of Financial Position
at December 31, 2000 and 1999 ..........................................       9

Statement of Operations
for the years ended December 31, 2000, 1999 and 1998....................      10

Statement of Changes in Participants' Capital
for the years ended December 31, 2000, 1999 and 1998....................      11

Statement of Cash Flows
for the years ended December 31, 2000, 1999 and 1998....................      12

Notes to the Financial Statements.......................................   13-23



ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed.................................      24

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings.................................      25

Schedule of Costs Reimbursed to the Managing Trustee
and its Affiliates as Required by Section 10.4 of the
Second Amended and Restated Declaration of Trust .......................      26

Schedule of Reimburseable Operating Expenses Due to Third Parties.......      27

Schedule of Equipment ..................................................   28-30

                             SELECTED FINANCIAL DATA

     The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

     For each of the five years in the period ended December 31, 2000:

           Summary of
           Operations                   2000            1999           1998           1997           1996
---------------------------------   ------------    ------------   ------------   ------------   ------------

Lease revenue ...................   $  7,628,871    $ 20,894,408   $ 18,701,765   $ 19,427,577   $ 27,093,125

Net income ......................   $    336,174    $  5,277,987   $  3,875,037   $  2,017,457   $    630,535

Per Beneficiary Interest:
    Net income (loss)
        Class A Interests .......   $      (0.08)   $       1.07   $       0.99   $       0.68   $       0.27
        Class B Interests .......   $       0.07    $       0.60   $       0.29   $         --   $         --

    Cash distributions
        Class A Interests .......   $         --    $       3.78   $       1.64   $       3.11   $       1.39
        Class B Interests .......   $         --    $       3.29   $       2.33   $       0.30   $         --


       Financial Position
---------------------------------

Total assets ....................   $ 57,440,878    $ 69,336,372   $ 78,517,976   $ 93,302,725   $ 75,192,549

Total long-term obligations .....   $ 26,763,237    $ 25,790,190   $ 35,030,985   $ 43,102,250   $ 32,827,977

Participants' capital ...........   $ 28,266,601    $ 27,950,594   $ 41,937,651   $ 49,063,215   $ 40,884,836

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED
         DECEMBER 31, 1999 AND THE YEAR ENDED DECEMBER 31, 1999 COMPARED
                       TO THE YEAR ENDED DECEMBER 31, 1998

     Certain statements in this annual report of AFG Investment Trust D (the "Trust") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the collection of the Trust's contracted rents, the realization of residual proceeds for the Trust's equipment, the performance of the Trust's non-equipment assets, and future economic conditions.

Overview
--------

     The Trust was organized in 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. In 1998, the Trust Agreement was modified to permit the Trust to invest in assets other than equipment. Since the modification, the Trust has made certain non-equipment acquisitions. Pursuant to the Trust Agreement, the Trust is scheduled to be dissolved by December 31, 2006.

   The Investment Company Act of 1940 (the "Act") places restrictions on the capital structure and busniness activities of companies registered thereunder. The Trust has active business operations in the financial services industry, primarily equipment leasing, and in the real estate industry through its interests in EFG Kirkwood LLC ("EFG Kirkwood") and EFG/Kettle Development LLC ("Kettle Velley"). The Trust does not intend to engage in investment activities in a manner or to an extent that would require the Trust to register as an investment company under the Act. However, it is possible that the Trust may unintentionally engage in an activity or activities that may be construed to fall within the scope of the Act. If the Trust was determined to be an investment company, its business would be adversely affected. The Managing Trustee is engaged in discussions with the staff of the Securities and Exchange Commission regarding whether or not the Trust may be an inadvertent investment company by virtue of its recent acquisition activities. If necessary, the Trust intends to avoid being deemed an investment company by disposing of or acquiring certain assets that it might not otherwise dispose of or acquire.

Segment Reporting
-----------------

     The Trust has two principal operating segments: 1) Equipment Leasing and 2) Real Estate Ownership, Development & Management. The Equipment Leasing segment includes the management of the Trust's equipment lease portfolio. The Real Estate segment includes the ownership, management and development of commercial properties, recreational properties, condominiums, interval ownership units, townhomes, single family homes and land sales through its ownership interests in real estate.

     The Trust's reportable segments offer different products or services and are managed separately because each requires different operating strategies and management expertise. There are no material intersegment sales or transfers.

     Segment information for the years ended December 31, 2000, 1999 and 1998 is summarized below. The accounting policies of the segments are the same as those described in Note 2 of the accompanying financial statements. See Note 2 of the accompanying financial statements for individual lessees which accounted for more than 10% of the Trust's revenues during any of the years ended December 31, 2000, 1999 or 1998.

                                               Years ended December 31,
                                       -----------------------------------------
                                          2000           1999           1998
                                       -----------    -----------    -----------
Total Income:
   Equipment Leasing ..............    $10,190,696    $17,373,475    $19,069,010
   Real Estate ....................             --             --             --
                                       -----------    -----------    -----------
      Total .......................    $10,190,696    $17,373,475    $19,069,010

Operating Expenses, Management
   Fees and Other Expenses:
   Equipment Leasing ..............    $ 1,137,117    $ 1,552,689    $ 1,509,979
   Real Estate ....................        310,266        296,328             --
                                       -----------    -----------    -----------
      Total .......................    $ 1,447,383    $ 1,849,017    $ 1,509,979

Interest Expense:
   Equipment Leasing ..............    $ 2,453,189    $ 2,781,694    $ 3,449,304
   Real Estate ....................         57,037         65,033             --
                                       -----------    -----------    -----------
      Total .......................    $ 2,510,226    $ 2,846,727    $ 3,449,304

Depreciation and Amortization
   Expense:
   Equipment Leasing ..............    $ 5,832,713    $ 7,399,744    $10,234,690
   Real Estate ....................         64,200             --             --
                                       -----------    -----------    -----------
      Total .......................    $ 5,896,913    $ 7,399,744    $10,234,690

Net Income ........................    $   336,174    $ 5,277,987    $ 3,875,037

Capital Expenditures:
   Equipment Leasing ..............    $        --    $        --    $        --
   Real Estate ....................        965,515      5,094,800        179,510
                                       -----------    -----------    -----------
                                       $   965,515    $ 5,094,800    $   179,510
                                       ===========    ===========    ===========

Assets:
   Equipment Leasing ..............    $50,375 634    $64,241,572    $78,517,976
   Real Estate ....................      7,065,244      5,094,800             --
                                       -----------    -----------    -----------
                                       $57,440,878    $69,336,372    $78,517,976
                                       ===========    ===========    ===========
Results of Operations
---------------------

Equipment Leasing
-----------------

     For the year ended December 31, 2000, the Trust recognized lease revenue of $7,628,871 compared to $20,894,408 and $18,701,765 for the years ended December 31, 1999 and 1998, respectively. Lease revenue for the year ended December 31, 1999 includes the receipt of $6,354,183 of lease termination rents received in connection with the sale of a vessel (see discussion below). The level of lease revenue to be recognized by the Trust in the future may be impacted by future reinvestment; however, the extent of such impact cannot be determined at this time. Future lease term expirations and equipment sales will result in a reduction in lease revenue recognized.

     The Trust's equipment portfolio includes certain assets in which the Trust holds a proportionate ownership interest. In such cases, the remaining interests are owned by Equis Financial Group Limited Partnership, a Massachusetts limited partnership ("EFG") or an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

     Interest income in 2000 was $615,831, compared to $662,508 and $779,649 in 1999 and 1998, respectively. Generally, interest income is generated from the temporary investment of rental receipts and equipment sale proceeds in short-term instruments. Future interest income will fluctuate as a result of changing interest rates, the collection of lease revenue and the proceeds from equipment sales, among other factors. In addition, the Trust distributed $13,200,000 in January 2000, that resulted in a reduction of cash available for investment. See Note 13 - Subsequent Event, to the accompanying financial statements regarding reinvestment in 2001.

     On March 8, 2000, the Trust and three affiliated trusts entered into a guaranty agreement whereby the trusts, jointly and severally, guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, as lessee, and Heller Affordable Housing of Florida, Inc., and two other entities, as lessor

("Heller"), (See Note 10 to the accompanying financial statements.) In consideration for its guarantee, the Trust will receive an annualized fee equal to 4% of the average guarantee amount outstanding during each quarterly period. Accrued but unpaid fees will accrue and compound interest quarterly at an annualized interest rate of 7.5% until paid. During the year ended December 31, 2000, the Trust received an advance of $231,700 and recognized a total of $398,144 in income related to this guaranty fee. The guaranty fee is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 2000.

     The Trust received $261,116 in 1999 as a breakage fee from a third-party seller in connection with a transaction for new investments that was canceled by the seller in the first quarter of 1999. This amount is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 1999.

     During the years ended December 31, 2000, 1999 and 1998, the Trust sold equipment having a net book value of $875,849, $8,676,173 and $1,820,166, respectively, to existing lessees and third parties. For financial statement purposes, these sales resulted in a net gain in 2000 of $1,477,755 compared to net losses in 1999 and 1998 of $4,444,557 and $412,404, respectively. The 1999 equipment sales included the sale of a vessel with an original cost and net book value of $13,875,360 and $7,256,443, respectively, which the Trust sold to the existing lessee in December 1999. In connection with this sale, the Trust realized sale proceeds of $1,277,143, which resulted in a net loss, for financial statement purposes, of $5,979,300. The vessel was sold prior to the expiration of the related lease term. The Trust also realized lease termination rents equal to $6,354,183 relating to this vessel.

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

     During the year ended December 31, 2000, the Trust sold investment securities having a book value of $420,513, resulting in a gain, for financial reporting purposes of $70,095.

     Depreciation and amortization expense was $5,832,713, $7,399,744, and $10,234,690 for the years ended December 31, 2000, 1999 and 1998, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. For the year ended December 31, 2000, depreciation and amortization expense includes $37,450 related to the amortization of certain capitalized deferred financing costs on aircraft financing.

     Interest expense on equipment related debt was $2,453,189, $2,781,694, and $3,449,304 for the years ended December 31, 2000, 1999 and 1998, respectively. Interest expense will decrease in the future as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

     Management fees from equipment leasing were $364,621, $1,016,472 and $886,096 for the years ended December 31, 2000, 1999 and 1998, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases, subject to certain limitations (see Note 6 to the accompanying financial statements).

     Operating expenses were $721,986, $536,217, and $623,883 during the years ended December 31, 2000, 1999 and 1998, respectively. Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. Operating expenses in 1998 included approximately $290,000 of legal related to the Class Action Lawsuit described in Note 9 to the accompanying financial statements. Additionally, operating expenses in 1998 include professional service costs incurred in connection with a solicitation statement filed in 1998. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities. In addition, the Trust wrote-down other investments of $50,510 during the year ended December 31, 2000.

Real Estate
-----------

     Management fees for non-equipment assets were $78,723 and $58,328 for the years ended December 31, 2000 and 1999, respectively. There were no non-equipment management fees paid by the Trust in the year ended December 31, 1998. The management fees on non-equipment assets, excluding cash, were based on 1% of such assets under management.

     Operating expenses in 1999 included legal fees of approximately $238,000 related to the Trust's ownership interests in Kettle Valley and EFG Kirkwood.

     Interest expense on a note payable related to the Trust's acquisition of its interest in Kettle Valley was $57,037 and $65,033 for the years ended December 31, 2000 and 1999, respectively. There was no real estate related debt outstanding for the year ended December 31, 1998. Interest expense will decrease in the future as payments reduce the outstanding principal balance of the note.

     For the year ended December 31, 2000, the Trust recorded amortization expense of $64,200 in connection with its ownership interest in Kettle Valley (see Note 4 to the financial statements).

     For the year ended December 31, 2000, the Trust recorded a loss resulting from its interest in EFG Kirkwood of $142,651 and a loss resulting from its interest in Kettle Valley of $88,892. These losses represent the Trust's share of the losses of EFG Kirkwood and Kettle Valley recorded under the equity method of accounting. See Notes 4 and 5 to the accompanying financial statements.

     As of both December 31, 2000 and 1999, the Trusts real estate includes ownership interests in EFG Kirkwood and Kettle Valley.

Liquidity and Capital Resources and Discussion of Cash Flows
------------------------------------------------------------

     The Trust by its nature is a limited life entity. The Trust's principal operating activities have been derived from asset rental transactions. Accordingly, the Trust's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $8,692,053, $13,925,811 and $17,885,461 for the years ended December 31, 2000,
1999 and 1998, respectively. Future renewal, re-lease and equipment sale activities will continue to cause a decline in the Trust's primary-term lease revenue and corresponding sources of operating cash. Expenses associated with rental activities, such as management fees, will also decline as the Trust experiences a higher frequency of remarketing events. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the level of cash available for investment, among other factors.

     At lease inception, the Trust's equipment was leased by a number of creditworthy, investment-grade companies and, to date, the Trust has not experienced any material collection problems and has not considered it necessary to provide an allowance for doubtful accounts. Notwithstanding a positive collection history, there is no assurance that all future contracted rents will be collected or that the credit quality of the Trust's leases will be maintained. The credit quality of an individual lease may deteriorate after the lease is entered into. Collection risk could increase in the future, particularly as the Trust remarkets its equipment and enters re-lease agreements with different lessees. The Managing Trustee will continue to evaluate and monitor the Trust's experience in collecting accounts receivable to determine whether a future allowance for doubtful accounts may become appropriate.

     Cash expended for asset acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. The Trust expended $965,515 and $2,030,100 to acquire its ownership interest in EFG Kirkwood during the years ended December 31, 2000 and 1999, respectively, (See Note 5 to the accompanying financial statements). During 1999, the Trust expended $3,064,700 to acquire its ownership interest in Kettle Valley. In connection with the acquisition of its ownership interest in Kettle Valley, the Trust was paid $1,488,403 for a residual interest in an aircraft leased to Scandinavian Airlines System ("SAS") (see Note 4 to the accompanying financial statements). In 2000, The Trust also expended $261,936 to acquire certain other investments and $432,000 for an ownership interest in a limited liability company formed to facilitate an asset acquisition which occurred in February 2001, as described in Note 13 to the accompanying financial statements. The Trust purchased $412,529 of investment securities in 1999 and $179,510 to purchase equipment in 1998. All of the equipment acquisitions were purchased pursuant to the reinvestment provisions of the Trust Agreement. In addition, the Trust's investment in an affiliated limited partnership is reported under investing activities during the years ended December 31, 2000, 1999 and 1998 (see Note 6 to the accompanying financial statements). The Trust may acquire additional assets prior to the expiration of its reinvestment period in December 2002.

     During 2000, 1999 and 1998, the Trust realized net cash proceeds from equipment disposals of $2,353,604, $4,231,616, and $1,407,762, respectively. Sale proceeds in 2000 include $1,400,074 related to the Trust's 34% interest in certain rail equipment, which was sold in July 2000. The Trust also realized proceeds from the disposition of investment securities of $490,608, resulting in a net gain of $70,095. Future inflows of cash from equipment disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

     At December 31, 2000, the Trust was due aggregate future minimum lease payments of $12,330,945 from contractual lease agreements (see Note 2 to the accompanying financial statements), a portion of which will be used to amortize the principal balance of notes payable of $26,763,237 (see Notes 3 and 7 to the accompanying financial statements). Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, as the Trust matures and a greater level of its equipment assets becomes available for remarketing, the cash flows of the Trust will become less predictable.

     The Trust has a 49.4% ownership interest in EFG/Kettle Development LLC ("Kettle Valley"). Kettle Valley is a joint venture among the Trust and an affiliated trust, formed for the purpose of acquiring a 49.9% indirect ownership interest in a real estate development in Kelowna, British Columbia in Canada. The real estate development consists of approximately 280 acres of land under development. The project is zoned for 1,000 residential units in addition to commercial space. To date, 95 residential units have been constructed and 4 units are under construction, all of which have been sold. An unaffiliated third party has retained the remaining 50.1% indirect ownership interest in the development. AFG ASIT Corporation manages Kettle Valley and the development is managed by a Canadian affiliate of EFG.

     The Trust also has an ownership interest in EFG Kirkwood. EFG Kirkwood is a joint venture among the Trust, certain affiliated Trusts and Semele Group Inc. ("Semele") and is managed by AFG ASIT Corporation. EFG Kirkwood is a member in two joint ventures, Mountain Resort Holdings LLC ("Mountain Resort") and Mountain Springs Resort LLC ("Mountain Springs"). See Note 5 to the accompanying financial statements.

     Mountain Resort, through four wholly owned subsidiaries, owns and operates the Kirkwood Mountain Resort, a ski resort located in northern California, a public utility that services the local community, and land that is held for residential and commercial development. Mountain Springs, through a wholly owned subsidiary, owns a controlling interest in the Purgatory Ski resort in Durango, Colorado.

     The risks generally associated with real estate include, without limitation, the existence of senior financing or other liens on the properties, general or local economic conditions, property values, the sale of properties, interest rates, real estate taxes, other operating expenses, the supply and demand for properties involved, zoning and environmental laws and regulations, and other governmental rules.

     The Trust's involvement in real estate development also introduces financials risks, including the potential need to borrow funds to develop the real estate projects. While the Trust's management presently does not foresee any unusual risks in this regard, it is possible that factors beyond the control of the Trust, its affiliates and joint venture partners, such as a tightening credit environment, could limit or reduce its ability to secure adequate credit facilities at a time when they might be needed in the future. Alternatively, the Trust could establish joint ventures with other parties to share participation in its development projects.

     Ski resorts are subject to a number of risks, including weather-related risks. The ski resort business is seasonal in nature and insufficient snow during the winter season can adversely effect the profitability of a given resort. Many operators of ski resorts have greater resources and experience in the industry than the Trust, its affiliates and its joint venture partners.

     In accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, investment securities classified as available-for-sale are required to be carried at fair value. For the year ended December 31, 1999, the Trust recorded an unrealized gain on available-for-sale securities of $20,167. This unrealized gain was recorded as a component of comprehensive income included in the Statement of Changes in Participant's Capital. These available-for-sale securities were sold in 2000 resulting in a realized gain of $70,095.

     The Trust obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities in the accompanying Statement of Cash Flows. During 2000, the Trust obtained financing of $6,091,738 in connection with a lease renewal with Emery Worldwide ("Emery") and additional financing of $24,698 in connection with the debt having a term which was extended in December 2000 (see below). During 1999, the Trust leveraged $1,300,672 of its ownership interest in Kettle Valley that is being amortized over 34 months (see Note 4 to the accompanying financial statements). Generally, each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. The amount of cash used to repay debt obligations may fluctuate in the future due to the financing of assets, which may be acquired. In addition, the Trust has balloon payment obligations of $15,806,720, $4,594,449 and $282,421 at the expiration of the lease terms related to aircraft leased to SAS, Emery, and Reno Air, Inc., respectively. Emery has the option to extend its lease agreement for an additional 30 months at the expiration of the lease term. If the lease agreement is extended, the balloon payment will be postponed until the termination of the 30-month extension period at which time the balloon payment will be $2,750,000. The Managing Trustee negotiated with the lender of the SAS debt and extended the term of the debt consistent with the term of the SAS lease extension. (See Notes 2, 3 and 7 to the financial statements included in item 14 herein.)

     On July 18, 1997, the Trust issued 3,142,083 Class B Interests at $5.00 per interest, thereby generating $15,710,415 in aggregate Class B capital contributions. Class A Beneficiaries purchased 1,400 Class B Interests, generating $7,000 of such aggregate capital contributions, and EFG, as Special Beneficiary, purchased 3,140,683 Class B Interests, generating $15,703,415 of such aggregate capital contributions. The Trust incurred offering costs in the amount of $157,104 and professional service costs of $159,066 in connection with the offering. Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. In December 1999, an affiliate of the Trust, Semele, purchased 85% of the common stock of Equis II Corporation, subject to certain voting restrictions with respect to the Class B Interests of the Trust owned by Equis II Corporation. In May 2000, Semele acquired the remaining 15% of the common stock of Equis II Corporation and, in November 2000, the voting restrictions with respect to the Class B Interests were terminated. As a result, Semele has voting control over the Trust. The former majority stockholders of Equis II Corporation, Gary D. Engle and James A. Coyne, are both members of the Board of Directors of, and collectively control a majority of the stock in, Semele. Mr. Engle is Semele's Chairman and Chief Executive Officer and Mr. Coyne is Semele's President and Chief Operating Officer.

     The proceeds from the Class B offering were intended to be used principally to repurchase a portion of the Trust's Class A Beneficiary Interests and to pay a one-time special cash distribution of $3,075,818 ($1.47 per Class A Interest) to the Trust's Class A Beneficiaries. That distribution was paid on August 15, 1997. The remainder of the offering proceeds was classified as restricted cash pending its use for the repurchase of Class A Interests or its return to the Class B Interest holders. On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Beneficiary Interests of the Trust. On October 10, 1997, the Trust used $1,606,322 of the net proceeds realized from the issuance of the Class B Interests to purchase 153,275 of the Class A Interests tendered as a result of the offer. On April 28, 1998, the Trust purchased 1,000 additional Class A Interests at a cost of $9,000. On July 6, 1998, the Trust used $5,601,790 of the Class B offering proceeds to pay a capital distribution to the Class B Beneficiaries. In July 1999, in connection with the settlement of the Class Action Lawsuit described in Note 9 to the financial statements, the Trust distributed $1,572,405, including legal fees of $84,520 paid to Plaintiffs' counsel, as a special cash distribution ($0.77 per unit, net of legal fees). In addition, Equis II Corporation agreed to commit $3,537,910 of the Class B Capital Contributions (the remaining balance of the restricted cash) to the Trust for the Trust's investment purposes.

     The Managing Trustee has evaluated and pursued a number of potential new investments, several of which the Managing Trustee concluded had market returns that it believed were less than adequate given the potential risks. Most transactions involved the equipment leasing, business finance and real estate development industries. Although the Managing Trustee intends to continue to evaluate additional new investments, it anticipates that the Trust will be able to fund these new investments with cash on hand or other sources, such as the proceeds from future asset sales or refinancings and new indebtedness. As a result, the Trust declared a special cash distribution to the Trust Beneficiaries totaling $13,200,000, which was paid in January 2000.

     After the special distribution in January 2000, the Trust adopted a new distribution policy and suspended the payment of regular monthly cash distributions. Looking forward, the Managing Trustee presently does not expect to reinstate cash distributions until expiration of the Trust's reinvestment period in December 2002; however, the Managing Trustee periodically will review and consider other one-time distributions. In addition to maintaining sale proceeds for reinvestment, the Managing Trustee expects that the Trust will retain cash from operations to fully retire its balloon debt obligations and for the continued maintenance of the Trust's assets. See Note 13 to the accompanying financial statements for details concerning the acquisition of assets in February 2001. The Managing Trustee believes that this change in policy is in the best interests of the Trust over the long term.

     Historically, cash distributions to the Managing Trustee, the Special Beneficiary and the Beneficiaries have been declared and generally paid within 45 days following the end of each calendar month. The payment of such distributions is presented as a component of financing activities. No cash distributions were declared for the year ended December 31, 2000. In any given year, it is possible that Beneficiaries will be allocated taxable income in excess of distributed cash. This discrepancy between tax obligations and cash distributions may or may not continue in the future, and cash may or may not be available for distribution to the Beneficiaries adequate to cover any tax obligation. The Trust Agreement requires that sufficient distributions be made to enable the Beneficiaries to pay any state and federal income taxes arising from any sale or refinancing transactions, subject to certain limitations.

     Cash distributions paid to the Participants consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Trust and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, the residual value realized for each asset at its disposal date, and the performance of the Trust's non-equipment assets. Future market conditions, technological changes, the ability of EFG to manage and remarket the equipment, and many other events and circumstances, could enhance or detract from individual yields and the collective performance of the Trust's equipment portfolio. The ability of the Managing Trustee and its affiliates to develop and profitably manage its real estate assets will impact the Trust's overall performance.

     In the future, the nature of the Trust's operations and principal cash flows will continue to shift from rental receipts to equipment sale proceeds. As this occurs, the Trust's cash flows resulting from equipment investments may become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events in order to maximize the residual value of the Trust's equipment and will consider these factors, in addition to new investment activities, the collection of contractual rents, the retirement of scheduled indebtedness, and the Trust's future working capital requirements, in establishing the amount and timing of future cash distributions.

     In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance, which may exist in the Managing Trustee's tax capital account. At December 31, 2000, the Managing Trustee had a negative tax capital account balance of $413,470. No such requirement exists with respect to the Special Beneficiary.

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------

To the Participants of AFG Investment Trust D:

     We have audited the accompanying statements of financial position of AFG Investment Trust D as of December 31, 2000 and 1999, and the related statements of operations, changes in participants' capital, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AFG Investment Trust D at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

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

                                       /s/ ERNST & YOUNG LLP




Tampa, Florida
March 30, 2001

                             AFG INVESTMENT TRUST D

                         STATEMENT OF FINANCIAL POSITION
                           DECEMBER 31, 2000 AND 1999

ASSETS                                                         2000            1999
                                                           ------------    ------------

Cash and cash equivalents ..............................   $  9,042,889    $ 11,335,028
Investment securities ..................................             --         434,176
Rents receivable .......................................        852,726       1,790,533
Accounts receivable - affiliate ........................        347,531       3,528,141
Guarantee fee receivable ...............................        172,190              --
Interest receivable ....................................         11,797          14,722
Loan receivable - Kettle Valley ........................         75,220          75,220
Investment - affiliate .................................        610,813         668,813
Interest in Kettle Valley ..............................      4,212,280       4,365,372
Interest in EFG Kirkwood ...............................      2,852,964       2,030,100
Investment - other .....................................        211,426              --
Other assets, net of accumulated amortization of $37,450
    at December 31, 2000 ...............................        960,699         332,812
Equipment at cost, net of accumulated depreciation
    of $24,324,593 and $24,612,634 at December 31, 2000
    and 1999, respectively .............................     38,090,343      44,761,455
                                                           ------------    ------------
         Total assets ..................................   $ 57,440,878    $ 69,336,372
                                                           ============    ============


LIABILITIES AND PARTICIPANTS' CAPITAL

Notes payable ..........................................   $ 26,763,237    $ 25,790,190
Accrued interest .......................................        580,318         129,587
Accrued liabilities ....................................        262,139          86,370
Accrued liabilities - affiliate ........................         45,401         384,990
Deferred rental income .................................         34,779         306,238
Other liabilities ......................................      1,488,403       1,488,403
Cash distributions payable to participants .............             --      13,200,000
                                                           ------------    ------------
         Total liabilities .............................     29,174,277      41,385,778
                                                           ------------    ------------
Participants' capital (deficit):
  Managing Trustee .....................................             --         (23,853)
  Special Beneficiary ..................................             --        (196,792)
  Class A Beneficiary Interests (1,934,755;
    initial purchase price of $25 each) ................     29,881,923      30,012,322
  Class B Beneficiary Interests (3,142,083 Interests;
    initial purchase price of $5 each) .................             --        (225,761)
  Treasury Interests (154,275 Class A Interests at Cost)     (1,615,322)     (1,615,322)
                                                           ------------    ------------
         Total participants' capital ...................     28,266,601      27,950,594
                                                           ------------    ------------
         Total liabilities and participants' capital ...   $ 57,440,878    $ 69,336,372
                                                           ============    ============



   The accompanying notes are an integral part of these financial statements.

                             AFG INVESTMENT TRUST D

                             STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998




                                                2000            1999            1998
                                            ------------    ------------    ------------

Income:
    Lease revenue ........................  $  7,628,871    $ 20,894,408    $ 18,701,765
    Interest income ......................       615,831         662,508         779,649
    Other income .........................       398,144         261,116              --
    Gain on sale of investment securities.        70,095              --              --
    Gain (loss) on sale of equipment .....     1,477,755      (4,444,557)       (412,404)
                                            ------------    ------------    ------------
         Total income ....................    10,190,696      17,373,475      19,069,010
                                            ------------    ------------    ------------


Expenses:
    Depreciation and amortization.........     5,896,913       7,399,744      10,234,690
    Interest expense......................     2,510,226       2,846,727       3,449,304
    Management fees - affiliates..........       443,344       1,074,800         886,096
    Operating expenses - affiliate........       721,986         774,217         623,883
    Loss from interest in EFG Kirkwood....       142,651              --              --
    Loss from interest in Kettle Valley...        88,892              --              --
    Write-down of other investment........        50,510              --              --
                                            ------------    ------------    ------------
         Total expenses...................     9,854,522      12,095,488      15,193,973
                                            ------------    ------------    ------------

Net income................................  $    336,174    $  5,277,987    $  3,875,037
                                            ============    ============    ============


Net income (loss)
    per Class A Beneficiary Interest......  $      (0.06)   $       1.07    $       0.99
                                            ============    ============    ============
    per Class B Beneficiary Interest......  $       0.07    $       0.60    $       0.29
                                            ============    ============    ============

Cash distributions declared
    per Class A Beneficiary Interest......  $         --    $       3.78    $       1.64
                                            ============    ============    ============
    per Class B Beneficiary Interest......  $         --    $       3.29    $       2.33
                                            ============    ============    ============


   The accompanying notes are an integral part of these financial statements.

                             AFG INVESTMENT TRUST D

                  STATEMENT OF CHANGES IN PARTICIPANTS' CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                 Managing        Special          Class A Beneficiaries
                                                  Trustee      Beneficiary     ----------------------------
                                                  Amount          Amount        Interests         Amount
                                               ------------    ------------    ------------    ------------

Balance at December 31, 1997 ................  $    (45,553)   $   (379,308)      1,935,755    $ 36,477,495

  Net income - 1998 .........................       111,591         924,125              --       1,922,826
  Cash distributions declared ...............       (53,898)       (444,660)             --      (3,169,539)
  Acquisition of treasury interests, at cost.            --              --          (1,000)             --
                                               ------------    ------------    ------------    ------------

Balance at December 31, 1998 ................        12,140         100,157       1,934,755      35,230,782

  Net income - 1999 .........................       141,778       1,169,668              --       2,077,033
  Unrealized gain on investment
    securities ..............................           202           1,663              --          15,803
                                               ------------    ------------    ------------    ------------
Comprehensive income ........................       141,980       1,171,331              --       2,092,836
Cash distributions declared .................      (177,973)     (1,468,280)             --      (7,311,296)
                                               ------------    ------------    ------------    ------------

Balance at December 31, 1999 ................       (23,853)       (196,792)      1,934,755      30,012,322

Less: Reclassification adjustment for
  unrealized gain on investment securities..           (202)         (1,663)             --         (15,803)

Net income - 2000 ..........................         24,055         198,455              --        (114,596)
                                               ------------    ------------    ------------    ------------

Comprehensive Income........................         23,853         196,792              --        (130,399)
                                               ------------    ------------    ------------    ------------

Balance at December 31, 2000................   $         --    $         --       1,934,755    $ 29,881,923
                                               ============    ============    ============    ============

                                                  Class B Beneficiaries
                                               ---------------------------     Treasury
                                                Interests        Amount        Interests          Total
                                               ------------   ------------    ------------    ------------

Balance at December 31, 1997 ................     3,142,083   $ 14,616,903      (1,606,322)   $ 49,063,215

  Net income - 1998 .........................            --        916,495              --       3,875,037
  Cash distributions declared ...............            --     (7,323,504)             --     (10,991,601)
  Acquisition of treasury interests, at cost.            --             --          (9,000)         (9,000)
                                               ------------   ------------    ------------    ------------

Balance at December 31, 1998 ................     3,142,083      8,209,894      (1,615,322)     41,937,651

  Net income - 1999 .........................            --      1,889,508              --       5,277,987
  Unrealized gain on investment
    securities ..............................            --          2,499              --          20,167
                                               ------------   ------------    ------------    ------------
Comprehensive income ........................            --      1,892,007              --       5,298,154
Cash distributions declared .................            --    (10,327,662)             --     (19,285,211)
                                               ------------   ------------    ------------    ------------

Balance at December 31, 1999 ................     3,142,083       (225,761)     (1,615,322)     27,950,594

Less: Reclassification adjustment for
  unrealized gain on investment securities..             --          (2,499)             --         (20,167)

Net income - 2000 ..........................             --         228,260              --         336,174
                                               ------------    ------------    ------------    ------------

Comprehensive Income........................             --         225,761              --         316,007
                                               ------------    ------------    ------------    ------------

Balance at December 31, 2000................      3,142,083    $         --    $ (1,615,322)   $ 28,266,601
                                               ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                             AFG INVESTMENT TRUST D

                             STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                             2000            1999            1998
                                                         ------------    ------------    ------------
Cash flows provided by (used in) operating activities:
Net income ............................................  $    336,174    $  5,277,987    $  3,875,037
Adjustments to reconcile net income
  to net cash provided by operating activities:
    Depreciation and amortization .....................     5,896,913       7,399,744      10,234,690
    Accretion of bond discount ........................        (6,504)         (1,480)             --
    (Gain) loss on sale of equipment ..................    (1,477,755)      4,444,557         412,404
    (Gain) loss on sale of investment securities ......       (70,095)             --              --
    Loss from interest in Kettle Valley ...............        88,892              --              --
    Loss from interest in EFG Kirkwood ................       142,651              --              --
    Write-down of other investment.....................        50,510              --              --
Changes in assets and liabilities:
    Decrease (increase) in:
      Cash held in escrow .............................            --              --       3,017,318
      Rents receivable ................................       937,807         532,075        (188,735)
      Accounts receivable - affiliate .................     3,180,610      (3,080,102)         60,170
      Guarantee fee receivable ........................      (172,190)             --              --
      Interest receivable .............................         2,925         (14,722)             --
      Loan receivable - Kettle Valley .................            --         (75,220)             --
      Other assets ....................................      (233,337)       (332,812)             --
    Increase (decrease) in:
      Accrued interest ................................       450,731        (202,414)       (160,619)
      Accrued liabilities .............................       175,769        (235,130)        309,950
      Accrued liabilities - affiliate .................      (339,589)        315,742         (44,075)
      Deferred rental income ..........................      (271,459)       (102,414)        369,321
                                                         ------------    ------------    ------------
        Net cash provided by operating activities .....     8,692,053      13,925,811      17,885,461
                                                         ------------    ------------    ------------

Cash flows provided by (used in) investing activities:
    Purchase of investment securities .................            --        (412,529)             --
    Proceeds from sale of investment securities .......       490,608              --              --
    Purchase of equipment .............................            --              --        (179,510)
    Proceeds from equipment sales .....................     2,353,604       4,231,616       1,407,762
    Investment - affiliate ............................        58,000          30,813        (699,626)
    Investment - other ................................      (261,936)             --              --
    Interest in Kettle Valley .........................            --      (3,064,700)             --
    Interest in EFG Kirkwood ..........................      (965,515)     (2,030,100)             --
    Other assets ......................................      (432,000)             --              --
    Other liabilities .................................            --       1,488,403              --
                                                         ------------    ------------    ------------
        Net cash provided by investing activities .....     1,242,761         243,503         528,626
                                                         ------------    ------------    ------------

Cash flows provided by (used in) financing activities:
    Restricted cash ...................................            --       5,110,315       5,601,790
    Purchase of treasury interests ....................            --              --          (9,000)
    Proceeds from notes payable .......................     6,116,436              --              --
    Principal payments - notes payable ................    (5,143,389)    (10,541,467)     (8,071,265)
    Distributions paid ................................   (13,200,000)     (6,503,150)    (11,054,098)
                                                         ------------    ------------    ------------
        Net cash used in financing activities .........   (12,226,953)    (11,934,302)    (13,532,573)
                                                         ------------    ------------    ------------

Net (decrease) increase in cash and cash equivalents ..    (2,292,139)      2,235,012       4,881,514
Cash and cash equivalents at beginning of year ........    11,335,028       9,100,016       4,218,502
                                                         ------------    ------------    ------------
Cash and cash equivalents at end of year ..............  $  9,042,889    $ 11,335,028    $  9,100,016
                                                         ============    ============    ============

Supplemental disclosure of cash flow information:
    Cash paid during the year for interest ............  $  2,059,495    $  3,049,141    $  3,609,923
                                                         ============    ============    ============

Supplemental schedule of non-cash investing and financing activities:
    See Note 4 to the financial statements.

    The accompanying notes are an integral part of these financial statements

                             AFG INVESTMENT TRUST D
                        NOTES TO THE FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


NOTE 1 - ORGANIZATION AND TRUST MATTERS
---------------------------------------

     AFG Investment Trust D (the "Trust") was organized as a Delaware business trust in accordance with the Delaware Business Trust Act on August 31, 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Participants' (collectively, the Managing Trustee, Special Beneficiary, Class A Beneficiaries and Class B Beneficiaries) capital initially consisted of contributions of $1,000 from the Managing Trustee, AFG ASIT Corporation, $1,000 from the Special Beneficiary, Equis Financial Group Limited Partnership (formerly known as American Finance Group), a Massachusetts limited partnership ("EFG" or the "Advisor"), and $100 from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG. The Trust issued an aggregate of 2,089,030 Beneficiary Interests (hereinafter referred to as Class A Interests) at a subscription price of $25.00 each ($52,225,750 in total) to 2,635 investors through 17 serial closings commencing October 26, 1993 and ending February 6, 1995. On July 18, 1997, the Trust issued 3,142,083 Class B Interests at $5.00 each ($15,710,415 in total), of which (i) 3,140,683 interests are held by Equis II Corporation, an affiliate of EFG, and (ii) 1,400 interests are held by 4 other Class A investors. The Trust repurchased 153,275 Class A Interests on October 10, 1997 using proceeds from the issuance of Class B Interests. On April 28, 1998, the Trust repurchased 1,000 additional Class A Interests. Accordingly, there are 1,934,755 Class A Interests currently outstanding. The Class A and Class B Interest holders are collectively referred to as the "Beneficiaries".

     The Trust has one Managing Trustee, AFG ASIT Corporation, a Massachusetts corporation, and one Special Beneficiary, Semele Group Inc. ("Semele"). Semele purchased the Special Beneficiary Interests from EFG during the fourth quarter of 1999. EFG continues to act as Advisor to the Trust and provides services in connection with the acquisition and remarketing of the Trust's assets. The Managing Trustee is responsible for the general management and business affairs of the Trust. AFG ASIT Corporation is a wholly owned subsidiary of Equis II Corporation and an affiliate of EFG. Equis II Corporation, which is also the owner of 3,140,683 Class B interests, is a wholly owned subsidiary of Semele. Except with respect to interested transactions, Class A Interests and Class B Interests have identical voting rights and, therefore, Equis II Corporation generally has control over the Trust on all matters on which the Beneficiaries may vote. With respect to interested transactions, holders of Class B Interests which are the Managing Trustee or any of its affiliates must vote their interests as a majority of the Class A Interests have been voted. Equis II Corporation is a wholly owned subsidiary of Semele. The Managing Trustee and the Special Beneficiary are not required to make any other capital contributions except as may be required under the Second Amended and Restated Declaration of Trust, as amended (the "Trust Agreement").

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

     Under the terms of the Management Agreement between the Trust and EFG, management services are provided by EFG to the Trust at fees, which the Managing Trustee believes to be competitive, for similar services. In addition, the Managing Trustee receives a fee for services provided related to the Trust's non-equipment assets other than cash. (See Note 6.)

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

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Cash Equivalents and Investment Securities
------------------------------------------

     The Trust considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. From time to time, the Trust invests excess cash with large institutional banks in federal agency discount notes and repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying agreements are book entry securities. At December 31, 2000, the Trust had $7,764,420 invested in federal agency discount notes, repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities, or other highly liquid overnight investments.

     Investment securities consist of equity securities and debt securities that are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of participants' capital. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in interest income on the accompanying Statement of Operations.

Revenue Recognition
-------------------

     Effective January 1, 2000, the Trust adopted the provisions of Securities Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 provides guidance for the recognition, presentation and disclosure of revenue in financial statements. The adoption of SAB No. 101 had no impact on the Trust's financial statements.

     Rents are payable to the Trust monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Trust may enter primary-term, renewal or re-lease agreements which expire beyond the Trust's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Trust's business activities as the Managing Trustee and the Advisor would seek to sell the then remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future noncancellable rental payments associated with the attendant lease agreements. Future minimum rents of $12,330,945 are due as follows:

     For the year ending December 31, 2001 .......  $  4,988,303
                                      2002 .......     4,617,746
                                      2003 .......     2,724,896
                                                    ------------

                                      Total ......  $ 12,330,945
                                                    ============

     During 2000, the Trust and an affiliated trust owning an interest in a Boeing 767-300 aircraft entered into a lease extension agreement with Scandinavian Airlines System. The lease extension, effective upon the expiration of the existing lease term on December 29, 2000 extended the lease for an additional two years and eleven months, commencing December 30, 2000 and terminating November 29, 2003. Under the terms of this agreement, the Trust will receive aggregated rents of $9,508,730 over the term of this extension.

     Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 2000, 1999 and 1998 is as follows:

                             AFG INVESTMENT TRUST D
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)


                                           2000           1999           1998
                                        ----------     ----------     ----------

Scandinavian Airlines System ......     $3,533,924     $3,543,768     $4,054,613
Emery Worldwide ...................     $1,135,716     $2,409,224     $2,409,224
KGJS/Gearbulk Holding Limited .....     $       --     $8,664,792     $2,297,772

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

     The Trust amortizes deferred financing cost over the life of the related debt

                             AFG INVESTMENT TRUST D
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)


Accrued Liabilities - Affiliate
-------------------------------

     Unpaid fees and operating expenses paid by EFG on behalf of the Trust and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (see Note 6).

Contingencies
-------------

     The Trust's policy is to recognize a liability for goods and services during the period when the goods or services are received. To the extent that the Trust has a contingent liability, meaning generally a liability the payment of which is subject to the outcome of a future event, the Trust recognizes a liability in accordance with Statement of Financial Accounting Standards No. 5 "Accounting for Contingencies" ("SFAS No. 5"). SFAS No. 5 requires the recognition of contingent liabilities when the amount of liability can be reasonably estimated and the liability is probable.

Allocation of Net Income or Loss
--------------------------------

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

     The allocation of net income or loss pursuant to the Trust Agreement for income tax purposes differs from the foregoing and is based upon government rules and regulations for federal income tax reporting purposes and assumes, for each income tax reporting period, the liquidation of all of the Trust's assets and the subsequent distribution of all available cash to the Participants. For income tax purposes, the Trust adjusts its allocations of income and loss to the Participants so as to cause their tax capital account balances at the end of the reporting period to be equal to the amount that would be distributed to them at such that in the event of a liquidation and dissolution of the Trust. This methodology does not consider the costs attendant to liquidation or whether the Trust intends to have future business operations.

Accumulated Other Comprehensive Income
--------------------------------------

     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", effective in 1998, requires the disclosure of comprehensive income (loss) to reflect changes in participants' capital that result from transactions and economic events from non-owner sources. Accumulated other comprehensive income (loss) for the years ended December 31, 2000 and 1999 represents the Trust's unrealized gains (losses) on investment securities:

                                                          2000            1999
                                                          ----            ----
Beginning balance ...............................       $ 20,167        $     --
Adjustments related to unrealized gain
  on investment securities ......................        (20,167)         20,167
                                                        --------        --------
Ending balance ..................................       $     --        $ 20,167
                                                        ========        ========

Net Income and Cash Distributions Per Beneficiary Interest
----------------------------------------------------------

     Net income and cash distributions per Class A Interest in 2000 and 1999 are based on 1,934,755 Class A Interests outstanding. Net income and cash distributions per Class A Interest in 1998 are based on 1,935,755 Class A Interests outstanding during the period January 1, 1998 through April 27, 1998 and 1,934,755 Class A Interests outstanding during the period April 28, 1998 through December 31, 1998. Net income and cash

                             AFG INVESTMENT TRUST D
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

distributions per Class B Interest are based on 3,142,083 Class B Interests outstanding during the years ended December 31, 2000, 1999 and 1998. For each of the aforementioned periods, net income and cash distributions per Beneficiary Interest are computed after allocation of the Managing Trustee's and Special Beneficiary's shares of net income and cash distributions.

Provision for Income Taxes
--------------------------

     No provision or benefit from income taxes is included in the accompanying financial statements. The Participants are responsible for reporting their proportionate shares of the Trust's taxable income or loss and other tax attributes on their separate tax returns.

                             AFG INVESTMENT TRUST D
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)


NOTE 3 - EQUIPMENT
------------------

     The following is a summary of equipment owned by the Trust at December 31, 2000. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 2000 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                                           Remaining
                                                           Lease Term      Equipment
                     Equipment Type                         (Months)        at Cost             Location
-------------------------------------------------------    ----------    ------------    ----------------------

Aircraft ..............................................       18-36      $ 45,014,136    NV/OH/Foreign
Locomotives ...........................................         0           8,312,342    NE
Materials handling ....................................        0-29         3,925,098    AR/CA/CO/GA/IN/IL/IA/
                                                                                         MI/MN/MS/NC/NJ/OH/
                                                                                         OR/TN/WI/WV
Construction and mining ...............................        0-18         2,978,327    FL/IL/NC/NV/PA/Foreign
Miscellaneous .........................................         0           1,692,068    NC
Research and test .....................................         0             338,749    WI
Tractors and heavy duty trucks ........................        36             105,350    NJ
Computers and peripherals .............................         0              42,310    CO/GA/IN/KY/MN/OH/
                                                                                         PA/WI
Communications ........................................         0               6,556    CA
                                                                         ------------
   Total equipment cost ...............................                    62,414,936
   Accumulated depreciation ...........................                    24,324,593
                                                                         ------------
   Equipment, net of accumulated depreciation .........                  $ 38,090,343
                                                                         ============

     In certain cases, the cost of the Trust's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 2000, the Trust's equipment portfolio included equipment having a proportionate original cost of $31,652,814, representing approximately 51% of total equipment cost.

     Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $45,000,000 and a net book value of approximately 33,700,000 at December 31, 2000 (see Note 7).

     Generally, the costs associated with maintaining, insuring and operating the Trust's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Trust.

     As equipment is sold to third parties, or otherwise disposed of, the Trust recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31, 2000, the cost and net book value of equipment held for sale or re-lease was approximately $8,463,000 and $3,773,000, respectively. The Managing Trustee is actively seeking the sale or re-lease of all equipment not on lease. In addition, the summary above also includes equipment being leased on a month-to-month basis.

                             AFG INVESTMENT TRUST D
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)


NOTE 4 - INTEREST IN KETTLE VALLEY
----------------------------------

     On March 1, 1999, the Trust and an affiliated trust (collectively, the "Buyers") formed EFG/Kettle Development LLC, a Delaware limited liability company, for the purpose of acquiring a 49.9% indirect ownership interest (the "Interest") in a real estate development in Kelowna, British Columbia in Canada called Kettle Valley. EFG/Kettle Development LLC, upon receiving the Buyers' contributions for their membership interests, purchased the Interest from a special purpose company ("SPC") whose subsidiaries own a 99.9% limited partnership interest in Kettle Valley Development Limited Partnership ("KVD LP"). The SPC and its subsidiaries were established by the seller, in part, for income tax purposes and have no business interests other than the development of Kettle Valley. KVD LP is a Canadian Partnership that owns the property, consisting of approximately 280 acres of land. The project is zoned for 1,120 residential units in addition to commercial space. To date, 95 residential units have been constructed and 4 units are under construction, all of which have been sold. The seller is an unaffiliated third-party company and has retained the remaining 50.1% ownership interest in the SPC. A newly organized Canadian affiliate of EFG replaced the original general partner of KVD LP on March 1, 1999.

     The Trust's ownership share in EFG/Kettle Development LLC is 49.396% and had a cost of $4,365,372, including a 1% acquisition fee of $43,222 paid to EFG. This acquisition was funded with cash of $3,064,700 and a non-recourse note for $1,300,672. The note bears interest at an annualized rate of 7.5% and will be fully amortized over 34 months commencing April 1, 1999. The note is secured by the Trust's interest in EFG/Kettle Development LLC. The Trust's cost basis in this joint venture was approximately $642,000 greater than its equity interest in the underlying net assets at December 31, 1999. This difference is being amortized over a period of 10 years beginning January 1, 2000. The amount amortized is included as an offset to "Interest in Kettle Valley" and was $64,200 during the year ended December 31, 2000.

     The Trust accounts for its interest in Kettle Valley using the equity method of accounting. Under the equity method of accounting, the Trust's interest is (i) increased (decreased) to reflect the Trust's share of income
(loss) of the joint venture and (ii) decreased to reflect any distributions the Trust received from the joint venture. The Trust's interest was decreased by $88,892 during the year ended December 31, 2000, reflecting its share of loss from Kettle Valley.

     In addition, the seller purchased a residual sharing interest in a Boeing 767-300 owned by the Buyers and leased to Scandinavian Airlines System ("SAS"). The seller paid $3,013,206 to the Buyers ($1,488,403, or 49.396% to the Trust) for the residual interest, which is subordinate to certain preferred payments to be made to the Buyers in connection with the aircraft. Payment of the residual interest is due only to the extent that the Trust receives net residual proceeds from the aircraft. The residual interest is non-recourse to the Buyers and is reflected as Other Liabilities on the accompanying Statement of Financial Position at December 31, 2000.

NOTE 5 - INTEREST IN EFG KIRKWOOD
---------------------------------

     On May 1, 1999, the Trust and three affiliated trusts (collectively the "Trusts") and Semele formed a joint venture, EFG Kirkwood LLC ("EFG Kirkwood"), for the purpose of acquiring preferred and common stock interests in Kirkwood Associates Inc. ("KAI"). The Trusts purchased Class A membership interests in EFG Kirkwood and Semele purchased Class B membership interests in EFG Kirkwood. Generally, the Class A interest holders are entitled to certain preferred returns prior to distribution payments to the Class B interest holder. The Trusts collectively own 100% of the Class A membership interests in EFG Kirkwood and Semele owns 100% of the Class B membership interests. The Trusts' interests in EFG Kirkwood constitute 50% of the voting securities of that entity under the operating agreement for the LLC, which gives equal voting rights to Class A and Class B membership interests. The Managing Trustee is the manager of EFG Kirkwood.

     On April 30, 2000, KAI's ownership interests in certain assets and substantially all of its liabilities were transferred to Mountain Resort Holdings LLC ("Mountain Resort"). On May 1, 2000, EFG Kirkwood exchanged its interest in KAI's common and preferred stock for corresponding pro-rata membership interests in Mountain Resort. EFG Kirkwood holds approximately 37.9% of the membership interests in Mountain Resort. Mountain

                             AFG INVESTMENT TRUST D
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)


Resort, through four wholly owned subsidiaries, owns and operates the Kirkwood Mountain Resort, a ski resort located in northern California, a public utility that services the local community, and land that is held for residential and commercial development. The Trust holds a 27.9% membership interest in EFG Kirkwood and correspondingly holds 30% of EFG Kirkwood's Class A voting rights.

     Subsequent to making its ownership interest in Mountain Resort, EFG Kirkwood acquired 50% of the membership interests in Mountain Springs Resorts LLC ("Mountain Springs"). Mountain Springs, through a wholly owned subsidiary, owns 80% of the common stock and 100% of the Class B Preferred stock in an entity that owns the Purgatory Ski resort in Durango, Colorado.

     The Trust's ownership interest in EFG Kirkwood had an original cost of $2,995,615; including a 1% acquisition fee ($29,660) paid to EFG. The Trust's ownership interest in EFG Kirkwood is accounted for on the equity method and the Trust recorded a loss of $142,651 for the year ended December 31, 2000 representing its pro-rata share of the losses of EFG Kirkwood.

NOTE 6 - RELATED PARTY TRANSACTIONS
-----------------------------------

     All operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs, both expensed and capitalized, during the years ended December 31, 2000, 1999 and 1998, which were paid or accrued by the Trust to EFG or its Affiliates, are as follows:

                                                                2000         1999         1998
                                                             ----------   ----------   ----------

Acquisition fees .........................................   $   12,148   $   74,774   $    5,227
Management fees ..........................................      443,344    1,074,800      886,096
Administrative charges ...................................      217,955      169,978       80,184
Reimbursable operating expenses
    due to third parties .................................      504,031      604,239      543,699
                                                             ----------   ----------   ----------

                                   Total..................   $1,177,478   $1,923,791   $1,515,206
                                                             ==========   ==========   ==========

     As provided under the terms of the Trust Agreement, EFG is compensated for its services to the Trust. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG was compensated by an amount equal to .28% of Asset Base Price paid by the Trust for each asset acquired for the Trust's initial asset portfolio. For reinvestment acquisitions completed prior to February 7, 1999, EFG was compensated by an amount equal to 3% of Asset Base Price paid by the Trust. In connection with a Solicitation Statement and consent of Beneficiaries in 1998, the Trust's reinvestment provisions, which were scheduled to expire on February 6, 1999, were extended through December 31, 2002 and the Trust was permitted to invest in assets other than equipment. Acquisition fees paid to EFG in connection with equipment reinvestment assets acquired after February 6, 1999 are equal to 1% of Asset Base Price paid by the Trust. For management services, EFG is compensated by an amount equal to (i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Trust with respect to equipment acquired on or prior to February 6, 1999. For management services earned in connection with equipment acquired on or after February 7, 1999, EFG is compensated by an amount equal to 2% of gross lease rental revenue received by the Trust. For non-equipment assets other than cash, the Managing Trustee receives an annualized management fee of 1% of such assets under management. Compensation to EFG for services connected to the remarketing of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and this fee and the other fees described above are subject to certain limitations defined in the Trust Agreement.

     Administrative charges represent amounts owed to EFG, pursuant to Section 10.4(c) of the Trust Agreement, for persons employed by EFG who are engaged in providing administrative services to the Trust. Reimbursable

                             AFG INVESTMENT TRUST D
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)


operating expenses due to third parties represent costs paid by EFG on behalf of the Trust, which are reimbursed to EFG at actual cost.

     All equipment was purchased from EFG, one of its Affiliates, or directly from third-party sellers. The Trust's Purchase Price is determined by the method described in Note 2, Equipment on Lease.

     All rents and proceeds from the sale of equipment are paid by the lessee directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. At December 31, 2000, the Trust was owed $347,531 by EFG for such funds and the interest thereon. These funds were remitted to the Trust in January 2001.

     During 1998, the Trust purchased limited partnership units (the "Units") in AFG International Limited Partnership (the "Partnership"), a real estate limited partnership sponsored by EFG that owns two commercial buildings leased to an investment grade educational institution. The Trust purchased 7.25 Units at a cost of $100,000 per unit for an aggregate purchase price of $725,000. As a result of the purchase of the Units, the Trust owns approximately 22.5% of the Partnership. The Trust accounts for its investment in the Partnership under the equity method of accounting. As such, the carrying value of the Trust's investment in the Partnership is increased or decreased by an amount equal to the Trust's share of the Partnership's income or losses, respectively, and decreased for any distributions received from the Partnership. At December 31, 2000, this investment had a carrying balance of $610,813 and is reflected as Investment - affiliate on the accompanying Statement of Financial Position.

     Old North Capital Limited Partnership ("ONC"), a Massachusetts limited partnership formed in 1995 and an affiliate of EFG, owns 44,084 Class A Interests or 2.28% of the total outstanding Class A Interests of the Trust. The general partner of ONC is controlled by Gary D. Engle. In addition, the limited partnership interests of ONC are owned by Semele. Gary D. Engle is Chairman and Chief Executive Officer of Semele.

NOTE 7 - NOTES PAYABLE
----------------------

     Notes payable at December 31, 2000 consisted of installment notes of $26,763,237 payable to banks and institutional lenders. The notes bear interest rates ranging between 6.92% and 9.176%, except for two notes which bear a fluctuating interest rate based on LIBOR plus a margin. All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments, except for one note in the amount of $463,588, which is collateralized by the Trust's ownership interest in EFG/Kettle Development LLC (see Note 4). Generally, the equipment-related installment notes will be fully amortized by noncancellable rents. However, the Trust has balloon payment obligations of $15,806,720, $4,594,449 and $282,421 at the expiration of the lease terms related to aircraft leased to SAS, Emery Worldwide and Reno Air, Inc., respectively.

     The annual maturities of the installment notes payable are as follows:

     For the year ending December 31, 2001...............   $  2,683,085
                                      2002...............      2,210,622
                                      2003...............     17,960,384
                                      2004...............        755,201
                                      2005...............      3,153,945
                                                            ------------

                                      Total..............   $ 26,763,237
                                                            ============

     Management believes that the carrying amount of the note payable approximates fair value at December 31, 2000 based on its experience and understanding of the market for instruments with similar terms.

NOTE 8 - INCOME TAXES
---------------------

                             AFG INVESTMENT TRUST D
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)


     The Trust is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Trust.

     For financial statement purposes, the Trust allocates net income quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period (excluding $1,487,885 Class A special cash distributions paid in 1999 and $5,601,790 Class B capital distributions paid in
1998). Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Trust Agreement. For income tax purposes, the Trust allocates net income or net loss in accordance with the provisions of such agreement. Pursuant to the Trust Agreement, upon dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 2000, the Managing Trustee had a negative tax capital account balance of $413,470.

     The following is a reconciliation between net income (loss) reported for financial statement and federal income tax reporting purposes for the years ended December 31, 2000, 1999 and 1998:

                                              2000           1999           1998
                                           -----------    -----------    -----------

Net income .............................   $   336,174    $ 5,277,987    $ 3,875,037
    Tax depreciation less than
        financial statement depreciation    (1,588,513)    (3,007,887)    (5,594,998)
    Tax gain (loss) in excess of
        book gain (loss) on sale .......       543,007     (3,391,348)       608,670
    Deferred rental income .............      (271,459)      (102,414)       369,321
    Other ..............................       209,659        151,042        (59,552)
                                           -----------    -----------    -----------
Net loss for federal income
    tax reporting purposes .............   $  (771,132)   $(1,072,620)   $  (801,522)
                                           ===========    ===========    ===========

     The following is a reconciliation between participants' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 2000 and 1999:

                                                             2000            1999
                                                         ------------    ------------

Participants' capital ................................   $ 28,266,601    $ 27,950,594
    Unrealized gain on investment securities .........             --         (20,167)
    Add back selling commissions and organization
        and offering costs ...........................      5,113,551       5,113,551
    Financial statement distributions in excess of
        tax distribution .............................             --      13,326,498
    Deferred step-down of capital basis ..............       (366,869)       (366,869)
    Cumulative difference between federal income tax
        and financial statement income (loss) ........    (27,403,006)    (26,295,700)
                                                         ------------    ------------
Participants' capital for federal income tax reporting
    purposes .........................................   $  5,610,277    $ 19,707,907
                                                         ============    ============

     Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

                             AFG INVESTMENT TRUST D
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)


NOTE 9 - LEGAL PROCEEDINGS
--------------------------

     On or about January 15, 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Trust (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the Managing Trustee, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit." The Class Action Lawsuit was divided into two sub-classes on March 22, 1999.

     On May 26, 1999, the Court issued its Order and Final Judgment approving settlement of the Class Action Lawsuit with respect to claims asserted by the Plaintiffs on behalf of the sub-class that includes the Trust. Claims involving the second sub-class, not including the Trust, remain pending. As a result of the settlement, the Trust declared a special cash distribution of $1,572,405, including legal fees for Plaintiffs' counsel of $84,520, that was paid in July 1999 ($0.77 per unit, net of legal fees). In addition, the parent company of the Managing Trustee, Equis II Corporation, agreed to commit $3,537,910 of its Class B Capital Contributions (paid in connection with its purchase of Class B Interests in July 1997) to the Trust for the Trust's investment purposes. In the absence of this commitment, Equis II Corporation would have been entitled to receive a Class B Capital Distribution for this amount pursuant to the Trust Agreement, as amended. The Trust's share of legal fees and expenses related to the Class Action Lawsuit, including the fees for Plaintiff's counsel referenced above, was estimated to be approximately $290,000, all of which was expensed by the Trust in 1998.

NOTE 10 - GUARANTY AGREEMENT
----------------------------

     On March 8, 2000, the Trust and three affiliated trusts (collectively, the "Trusts") entered into a guaranty agreement whereby the Trusts, jointly and severally, have guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, a newly-formed Delaware company that is controlled by Gary D. Engle, President and Chief Executive Officer of EFG, as lessee, and Heller Affordable Housing of Florida, Inc., and two other entities, as lessor ("Heller"). The lease payments of Echelon Commercial LLC to Heller are supported by lease payments to Echelon Commercial LLC from various sub-lessees who are parties to commercial and residential lease agreements under the master lease agreement. The guarantee of lease payments by the Trusts was capped at a maximum of $34,500,000, excluding expenses that could result in the event that Echelon Commercial LLC experiences a default under the terms of the master lease agreement.

     As a result of principal reductions on the average guarantee amount, an amended and restated agreement was entered into in December 2000 that reduced the guaranteed amount among the Trusts. At December 31, 2000, the Trust is responsible for 46.34% of the current guaranteed amount of $7,000,000, or $3,243,800. In consideration for its guarantee, the Trust will receive an annualized fee equal to 4% of the average guarantee amount outstanding during each quarterly period. Accrued but unpaid fees will accrue and compound interest quarterly at an annualized interest rate of 7.5% until paid. The Trust will receive minimum aggregate fees for its guarantee of not less than $463,400, excluding interest. During the year ended December 31, 2000, the Trust received an upfront cash fee of $231,700 and recognized a total of $398,144 in income related to this guaranty fee. The guaranty fee is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 2000.

NOTE 11 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
-----------------------------------------------------

     The following is a summary of the quarterly results of operations for the years ended December 31, 2000 and 1999:

                               Three Months Ended
           ----------------------------------------------------------

                             AFG INVESTMENT TRUST D
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

                                  March 31,      June 30,       September 30,    December 31,        Total
                               -------------   -------------    -------------   -------------    -------------

          2000
          ----
Lease revenue ..............   $   2,055,692   $   2,007,074    $   1,686,718   $   1,879,387    $   7,628,871
Net income (loss) ..........   $     414,383   $    (213,162)   $     293,413   $    (158,400)   $     336,174
Net income (loss) per
  Beneficiary Interest:
     Class A Interests .....   $          --   $       (0.11)   $        0.10   $       (0.07)   $       (0.08)
     Class B Interests .....   $        0.07   $          --    $        0.02   $       (0.02)   $        0.07

----------------------------------------------------------------------------------------------------------------

          1999
          ----
Lease revenue...............   $   3,895,355   $   3,835,109    $   3,538,502   $   9,625,442    $  20,894,408
Net income .................   $   1,214,170   $   1,041,719    $   1,057,593   $   1,964,505    $   5,277,987
Net income per
  Beneficiary Interest:
     Class A Interests......   $        0.40   $        0.33    $        0.34   $          --    $        1.07
     Class B Interests......   $        0.11   $        0.09    $        0.09   $        0.31    $        0.60

     Net income for the three months ended March 31, 2000 and September 30, 2000 includes a gain on sale of equipment of $283,460 and $830,404, respectively.

     Lease revenue and net income for the three months ended December 31, 1999 includes the receipt of $6,354,183 of lease termination rents received in connection with the sale of a vessel, which resulted in a loss, for financial statement purposes, of $5,979,300.

NOTE 12 - SEGMENT REPORTING
---------------------------

Segment Reporting
-----------------

     The Trust has two principal operating segments: 1) Equipment Leasing and 2) Real Estate Ownership, Development & Management. The Equipment Leasing segment includes the management of the Trust's equipment lease portfolio. The Real Estate segment includes the ownership, management and development of commercial properties, recreational properties, condominiums, interval ownership units, townhomes, single family homes and land sales through its ownership interests in real estate.

     The Trust's reportable segments offer different products or services and are managed separately because each requires different operating strategies and management expertise. There are no material intersegment sales or transfers.

     Segment information for the years ended December 31, 2000, 1999 and 1998 is summarized below. The accounting policies of the segments are the same as those described in Note 2 of the accompanying financial statements. See Note 2 of the accompanying financial statements for individual lessees which accounted for more than 10% of the Trust's revenues during any of the years ended December 31, 2000, 1999 or 1998.

                                               Years ended December 31,
                                       -----------------------------------------
                                          2000           1999           1998
                                       -----------    -----------    -----------
Total Income:
   Equipment Leasing ..............    $10,170,529    $17,373,475    $19,069,010
   Real Estate ....................             --             --             --
                                       -----------    -----------    -----------
      Total .......................    $10,170,529    $17,373,475    $19,069,010

Operating Expenses, Management
   Fees and Other Expenses:
   Equipment Leasing ..............    $ 1,137,117    $ 1,552,689    $ 1,509,979
   Real Estate ....................        310,266        296,328             --
                                       -----------    -----------    -----------
      Total .......................    $ 1,447,383    $ 1,849,017    $ 1,509,979

Interest Expense:
   Equipment Leasing ..............    $ 2,453,189    $ 2,781,694    $ 3,449,304
   Real Estate ....................         57,037         65,033             --
                                       -----------    -----------    -----------
      Total .......................    $ 2,510,226    $ 2,846,727    $ 3,449,304

Depreciation and Amortization
   Expense:
   Equipment Leasing ..............    $ 5,832,713    $ 7,399,744    $10,234,690
   Real Estate ....................         64,200             --             --
                                       -----------    -----------    -----------
      Total .......................    $ 5,896,913    $ 7,399,744    $10,234,690

Net Income ........................    $   316,007    $ 5,277,987    $ 3,875,037

Results of Operations
---------------------

Equipment Leasing
-----------------

     For the year ended December 31, 2000, the Trust recognized lease revenue of $7,628,871 compared to $20,894,408 and $18,701,765 for the years ended December 31, 1999 and 1998, respectively. Lease revenue for the year ended December 31, 1999 includes the receipt of $6,354,183 of lease termination rents received in connection with the sale of a vessel (see discussion below). The level of lease revenue to be recognized by the Trust in the future may be impacted by future reinvestment; however, the extent of such impact cannot be determined at this time. Future lease term expirations and equipment sales will result in a reduction in lease revenue recognized.

     The Trust's equipment portfolio includes certain assets in which the Trust holds a proportionate ownership interest. In such cases, the remaining interests are owned by Equis Financial Group Limited Partnership, a Massachusetts limited partnership ("EFG") or an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

     Interest income in 2000 was $615,831, compared to $662,508 and $779,649 in 1999 and 1998, respectively. Generally, interest income is generated from the temporary investment of rental receipts and equipment sale proceeds in short-term instruments. Future interest income will fluctuate as a result of changing interest rates, the collection of lease revenue and the proceeds from equipment sales, among other factors. In addition, the Trust distributed $13,200,000 in January 2000, that resulted in a reduction of cash available for investment. See Note 12 - Subsequent Event, to the accompanying financial statements regarding reinvestment in 2001.

     On March 8, 2000, the Trust and three affiliated trusts entered into a guaranty agreement whereby the trusts, jointly and severally, guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, as lessee, and Heller Affordable Housing of Florida, Inc., and two other entities, as lessor

("Heller"), (See Note 10 to the accompanying financial statements.) In consideration for its guarantee, the Trust will receive an annualized fee equal to 4% of the average guarantee amount outstanding during each quarterly period. Accrued but unpaid fees will accrue and compound interest quarterly at an annualized interest rate of 7.5% until paid. During the year ended December 31, 2000, the Trust received an advance of $231,700 and recognized a total of $398,144 in income related to this guaranty fee. The guaranty fee is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 2000.

     The Trust received $261,116 in 1999 as a breakage fee from a third-party seller in connection with a transaction for new investments that was canceled by the seller in the first quarter of 1999. This amount is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 1999.

     During the years ended December 31, 2000, 1999 and 1998, the Trust sold equipment having a net book value of $875,849, $8,676,173 and $1,820,166, respectively, to existing lessees and third parties. For financial statement purposes, these sales resulted in a net gain in 2000 of $1,477,755 compared to net losses in 1999 and 1998 of $4,444,557 and $412,404, respectively. The 1999 equipment sales included the sale of a vessel with an original cost and net book value of $13,875,360 and $7,256,443, respectively, which the Trust sold to the existing lessee in December 1999. In connection with this sale, the Trust realized sale proceeds of $1,277,143, which resulted in a net loss, for financial statement purposes, of $5,979,300. The vessel was sold prior to the expiration of the related lease term. The Trust also realized lease termination rents equal to $6,354,183 relating to this vessel.

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

     During the year ended December 31, 2000, the Trust sold investment securities having a book value of $440,680, resulting in a gain, for financial reporting purposes of $49,928.

     Depreciation and amortization expense was $5,832,713, $7,399,744, and $10,234,690 for the years ended December 31, 2000, 1999 and 1998, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. For the year ended December 31, 2000, depreciation and amortization expense includes $37,450 related to the amortization of certain capitalized deferred financing costs on aircraft financing.

     Interest expense on equipment related debt was $2,453,189, $2,781,694, and $3,449,304 for the years ended December 31, 2000, 1999 and 1998, respectively. Interest expense will decrease in the future as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

     Management fees from equipment leasing were $364,621, $1,016,472 and $886,096 for the years ended December 31, 2000, 1999 and 1998, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases, subject to certain limitations (see Note 6 to the accompanying financial statements).

     Operating expenses were $721,986, $536,217, and $623,883 during the years ended December 31, 2000, 1999 and 1998, respectively. Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. Operating expenses in 1998 included approximately $290,000 of legal related to the Class Action Lawsuit described in Note 9 to the accompanying financial statements. Additionally, operating expenses in 1998 include professional service costs incurred in connection with a solicitation statement filed in 1998. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities. In addition, the Trust wrote-down other investments of $50,510 during the year ended December 31, 2000.

Real Estate
-----------

     Management fees for non-equipment assets were $78,723 and $58,328 for the years ended December 31, 2000 and 1999, respectively. There were no non-equipment management fees paid by the Trust in the year ended December 31, 1998. The management fees on non-equipment assets, excluding cash, were based on 1% of such assets under management.

     Operating expenses in 1999 included legal fees of approximately $238,000 related to the Trust's ownership interests in Kettle Valley and EFG Kirkwood.

     Interest expense on a note payable related to the Trust's acquisition of its interest in Kettle Valley was $57,037 and $65,033 for the years ended December 31, 2000 and 1999, respectively. There was no real estate related debt outstanding for the year ended December 31, 1998. Interest expense will decrease in the future as payments reduce the outstanding principal balance of the note.

     For the year ended December 31, 2000, the Trust recorded amortization expense of $64,200 in connection with its ownership interest in Kettle Valley (see Note 4 to the financial statements).

     For the year ended December 31, 2000, the Trust recorded a loss resulting from its interest in EFG Kirkwood of $142,651 and a loss resulting from its interest in Kettle Valley of $88,892. These losses represent the Trust's share of the losses of EFG Kirkwood and Kettle Valley recorded under the equity method of accounting. See Notes 4 and 5 to the accompanying financial statements.

Capital Expenditures:
   Equipment Leasing.............. $     --     $       --   $     --
   Real Estate ...................     965,515   5,094,800       179,510
                                   -----------  -----------  -----------
                                       965,515   5,094,800       179,510
                                   ===========  ===========  ===========

Assets:
   Equipment Leasing.............. $50,375,634  $64,241,572  $78,517,976
   Real Estate ...................   7,065,244   5,094,800            --
                                   -----------  -----------  -----------
                                    57,440,878  69,336,372    78,517,976
                                   ===========  ===========  ===========

NOTE 13 - SUBSEQUENT EVENT
--------------------------

     In December 2000, the Trust and three affiliated Trusts (collectively, the "Trusts") formed MILPI Holdings, LLC ("MILPI"), which formed MILPI Acquisition Corp. ("MILPI Acquisition"), a wholly owned subsidiary of MILPI. The Trusts collectively paid $1.2 million for their membership interest in MILPI and MILPI purchased the common stock of MILPI Acquisition for an aggregate purchase price of $1.2 million. MILPI Acquisition entered into a definitive agreement (the "Agreement") with PLM International, Inc. ("PLM"), an equipment leasing and asset management company, for the purpose of acquiring up to 100% of the outstanding common stock of PLM, for an approximate purchase price of up to $27 million. In connection with the acquisition, on December 29, 2000, MILPI Acquisition commenced a tender offer to purchase any and all of PLM's outstanding common stock.

     Pursuant to the cash tender offer, MILPI Acquisition acquired 83% of the PLM common stock in February 2001 for a total purchase price of approximately $21.7 million. Under the terms of the Agreement, with the approval of the holders of 50.1% of the outstanding common stock of PLM, MILPI Acquisition will merge into PLM, with PLM being the surviving entity. PLM filed a proxy statement with the Securities and Exchange Commission (the "SEC") on February 9, 2001 for a special meeting of its shareholders to vote on the merger proposal. Because MILPI Acquisition owns 83% of the PLM common stock, its vote alone would be sufficient to assure the approval of the merger proposal at the special meeting and MILPI has agreed to vote all of its shares in favor of the merger proposal. Once the merger is approved, the Trusts would then jointly own 100% of the outstanding common stock of PLM through their 100% interest in MILPI. However, completion of the SEC staff's review of the proxy statement for approval of the merger is dependent in part on the satisfactory resolution of the Trust's discussions with the staff regarding its possible status as an inadvertent investment company. If the merger is approved, the Trusts may be required to provide an additional $4.7 million to acquire the remaining 17% of PLM's outstanding common stock.

     The Trust has a 30% membership interest in MILPI and its share of the aggregate membership interests in MILPI at December 31, 2000 was $432,000. Equis II Corporation has voting control of the Trusts and owns the Managing Trustee of the Trusts. Semele owns Equis II Corporation. Mr. Engle and Mr. Coyne are officers and directors of, and own significant stock in, Semele. Mr. Engle and Mr. Coyne are officers and directors of MILPI Acquisition.

                        ADDITIONAL FINANCIAL INFORMATION

                             AFG INVESTMENT TRUST D

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


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

     The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 2000, 1999 and 1998.

                                                          2000          1999          1998
                                                       -----------   -----------   -----------

Rents earned prior to disposal of equipment,
    net of interest charges ........................   $ 6,758,569   $38,159,634   $ 4,633,505

Sale proceeds realized upon
    disposition of equipment .......................     2,353,604     4,231,616     1,407,762
                                                       -----------   -----------   -----------

Total cash generated from rents and equipment
    sale proceeds ..................................     9,112,173    42,391,250     6,041,267

Original acquisition cost of equipment disposed ....     6,959,153    36,770,580     5,558,107
                                                       -----------   -----------   -----------

Excess of total cash generated to cost
    of equipment disposed ..........................   $ 2,153,020   $ 5,620,670   $   483,160
                                                       ===========   ===========   ===========

                             AFG INVESTMENT TRUST D

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      FOR THE YEAR ENDED DECEMBER 31, 2000


                                                             Sales and
                                             Operations     Refinancings       Total
                                            ------------    ------------    ------------

Net (loss) income ......................... $ (1,141,581)   $  1,477,755    $    336,174

Add:
    Depreciation and amortization .........    5,896,913              --       5,896,913
    Accretion of bond discount ............       (6,504)             --          (6,504)
    Management fees .......................      443,344              --         443,344
    Gain on sale of investment securities..      (70,095)             --         (70,095)
    Book value of disposed equipment ......           --         875,849         875,849
    Loss from interest in Kettle Valley ...       88,892              --          88,892
    Loss from interest in EFG Kirkwood ....      142,651              --         142,651
    Write-down of other investment.........       50,510                          50,510
Less:
    Principal reduction of notes payable...   (5,143,389)             --      (5,143,389)
                                            ------------    ------------    ------------

    Cash from operations, sales
    and refinancings ......................      260,741       2,353,604       2,614,345

Less:
    Management fees .......................     (443,344)             --        (443,344)
                                            ------------    ------------    ------------

    Distributable cash from operations,
    sales and refinancings ................     (182,603)      2,353,604       2,171,001

Other sources and uses of cash:
    Cash at beginning of year .............    5,668,041       5,666,987      11,335,028
    Investment - affiliate ................           --          58,000          58,000
    Investment - other ....................           --        (261,936)       (261,936)
    Interest in EFG Kirkwood ..............           --        (965,515)       (965,515)
    Proceeds from sale of investment
      securities ..........................      490,608              --         490,608
    Proceeds from notes payable ...........           --       6,116,436       6,116,436
    Other assets ..........................           --        (432,000)       (432,000)
    Net change in receivables and
      accruals ............................    3,731,267              --       3,731,267
Less:
    Cash distributions paid ...............     (664,424)    (12,535,576)    (13,200,000)
                                            ------------    ------------    ------------

Cash at end of year ....................... $  9,042,889    $         --    $  9,042,889
                                            ============    ============    ============

                             AFG INVESTMENT TRUST D

                       SCHEDULE OF COSTS REIMBURSED TO THE
                     MANAGING TRUSTEE AND ITS AFFILIATES AS
                 REQUIRED BY SECTION 10.4 OF THE SECOND AMENDED
                        AND RESTATED DECLARATION OF TRUST

                      FOR THE YEAR ENDED DECEMBER 31, 2000


     For the year ended December 31, 2000 the Trust reimbursed the Managing Trustee and its Affiliates for the following costs:

         Operating expenses                    $  936,316

                             AFG INVESTMENT TRUST D

        SCHEDULE OF REIMBURSEABLE OPERATING EXPENSES DUE TO THIRD PARTIES

                      FOR THE YEAR ENDED DECEMBER 31, 2000

Operating expenses due to third parties for the year ended December 31, 2000 consisted of the following:

Legal                                         $ 230,856
Accounting and Tax                               88,545
Investor Services                                39,237
Insurance                                        37,139
Third Party Service Contracts                    34,348
Equipment Maintenance                            23,725
Office                                           22,371
Bank Charges                                      8,057
Travel & Entertainment                            7,694
Selling & Remarketing                             5,910
Printing & Document Services                      5,461
Other                                               688
                                              ---------

                       Total                  $ 504,031
                                              =========

                             AFG Investment Trust D

                              SCHEDULE OF EQUIPMENT

                             As of December 31, 2000

                                                        LEASE
                                                      EXPIRATION                 NET BOOK
LESSEE                               RENTAL SCHEDULE     DATE        COST          VALUE          DEBT
----------------------------------   ---------------   --------   -----------   -----------   -----------

A.O. Smith Corporation                  A-20RN1        9/30/01    $   103,307   $     7,489   $        --
Chrysler Corporation                    B-4                           463,186        32,007            --
Chrysler Corporation                    B-4B                          113,752        14,909            --
Chrysler Corporation                    B-6                           593,084        42,172            --
Chrysler Corporation                    B-6B                          148,512        19,982            --
Chrysler Corporation                    B-7                           433,629        30,834            --
Chrysler Corporation                    B-7B                          175,600        11,097            --
Chrysler Corporation                    B-8-4A                          3,798            --            --
Chrysler Corporation                    B-8B                           65,728            --            --
Warehouse                               --                             92,324        35,647
Chrysler Corporation                    G-3            9/30/02         61,449        34,207            --
Warehouse                               --                             37,738         4,726            --
Cooper Tire & Rubber Company            A-4                            19,462         2,437            --
Corning Lab Services, Inc.              A-12                          341,688            --            --
Emery Worldwide                         N961R-RN1      7/1/02      13,608,044     7,861,385     5,779,890
International Paper                     B-50-63                       171,275        14,784            --
International Paper                     B-50-67                       125,936         9,452            --
International Paper                     C-45-6         3/31/02         33,242         6,476            --
International Paper                     C-65-5         12/31/01       245,125        36,769            --
International Paper                     C-65-6         6/30/02        179,567        40,403            --
GE Appliances, A Division of GE         A-2                            15,666            --            --
General Motors Corporation              H-10                           42,821         4,756            --
General Motors Corporation              I-1                            98,031         4,945            --
General Motors Corporation              C-16                           74,529         4,688            --
General Motors Corporation              C-7                           715,630            --            --
General Motors Corporation              C-8                           581,358            --            --
Getchell Gold Corporation               A-10                          225,107        27,318            --
Maytag Corporation                      A-14                           18,494         1,871            --
Maytag Corporation                      A-3                            69,513         2,728            --
Mobil Oil Corporation                   C-1ARN3        7/24/03        105,351         1,215            --
Warehouse                                                           8,312,336     3,728,694            --
Warehouse                                                              20,912         4,257            --

                             AFG Investment Trust D

                              SCHEDULE OF EQUIPMENT

                             As of December 31, 2000

                                                        LEASE
                                                      EXPIRATION                 NET BOOK
LESSEE                               RENTAL SCHEDULE     DATE        COST          VALUE          DEBT
----------------------------------   ---------------   --------   -----------   -----------   -----------
Owens-Corning Fiberglass Corp.          A-56                           29,317         5,073            --
Owens-Corning Fiberglass Corp.          A-65                      $    23,466   $        --   $        --
Owens-Corning Fiberglass Corp.          A-7            5/31/01         20,051         1,319            --
Quanterra, Inc.                         AA-1                              110            --            --
Reno Air, Inc.                          N753RA         1/14/03      1,239,741       959,036       553,729
Scandinavian Airlines System            LN-RCGRN2      12/29/03    30,166,351    24,885,106    19,966,030
Seven-Up / RC Bottling Company          A-1                             6,532            --            --
Tama Paperboard                         A-1            5/31/03         28,010        15,153            --
Tarmac Florida, Inc.                    A-10RN1                       231,312            --            --
Teledyne Wah Chang                      B-1                            21,263         2,389            --
Teledyne Wah Chang                      B-2                            29,640         3,330            --
Teledyne Wah Chang                      B-3                            49,566         5,569            --
Temple-Inland Forest Product Group      A-1RN1                         21,486         5,632            --
USX Corporation                         A-3                               130            --            --
Western Bulk Carriers                   A-1RN1         12/31/01     1,559,699       222,488            --
Weyerhaeuser Company                    91-C-99396                  1,692,068            --            --
                                                                  -----------   -----------   -----------

       TOTAL                                                      $62,414,936   $38,090,343   $26,299,649
                                                                  ===========   ===========   ===========